As filed with the Securities and Exchange Commission on August 14, 2002

                         Registration No. ______________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           TENGTU INTERNATIONAL CORP.
                  ---------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
             -------------------------------------------------------
            (State or jurisdiction of incorporation or organization)

                                      6799
             -------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   77-0407366
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

         236 Avenue Road, Toronto, Ontario, Canada M5R 2J4 416-963-3999
          -------------------------------------------------------------
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                          Guzov, Swiedler & Ofsink, LLC
                         600 Madison Avenue, 22nd Floor
                               New York, NY 10022
                                  212-371-8008
 -------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                    including area code of agent for service)

    From time to time after the effective date of this Registration Statement
   --------------------------------------------------------------------------
        (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS          AMOUNT TO BE        PROPOSED MAXIMUM       PROPOSED MAXIMUM        AMOUNT OF
SECURITIES TO BE             REGISTERED (1)       OFFERING PRICE            AGGREGATE         REGISTRATION
REGISTERED                                        PER UNIT (5)           OFFERING PRICE  (6)      FEE
------------------------------------------------------------------------------------------------------------
Common Stock, $.01 PAR
value per share (2)        7,828,011                  $.36               $2,818,083.96             $259.26

Common Stock, $.01 par     6,580,930                  $.36               $2,369,134.80             $217.96
value per share (3)

Common Stock, $.01 par       966,667                 $1.20               $1,160,000.40             $106.72
value per share (4)
underlying warrants

Common Stock, $.01 par       600,000                  $.75                $ 450,000.00             $ 41.40
value per share (5)
underlying warrants


                               Total Fee                                                            $625.34

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Represents shares of our common stock to be registered for resale by the selling security holders identified herein pursuant to the terms of registration rights agreements executed in connection with the following transactions: (i) 5,800,000 shares of common stock issued in private placements which closed between October 31, 2001 and November 19, 2001, (ii) 1,000,000 shares of our common stock issued in a private placement which closed on July 30, 2002, (iii) 200,000 shares of our common stock issued in a private placement which closed on May 15, 2002, (iv) 203,011 shares of our common stock issued in connection with a settlement agreement which closed May 15, 2002, (v) 375,000 shares of our common stock issued in a private placement which closed on June 6, 2002, and
(vi) 250,000 shares of our common stock issued pursuant to a settlement with a former consultant pursuant to a May 22, 2002, agreement.

(3) Represents shares of our common stock to be registered for resale by the selling security holders identified herein pursuant to a registration rights agreement. These shares are reserved for issuance upon exercise of outstanding special warrants issued on June 20, 2002. The special warrants are convertible, for no additional consideration, into up to 6,580,930 shares of our common stock and purchase warrants to acquire an additional 2,991,332 shares of our common stock. Neither the purchase warrants, nor the common stock into which they are exercisable, are being registered pursuant to this registration statement.

(4) Represents shares of our common stock issuable upon exercise of 966,667 warrants with an exercise price of $1.20 issued to the selling security holders identified herein.






(5) Represents shares of our common stock issuable upon exercise of 600,000 warrants with an exercise price of $.75 issued to the selling security holders identified herein.

(6) Pursuant to Rule 457(c), the fee calculation is based on the average of the bid and asked prices for our shares of common stock on the OTC Bulletin Board on August 8, 2002.

(7) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).





                                   PROSPECTUS

                        15,975,608 SHARES OF COMMON STOCK

                           TENGTU INTERNATIONAL CORP.

           The selling security holders listed on page 21 may sell, from time to time, up to 15,975,608 shares of our common stock.

           We are registering these shares as required by registration rights agreements, and we will not receive proceeds from resales of these shares by the selling security holders. See "USE OF PROCEEDS."

           Our common stock trades on the over-the-counter Bulletin Board under the symbol "TNTU."

            INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANYONE, INCLUDING ANY DEALERS OR SALES REPRESENTATIVES, TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT THIS OFFERING, OTHER THAN THE INFORMATION DESCRIBED IN THIS PROSPECTUS. IF ANYONE DOES SO, YOU MUST NOT RELY ON IT AS HAVING BEEN AUTHORIZED BY US.

THERE MAY BE CHANGES IN OUR AFFAIRS AFTER THE DATE OF THIS PROSPECTUS, SO THE INFORMATION IN THIS PROSPECTUS MAY NOT BE CORRECT AS OF ANY LATER DATE. THE FACT THAT A PROSPECTUS HAS BEEN DELIVERED TO YOU OR A SALE HAS BEEN MADE DOES NOT CHANGE THIS FACT.



                 The date of this prospectus is August 9, 2002.

Prospectus Summary............................................................ 1

Risk Factors.................................................................. 3

           Collection And Payment Problems In China........................... 3

           We Have A Limited Operating History And
           Cannot Predict Whether We Will Meet Internal
           Or External Expectations Of Future Performance..................... 3

           We Will Need To Raise Additional Capital From
           Outside Sources To Support Our Business............................ 4

           Legal Uncertainties In The Current Chinese Legal
           Environment Could Adversely Affect Our Business
           And Operations..................................................... 5

           We Have Attempted To Comply With The Strict Licensing And Registration Provisions Of The Chinese Government By Entering Into Agreements With Our Joint Venture Partner; If The Chinese Government Finds That These Agreement Do Not Comply With Chinese Law,
           Our Business In China Could Be Adversely Affected.................. 5

           The Loss Of Our Contracts In China Could Adversely
           Affect Our Chinese Operations...................................... 6

           We Depend Upon Contractual Arrangements With Our
           Joint Venture Partner For The Success Of Our Operations
           In China And These Arrangements May Not Be As Effective
           In Providing Operational Control As Direct Ownership
           Of These Businesses................................................ 6

           We May Not Have Adequate Recourse In The Event Of
           A Breach Of Certain Of Our Material Agreements..................... 7

           We May Not Be Able To Manage Our Expanding
           Operations Effectively, Which Could Harm Our Business.............. 7

           Our Sales And Marketing Infrastructure May Be
           Insufficient And May Hinder Our Growth............................. 7

           We Have Not Yet Developed Adequate Security
           Measures For The CBERC And LBERC Projects.......................... 7

           Currency Fluctuations And Restrictions On Currency
           Exchange May Adversely Affect Our Business, Including
           Limiting Our Ability To Convert Chinese Renminbi Into
           Foreign Currencies And, If Renminbi Were To Decline
           In Value, Reducing Our Revenues In U.S. Dollar Terms............... 8

           Our Operations Could Be Disrupted By Unexpected
           Network Interruptions Caused By System Failures,
           Natural Disasters Or Unauthorized Tamperings
           With Our Systems................................................... 9

           We May Be Subject To Claims Based On The Content
           We Provide Through CBERC And LBERCs, Which,
           If Successful, Could Cause Us To Pay Significant Damage Awards..... 9

           We Have Not Copyrighted Our Software Or
           Trademarked Our Name............................................... 9

           Political And Economic Conditions In Greater China
           Can Be Unpredictable And May Disrupt Our Operations
           If These Conditions Become Unfavorable To Our Business.............10

           We May Be Adversely Affected By Chinese
           Government Regulation Of Internet Companies........................10

           We Have Had Operating Losses In Past Fiscal Years
           Which May Continue.................................................12

           Lack Of Funding For Information Technology
           Infrastructure In Chinese Schools Could Make The
           Use Of Our Products And/Or Services Difficult......................12

           Lack Of Training In The Use Of Information Technology
           In Chinese Schools Could Adversely Affect Sales
           Of Our Products....................................................12

           The Markets Where We Operate Are Highly Competitive
           And Subject To Rapid Technological Change, Which
           Could Adversely Affect Our Business................................13

           The Loss Of Our Key Personnel Could Adversely
           Affect Our Ability To Do Business In China.........................13

           Certain Current Stockholders Own A Large Portion
           Of Our Voting Stock, Which Could Influence Decisions
           That Would Adversely Affect New Investors..........................13

           We Have Issued Options, Warrants And Restricted
           Securities That May Dilute Our Shareholders And Adversely
           Affect The Market Price Of Our Common Stock........................14

           Our Stock Price Is Volatile........................................14

           We Do Not Expect To Pay Cash Dividends.............................15

           There Is A Limited Trading Market For Our Stock,
           Which Could Adversely Affect Your Ability To Sell
           Your Shares........................................................15

           Our Common Stock Is Illiquid And Subject To Price
           Volatility Unrelated To Our Operations.............................15

           Because Our Officers And Directors Are Not U.S.
           Residents, You May Not Be Able To Enforce Civil
           Liabilities Under The Us Federal  Securities Laws
           Against Them.......................................................16

           We Are In Default On Our Convertible Debenture
           Issued To Top Eagle Holdings, Ltd. ................................16

           An Adverse Decision in Our Litigation With Swartz Private Equity,
           LLC Could Materially Affect Our Business and Results of
           Operations.........................................................17

Use of Proceeds...............................................................17

Determination of Offering Price ..............................................18

Dilution .....................................................................18

Selling Security Holders .....................................................18

Plan of Distribution .........................................................22

Description of Securities to Be Registered....................................24

Interests of Named Experts....................................................26

Information with Respect to the Registrant....................................26

           Description of Business ...........................................26

           Description of Property ...........................................57

           Legal Proceedings .................................................58

           Market Price of and Dividends on the
            Registrant's Common Equity and Related
            Stockholder Matters ..............................................59

           Index to Financial Statements and
            Financial Statements .......................................F-1-F-33

           Selected Financial Data ...........................................61

           Supplementary Financial Information................................62

           Management's Discussion and Analysis
            of Financial Condition and Results
            of Operations.....................................................63

           Changes in and Disagreements with
            Accountants on Accounting and Financial
            Disclosure........................................................78

           Quantitative and Qualitative Disclosures
             about Market Risk................................................78

           Directors and Executive Officers...................................80

           Executive Compensation.............................................84

           Security Ownership of Certain Beneficial
            Owners and Management.............................................89

           Certain Relationships and Related Party
            Transactions......................................................91

Disclosure of Commission Position on Indemnification
for Securities Act Liabilities................................................92


Other Expenses of Issuance and Distribution...................................93

Indemnification of Directors and Officers ....................................93

Recent Sales of Unregistered Securities ......................................94

Exhibits and Financial Statement Schedules...................................100

Undertakings ................................................................103

                               PROSPECTUS SUMMARY

           You should read the following summary together with the more detailed information regarding our company and the historical consolidated financial statements and notes thereto included elsewhere in this prospectus.

           In this prospectus, "Tengtu," "we," "us," and "our" refer to (i) Tengtu International Corp., (ii) our 57% owned joint venture, Tengtu United Electronics Development Co., Ltd. and (iii) our joint venture partner, Beijing Tengtu Culture & Education Electronics Development Co., Ltd., which, by agreement, operates on behalf of the joint venture.

                                  THE OFFERING
Common Stock
Offered                                   up to 15,975,608 shares

Common Stock Outstanding
Prior to this Offering                    55,594,023  shares

Common Stock Outstanding
After this Offering                       up to 63,741,620  shares

Material Risk Factors                     Because an investment in our company
                                          involves a high degree of
                                          risk, please carefully
                                          review the section entitled
                                          "RISK FACTORS" which begins on page 3.


                                   THE COMPANY

           We are a Delaware corporation that operates in China through a 57%-owned joint venture, a subsidiary and our joint venture partner. Our business focuses on K-12 e-education in China. Through our joint venture partner, we, along with other companies, are working in cooperation with the Chinese Central and Provincial Ministries of Education, to implement an information technology solution for the Chinese schools to fulfill China's goal of making IT-based education and distance learning available to 90% of K-12 schools by 2010. Specifically, we are currently engaged in the following businesses:

           *    sales of educational software to Chinese K-12 schools;

           * development of the China Broadband Education Resource Centre, or CBERC, along with a Division of the Chinese Ministry of Education, the National Center for Audio/Visual Education, or NCAVE. CBERC is an electronic resource center and portal containing educational materials that are transmitted to schools which download them daily via satellite and which will be accessible by Internet;


                                                                               1

           * development of Local Broadband Education Resource Centers, or LBERCs, along with several Chinese Provinces. The LBERCs will connect with CBERC and, in addition, will contain their own educational and other materials as mandated by the Provincial Ministries of Education. Like CBERC, content will be transmitted to schools daily via satellite and will also be available via Internet;

           * sales of computer hardware and systems integration services to Chinese schools; and

           *    provision of information technology training to teachers.

           Our principal offices are located at 236 Avenue Road, Toronto, Ontario, Canada, M5R 2J4. Our telephone number is 416-963-3999.

                             THE PRIVATE PLACEMENTS

           Between October, 2001 and July, 2002, we sold 7,000,000 shares of common stock and 1,566,667 warrants to purchase common stock to non-U.S. investors in private placements. We gave each investor registration rights in connection with the sale, and we are now registering those shares, and the shares underlying warrants, in accordance with the registration rights agreements.

           On June 20, 2002, we sold 2,991,332 Special Warrants to non-U.S. investors in a private placement. The special warrants entitle the holders to acquire, for no additional consideration, up to 6,580,930 shares of our common stock and warrants to acquire an additional 2,991,332 shares of our common stock. Only the 6,580,930 shares of common stock are being registered in this registration statement.

           On May 15, 2002, we agreed to issue 203,011 shares of our common stock to a non-U.S. investor in a private placement in connection with the winding down of the business of our majority owned subsidiary, Edsoft Platforms (H.K.) Limited.

           On May 22, 2002, we entered into a settlement agreement with a former consultant pursuant to which we issued 250,000 shares of common stock to the consultant and granted registration rights with respect to the common stock.

           In connection with a bridge loan that closed on June 6, 2002, we issued 375,000 shares of our common stock to the lender, a non-U.S. investor, in a private placement. See "SELLING SECURITYHOLDERS."

           No proceeds will be received by us from the resale of the common stock by the selling security holders. We will receive the proceeds, in the ordinary course, from any exercise of warrants. If all warrants included in this prospectus are exercised for cash, we will receive proceeds of approximately $1,610,000. These proceeds will be used to fund working capital and other general corporate purposes. See "USE OF PROCEEDS."

                             SUMMARY FINANCIAL DATA

           The following table presents summary financial data for us as at March 31 2002 and for the five fiscal years ended December 31, 2001. We derived the summary financial data set forth below with respect to our statements of operations for the three fiscal years ended December 31, 2001 and our balance sheets as at December 31, 2001 and 2000, from our consolidated financial statements that are included elsewhere in this prospectus. The summary financial data set forth below with respect to our statements of operations for each of the two fiscal years ending December 31, 1998 and the balance sheet data as at December 31, 1999, 1998 and 1997, was derived from our consolidated financial statements which are not included in this prospectus. The following summary financial data should be read in conjunction with the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.



                                   FOR THE
                                  9 MONTHS             FOR THE FISCAL YEAR ENDED JUNE 30,
                                   ENDED
                                  3/31/02         2001          2000           1999          1998           1997
                                  -------         ----          ----           ----          ----           ----


Total Assets                    $18,528,772   $ 9,230,768   $ 2,407,842    $ 1,911,912    $ 2,871,926    $ 5,763,961

Total Sales                      11,955,379     6,213,450       358,026        624,121      3,223,170      2,137,066

Income (loss) from                2,236,357       104,266    (4,701,285)    (1,886,399)    (4,402,014)    (3,929,390)
Continuing Operations

Income (loss) from Continuing          .046          .004          (.23)          (.10)          (.23)          (.22)
Operations per Common Share

Dividends Declared per                    0             0             0              0              0              0
Common Share


           All financial information, dollar amounts and references to "$" in this prospectus are in U.S. dollars. References to "RMB" are to the Chinese Renminbi. As of August 9, 2002, 1 RMB = $.120823.

                                  RISK FACTORS

           You should carefully consider the specific factors set forth below before making an investment in our stock.

WE HAVE EXPERIENCED COLLECTION AND PAYMENT PROBLEMS IN CHINA IN THE PAST WHICH WE EXPECT TO CONTINUE

           Like many companies operating in China, we have experienced long delays in the collection of accounts receivable, sometimes exceeding one year. This is not unusual in the education market in which we operate where education budgets are administered only twice each year. As of March 31, 2002, we had accounts receivable of approximately $11 million , almost all of which we believe to be collectible because education is such a high priority under the current political environment in China. To expedite payment, our joint venture partner is negotiating an agreement with a major Chinese bank, which would loan monies to Chinese schools to pay for our products and services. We expect that agreement to be completed by September, 2002 and that it will cover loans of up to 80% of our invoices. The schools would be required to pay the remaining 20%. If that agreement is not successfully consummated, there will continue to be delays in collection of accounts receivable which could materially and adversely affect our operations.

WE HAVE A LIMITED OPERATING HISTORY AND CANNOT PREDICT WHETHER WE WILL MEET INTERNAL OR EXTERNAL EXPECTATIONS OF FUTURE PERFORMANCE

           From our inception in 1996, through the present, our revenues have consisted primarily of installations of our Total Solution software. In 2001, we began to devote our resources to the development of a Central Broadband Education Resource Center, referred to as CBERC, and Local Broadband Resource Centers, referred to as LBERCs, to serve as educational content portals for Chinese K-12 schools. We believe that our future success depends upon our ability to generate significant revenues through CBERC and LBERCs, for which we, like most companies operating in this relatively new area, have a limited operating history. Our ability to generate these revenues is dependent upon our ability to:

           * generate sufficient capital to complete the CBERC and LBERC portals and supply them with necessary and high quality educational content;

           * market the CBERC and LBERC portals to the Chinese K-12 schools, along with the central and Provincial local Chinese Ministries of Education;

           * maintain our current strategic relationships with the central, and certain Provincial Ministries of Education in China;

           * maintain and develop strategic relationships with content providers for CBERC and LBERCs;

           * increase awareness of the Tengtu brand name and continue to build user loyalty;

           * to expand the content and services of CBERC and LBERCs so that they can be used by students to download content at home, as well as by adults for continuing education; and

           *    attract and retain qualified management and employees.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL FROM OUTSIDE SOURCES TO SUPPORT OUR BUSINESS

           We expect to have significantly increased operating expenses and capital expenditures in the future to support our new product development and services, which will require additional capital to bridge the gap between these expenses and our revenues. In the near future, these expenses will primarily be as a result of the following:

           * increased research and development to keep our existing educational software products competitive, with necessary updates, and developing new products for the rapidly changing Chinese educational market;

           * the start-up and expansion of the CBERC and LBERC projects. Capital will re required to design and build the CBERC and LBERC web portals, purchase content and make required capital contributions to CBERC of RMB 50,000,000 over the next 18 months pursuant to our July 22, 2002 Cooperation Agreement with NCAVE. SEE "DESCRIPTION OF BUSINESS--CURRENT BUSINESS DEVELOPMENTS
                AND AGREEMENTS."

LEGAL UNCERTAINTIES IN THE CURRENT CHINESE LEGAL ENVIRONMENT COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS

           As a small company operating almost exclusively in China, uncertainties in the Chinese legal environment could adversely affect our business and prospects. The Chinese legal system is based on written laws rather than legal cases, and new laws are issued on an ongoing basis. On December 29, 1993, the National People's Congress issued a new Company Law that governs companies such as our joint venture and subsidiary and their respective directors, shareholders and participants. Because the Company Law and the regulations that go with it are relatively new, their interpretation and enforcement are somewhat uncertain. Therefore, the enforceability of our various business arrangements, contracts, and actions is also somewhat uncertain, such as the agreements relating to CBERC and LBERC, agreements with strategic partners and our joint venture agreement with our joint venture partner.

           Also, at the present time, Chinese governmental policies can become as important as rules of law. These governmental policies, however, can change rapidly and could adversely affect our operations in China. In view of these uncertainties, we have not retained Chinese counsel to pass on these matters.

WE HAVE ATTEMPTED TO COMPLY WITH THE STRICT LICENSING AND REGISTRATION PROVISIONS OF THE CHINESE GOVERNMENT BY ENTERING INTO AGREEMENTS WITH OUR JOINT VENTURE PARTNER; IF THE CHINESE GOVERNMENT FINDS THAT THESE AGREEMENTS DO NOT COMPLY WITH CHINESE LAW, OUR BUSINESS IN CHINA COULD BE ADVERSELY AFFECTED

           The Chinese government restricts foreign investment in businesses relating to education. In addition, all government contracts for the use of educational software in Chinese schools must be with other Chinese governmental entities or Chinese-owned entities. We therefore have structured our operations so that our joint venture partner, which is 100% Chinese-owned, operates on behalf of the joint venture and enters into all necessary agreements on behalf of the joint venture. To date, the Chinese central and Provincial Ministries of Education, with which our joint venture partner has entered into agreements on behalf of the joint venture, have not advised us of any problems with this structure. However, we have not sought or received any formal approval of this structure. The legal uncertainties associated with this structure may be summarized as follows:

           * the Chinese government may view this structure as not being in compliance with its regulations;

           * the Chinese government may revoke our joint venture partners business licenses;

           * the Chinese government may impose additional regulatory requirements with which we may not be in compliance; or

           * the Chinese government may prohibit us from obtaining future licenses, or refuse to renew existing licenses, necessary for the conduct of our business. SEE "DESCRIPTION OF BUSINESS -- ORGANIZATIONAL STRUCTURE" and "LICENSES."


THE LOSS OF OUR CONTRACTS IN CHINA COULD ADVERSELY AFFECT OUR CHINESE OPERATIONS

           The Chinese Ministries of Information Technology and Education are responsible for administering our contracts. Changes in governmental policies and changes in key personnel at these ministries could adversely affect our ability to maintain and/or renew our contracts. Without these contracts we would be unable to operate our businesses as they are currently conducted and would likely be unable to participate in the Chinese educational market.

WE DEPEND UPON CONTRACTUAL ARRANGEMENTS WITH OUR JOINT VENTURE PARTNER FOR THE SUCCESS OF OUR OPERATIONS IN CHINA AND THESE ARRANGEMENTS MAY NOT BE AS EFFECTIVE IN PROVIDING OPERATIONAL CONTROL AS DIRECT OWNERSHIP OF THESE BUSINESSES

           Because we are restricted under Chinese law from directly dealing with the Chinese schools and Ministries of Education, we are dependent upon our joint venture partner to carry out all activities in China pursuant to a contractual arrangement with it. We believe this structure to be in our best interests because we do not have the experience and contacts in the Chinese education market possessed by our joint venture partner. However, this arrangement may not be as effective in providing control over our businesses as direct ownership of the businesses. For example, our joint venture partner could fail to take actions required for our business or fail to perform its obligations under agreements.

           We do not believe that any problems will arise with respect to our joint venture partner operating carrying out our activities in China because our joint venture partner is wholly owned by Fan Qi Zhang, one of our shareholders and Directors. However, in the event that our joint venture partner fails to perform its obligations, we would potentially have to rely on legal remedies under Chinese law, which we cannot be sure would be effective. SEE "DESCRIPTION OF BUSINESS -- ORGANIZATIONAL STRUCTURE."

WE MAY NOT HAVE ADEQUATE RECOURSE IN THE EVENT OF A BREACH OF CERTAIN OF OUR MATERIAL AGREEMENTS

           Most of our material agreements are, and will be entered into by our joint venture partner, directly with Chinese Government entities under the central and Provincial Ministries of Education. Examples of such agreements are Operation Morning Sun and CBERC, to which the National Center for Audio/Visual Education, or NCAVE, is a party, and the LBERCs, to which braches of Provincial Ministries of Education are or will be parties. In the event of a breach of any of these agreements by a government entity, our recourse would be to commence a legal action in the Chinese courts. The Chinese legal system is relatively new and is still developing and there have been relatively few cases pursued against Chinese Government entities. Because a Chinese Government entity would be a defendant in such an action, there can be no assurance that a court would rule in our favor, even if we were technically entitled to such a ruling.

WE MAY NOT BE ABLE TO MANAGE OUR EXPANDING OPERATIONS EFFECTIVELY, WHICH COULD HARM OUR BUSINESS

           We anticipate significant expansion of our business as we address growth in our customer base and market opportunities. In addition, the geographic dispersion of our operations requires significant management resources. In order to manage the expected growth of our operations and personnel, we will be required to improve existing and implement new operational and financial systems, procedures and controls, and to expand, train and manage our growing employee base. Further, our management will be required to maintain and expand our relationships with various strategic partners and the central and Provincial Ministries of Education in China necessary to our business. While our joint venture partner has consulted with PricewaterhouseCoopers regarding its management structure and has undergone an internal restructuring based on its recommendations, we cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations. SEE "DESCRIPTION OF BUSINESS -- ORGANIZATIONAL STRUCTURE."

OUR SALES AND MARKETING INFRASTRUCTURE MAY BE INSUFFICIENT AND MAY HINDER OUR GROWTH

           We have limited experience in direct marketing, sales and distribution of our products. While our joint venture partner has set up a marketing department, and has sales and marketing employees in 22 branch offices in China, continued expansion of the marketing department and marketing activities will be necessary. However, at the present time, we lack sufficient capital to materially expand the sales and marketing force. Our future profitability will depend on our ability to expand and supervise a direct sales and marketing force and to attract and retain qualified salespeople. SEE "DESCRIPTION OF BUSINESS -- MARKETING."

WE HAVE NOT YET DEVELOPED ADEQUATE SECURITY MEASURES FOR THE CBERC AND LBERC PROJECTS

           A significant problem with respect to electronic delivery of information via satellite and Internet, as will be the case with CBERC and LBERCs, is the security of the information and the networks over which it is delivered. Specifically, we have the following security concerns:

           *    unauthorized use without payment of user fees;

           *    corruption of content with viruses or other means;

           *    unauthorized entry to the CBERC and LBERC portals; and

           *    safety of end users computer systems.

           While we are currently developing software which to address security concerns, there can be no guarantee that the software will be effective. If the software is ineffective, it could prevent us from proceeding with the CBERC or LBERC projects and lead to a loss of material revenues. SEE "DESCRIPTION OF BUSINESS -- E-EDUCATION PORTALS."

CURRENCY FLUCTUATIONS AND RESTRICTIONS ON CURRENCY EXCHANGE MAY ADVERSELY AFFECT OUR BUSINESS, INCLUDING LIMITING OUR ABILITY TO CONVERT CHINESE RENMINBI INTO FOREIGN CURRENCIES AND, IF RENMINBI WERE TO DECLINE IN VALUE, REDUCING OUR REVENUES IN U.S. DOLLAR TERMS

           We generate revenues and incur expenses and liabilities primarily in Chinese renminbi through our joint venture and expect this to continue in the future as all of our operations are in China. As a result, we are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the renminbi depends to a large extent on China's domestic and international economic and political developments, as well as supply and demand in the local market.

           Since 1994, the official exchange rate for the conversion of renminbi to U.S. dollars has generally been stable. However, we can offer no assurance that the renminbi will continue to remain stable against the U.S. dollar or any other foreign currency. Our results of operations and financial condition may be affected by changes in the value of renminbi in which our earnings and obligations are denominated. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future.

           Although Chinese governmental policies were introduced in 1996 to allow the convertibility of renminbi into foreign currency for current account items, conversion of renminbi into foreign exchange for capital items, such as foreign direct investment, loans or security requires the approval of the Chinese State Administration of Foreign Exchange, or SAFE, which is under the authority of the People's Bank of China. These approvals, however, do not guarantee the availability of foreign currency. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of the renminbi in the future. Because most or all of our future revenues may be in the form of renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges will limit our ability to utilize revenue generated in renminbi outside of China.

OUR OPERATIONS COULD BE DISRUPTED BY UNEXPECTED NETWORK INTERRUPTIONS CAUSED BY SYSTEM FAILURES, NATURAL DISASTERS OR UNAUTHORIZED TAMPERINGS WITH OUR SYSTEMS

           The continual accessibility of our CBERC and LBERC portals and the performance and reliability of our network infrastructure are critical to our reputation and our ability to attract and retain users. Any system failure or performance inadequacy that causes interruptions in the availability of our services or increases the response time of our services could reduce our appeal to our customers.

           Factors that could significantly disrupt our operations include:

           * system failures and outages caused by fire, floods, earthquakes, power loss, telecommunications failures and similar events;

           *    software errors; and

           * computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems.

           We do not carry business interruption insurance to compensate for losses that may occur as a result of any of these events. Accordingly, our revenues and results of operations may be adversely affected if any of the above disruptions should occur.

WE MAY BE SUBJECT TO CLAIMS BASED ON THE CONTENT WE PROVIDE THROUGH CBERC AND LBERCS, WHICH, IF SUCCESSFUL, COULD CAUSE US TO PAY SIGNIFICANT DAMAGE AWARDS

           As a publisher and distributor of content and a provider of services via satellite and over the Internet, through CBERC and LBERCs, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute.

           While our operations are in China, we are a Delaware corporation, subject to the jurisdiction of U.S. Courts. We may incur significant costs in investigating and defending any potential claims, even if they do not result in liability. In addition, we do not carry general liability insurance which could cover any potential or actual claims.

WE HAVE NOT COPYRIGHTED OUR SOFTWARE OR TRADEMARKED OUR NAME

           We rely primarily on trade secrets to protect our proprietary software products. We execute confidentiality and non-disclosure agreements with our software development employees and limit access to and distribution of our proprietary information and source code. Of the 14 current software products that we have developed, we have applied for copyright protection in China for seven of them and plan to copyright the remaining seven. On October 27, 2001, China's National People's Congress possed new copyright laws which specifically cover software and significantly expanded the rights of copyright owners.

           The departure of any of our management or significant technical personnel, the breach of their confidentiality or non-disclosure obligations, or the failure to achieve our intellectual property objectives may have a material adverse effect on our business, financial condition and results of operations.

           We believe our success depends upon the knowledge and experience of our management and technical personnel and our ability to market our existing products and to develop new products. While we have confidentiality and non-compete agreements with our software development employees in China, we do not know the extent to which such provisions are enforceable in the Chinese courts. While we believe that we have adequately protected our proprietary technology, and we will take all appropriate and reasonable legal measures to protect it, the use of our processes by a competitor could have a material adverse effect on our business, financial condition and results of operations.

           On September 12, 2001, we applied to the Trademark Office of the Chinese State Bureau of Industry and Commerce to register the Tengtu name as a trademark. We have not yet received a response to our application which is still pending. There can be no assurance that the Tengtu name will be permitted as a registered trademark in China and therefore, other companies may be free to use the Tengtu name in competing or other businesses which could have a material adverse effect on our business, financial condition, and results of operations. SEE "DESCRIPTION OF BUSINESS -- INTELLECTUAL PROPERTY."


POLITICAL AND ECONOMIC CONDITIONS IN GREATER CHINA CAN BE UNPREDICTABLE AND MAY DISRUPT OUR OPERATIONS IF THESE CONDITIONS BECOME UNFAVORABLE TO OUR BUSINESS

           Almost all of our revenues will come from the China market. Changes in political or economic conditions in the region can be difficult to predict and could adversely affect our operations. We maintain a strong local identity and presence in a number of the regions in the China market and we cannot be sure that we would be able to effectively maintain this local identity if political conditions were to change.

WE MAY BE ADVERSELY AFFECTED BY CHINESE GOVERNMENT REGULATION OF INTERNET COMPANIES

           China has recently begun to regulate its Internet sector by making pronouncements or enacting regulations regarding the legality of foreign investment in the Chinese Internet sector and the existence and enforcement of content restrictions on the Internet.

           In the opinion of our Chinese counsel, our business is in compliance with existing Chinese laws and regulations. There are, however, substantial uncertainties regarding the proper interpretation of current and future Chinese Internet laws and regulations.

           Issues, risks and uncertainties relating to China government regulation of the Chinese Internet sector include the following:

           * A prohibition of foreign investment in businesses providing value-added telecommunication services including computer information services or electronic mail box services, may be applied, to Internet related businesses such as CBERC and LBERCs. Some officials of the Chinese Ministry of Information, or MII, have taken the position that foreign investment in the Internet sector is prohibited.

           * The MII has also stated recently that it intends to adopt new laws or regulations governing foreign investment in the Chinese Internet sector in the near future. If these new laws or regulations forbid foreign investment in the Internet sector, our business will be severely impaired.

           * The MII has also stated recently that the activities of Internet content providers are also subject to regulation by various Chinese government authorities, depending on the specific activities conducted by the Internet content provider. The areas of regulation may include online advertising and online news reporting. In addition, the new laws and regulations may require various Chinese government approvals for securities offerings by companies engaged in the Internet sector in China.

           The interpretation and application of existing Chinese laws and regulations, the stated positions of the MII and the possible new laws or regulations have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of Chinese Internet businesses, including our business.

           Accordingly, it is possible that the relevant Chinese authorities could, at any time assert that any portion or all of our existing or future ownership structure and businesses, or this offering, violates existing or future Chinese laws and regulations. It is also possible that the new laws or regulations governing the Chinese Internet sector that may be adopted in the future will prohibit or restrict foreign investment in, or other aspects of, any of our current or proposed businesses and operations or require governmental approvals for this offering. In addition, these new laws and regulations may be retroactively applied to us.

           If we are found to be in violation of any existing or future Chinese laws or regulations, the relevant Chinese authorities would have broad discretion in dealing with such a violation, including, without limitation, the following:

           *    levying fines;

           *    revoking our business license;

           * requiring us to restructure our ownership structure or operations; and

           * requiring us to discontinue any portion or all of our Internet related business.

Any of these actions could cause our business to suffer and the price of our common stock to decline.

WE HAVE HAD OPERATING LOSSES IN PAST FISCAL YEARS WHICH MAY CONTINUE

           We experienced operating losses for the fiscal years ended June 30, 2000 and 1999 of $(4,701,285) and $(1,886,399), respectively. While we did not have an operating loss for 2001, or through the first nine months of the 2002 fiscal year, there can be no assurance that we will not have operating losses in the future due to:

           *    software research and development costs;

           *    start-up costs for the CBERC and LBERC projects;

           *    long delays in the collection of revenues; or

           *    currently pending litigation. SEE "LEGAL PROCEEDINGS."

LACK OF FUNDING FOR INFORMATION TECHNOLOGY INFRASTRUCTURE IN CHINESE SCHOOLS COULD MAKE THE USE OF OUR PRODUCTS AND/OR SERVICES DIFFICULT

           At the present time, many Chinese K-12 schools, especially those in rural areas, do not have sufficient funds to purchase computers or establish local area networks to use our software products or to receive content from CBERC or an LBERC. In addition, the Chinese Central Government, and most of the Provincial and Local Governments, have not raised taxes to fund such infrastructure investments.

           While certain Chinese schools have begun to charge a student user fee to fund IT education, not all schools which lack IT resources have done this. Accordingly, we may not be able to sell our products and services to schools in certain areas of China until they are able to procure the necessary funding, which may substantially inhibit our growth.

LACK OF TRAINING IN THE USE OF INFORMATION TECHNOLOGY IN CHINESE SCHOOLS COULD ADVERSELY AFFECT SALES OF OUR PRODUCTS

           Many schools that already have the necessary infrastructure cannot use of our software products and services without appropriate teacher training. Accordingly, we offer training and hold seminars through our 22 branch offices. However, we do not have the necessary resources to provide teacher training to all of the schools that need it. The schools that do not receive such training are unable to use our products and services and are unlikely to purchase them.

THE MARKETS WHERE WE OPERATE ARE HIGHLY COMPETITIVE AND SUBJECT TO RAPID TECHNOLOGICAL CHANGE, WHICH COULD ADVERSELY AFFECT OUR BUSINESS

           A large number of companies are developing and selling products in the Chinese educational software market, including several Chinese public and private companies and IBM. We believe we are the leaders in the market at this time, due to our experience in the Chinese educational market, but we currently lack sufficient capital to fully exploit our position. A number of our competitors are better capitalized and could seek the CBERC and our LBERC projects if we are unable to follow through on our commitments to those projects.

           We expect the Chinese educational market to continue to mature and change rapidly, and we expect competition to intensify as technological advances are made. Many of our competitors have much greater resources and capabilities than we do for developing, manufacturing and marketing products. In order to remain competitive, we must improve our existing products and develop new products for the market, of which there is no assurance. SEE "DESCRIPTION OF BUSINESS -- COMPETITION."

THE LOSS OF OUR KEY PERSONNEL COULD ADVERSELY AFFECT OUR ABILITY TO DO BUSINESS IN CHINA

           We are highly dependent on the continuing services of Fan Qi Zhang, one of our Directors, and the Chief Executive Officer of our joint venture partner. Mr. Zhang is responsible for running all phases of our business in China, and for maintaining the relationships with the Central and Provincial Ministries of Education. Mr. Zhang is key to our ability to successfully do business in China, and the loss of his services could have a material adverse effect on our business. We do not maintain key man insurance which could mitigate the effect of the loss of Mr. Zhang's services.

           In addition, the success of our business strategy will depend on successfully recruiting and retaining highly skilled and experienced programmers, managers and other personnel who can function effectively in China. In some cases, the market for these skilled employees is highly competitive. We may not be able to retain or recruit such personnel, which could materially and adversely affect our business.

CERTAIN CURRENT STOCKHOLDERS OWN A LARGE PORTION OF OUR VOTING STOCK, WHICH COULD INFLUENCE DECISIONS THAT WOULD ADVERSELY AFFECT NEW INVESTORS

           Our Officers, Directors and affiliates own or control approximately 39.77% of our common stock. Orion Capital Incorporated, a company beneficially owned by William O.S. Ballard, the Chairman of our Board of Directors, controlS 24.2% or our common stock and Pak Kwan Cheung, a Director, controls approximately 7.6% of our common stock. These stockholders may be able to influence our management and affairs through their ownership of stock. Matters that typically require stockholder approval include (i) the election of directors, (ii) mergers or consolidations, and (iii) sales of all of our assets. These shareholders could also prevent another person from acquiring control of the Company, even if such change would increase the price of our common stock and allow you to sell your shares at a higher price.

WE HAVE ISSUED OPTIONS, WARRANTS AND RESTRICTED SECURITIES THAT MAY DILUTE OUR SHAREHOLDERS AND ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

           As of August 1, 2002 we had the following securities and convertible loan outstanding:

(1) 4,615,022 options and warrants to purchase our common stock with exercise prices ranging from $.218 to $1.20. 1,100,000 warrants issued to Swartz Private Equity, LLC are currently the subject of a litigation in which we claim that they are void and unenforceable. Up to 496,555 options issued to Hecht & Steckman, P.C. are currently the subject of a litigation to enforce those options. SEE "LEGAL PROCEEDINGS."


(2) $1,500,000 loan convertible into common stock. Each $2.00 is convertible into one share until December 17, 2002, which will increase to $4.00 in the following year.

           If the holders of these instruments convert them into common stock, it will dilute the percentage ownership interest of our current shareholders. It may also depress to price of our stock, which may cause new investors or lenders to reconsider investing in us and thus adversely affecting our financing efforts.

OUR STOCK PRICE IS VOLATILE

           The following items, among others, could cause the market price of the common stock to fluctuate substantially:

           *    results of our sales efforts in China,

           *    our competitors' sales of competitive products in China,

           *    evidence of the acceptance of our products or our competitors,

           * technological innovations or new products introduced by us or our competitors,

           *    changes in Chinese governmental regulations,

           *    changes in Chinese governmental personnel,

           * developments in our proprietary and distribution rights or those of our competitors,

           *    litigation, and

           *    fluctuations in our operating results.

           These fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of the common stock. Historically, the market price of the common stock has been volatile.

           Our quarterly and annual operating revenues, expenses, and operating results may fluctuate. They have varied widely in the past, and we expect they will continue to fluctuate in the future. Fluctuations in quarterly and annual results will also adversely impact management's ability to accurately project the available revenue necessary for growing our sales and revenue through internal funding. Because we have a limited operating history and our future operating results may be below the expectations of securities analysts and investors, the market price of our common stock may decline.

WE DO NOT EXPECT TO PAY CASH DIVIDENDS

           We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future.

THERE IS A LIMITED TRADING MARKET FOR OUR STOCK, WHICH COULD ADVERSELY AFFECT YOUR ABILITY TO SELL YOUR SHARES

           Our common stock is traded on the over-the-counter Bulletin Board and therefore has only a limited trading market. We do not know if a more active trading market will ever develop. You may be unable to sell your shares due to our limited trading market.

           In addition, broker-dealers who recommend our common stock to people who are not established customers or qualifying investors must follow special sales procedures, including getting the purchaser's written consent prior to the sale. Our common stock is also subject to the "penny stock" rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale. See "MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS." These requirements may further limit your ability to sell your shares.

OUR COMMON STOCK IS ILLIQUID AND SUBJECT TO PRICE VOLATILITY UNRELATED TO OUR OPERATIONS

         The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other software companies, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

BECAUSE OUR OFFICERS AND DIRECTORS ARE NOT U.S. RESIDENTS, YOU MAY NOT BE ABLE TO ENFORCE CIVIL LIABILITIES UNDER THE US FEDERAL SECURITIES LAWS AGAINST THEM

           Although we are incorporated in the State of Delaware, eight of our nine directors are not residents of the United States. Only one officer is a resident of the United States. Therefore, investors wishing to sue our officers and directors can probably not effect service of process within the United States on those persons who are non-resident, and may have difficulty enforcing judgments obtained in U.S. courts against those foreign persons based upon the civil liability provisions of the U.S. federal securities laws. We have made no determination as to any investor's ability to bring an original action in an appropriate foreign court to enforce liabilities against any non-resident of the United States based upon the U.S. federal securities laws or the investor's ability to enforce, in an appropriate foreign court, judgments of U.S. courts based upon the civil liability provisions of the U.S. federal securities laws.

WE ARE IN DEFAULT ON OUR CONVERTIBLE DEBENTURE ISSUED TO TOP EAGLE HOLDINGS,
LTD.

           We defaulted on our quarterly interest payment to Top Eagle Holdings Limited on a $1,500,000 Floating Convertible Debenture which was due on December 15, 2001. Pursuant to the terms of the Debenture interest accrued on the unpaid interest at the same rate as other sums under the Debenture plus an additional 5%. The necessary payment was made in May, 2002. In addition, the quarterly payments due for March, 2002 and June, 2002 have also been made.

           The failure to timely pay interest is an "Event of Default" which gives Top Eagle the right, at its option, and in its sole discretion, to consider the Debenture immediately due and payable, without presentment, demand, protest or notice of any kind. Upon an Event of Default, the amounts due under the Debenture may be paid in cash, or stock, at the prevailing conversion price set forth in the Debenture.

           In April, 2000, our common stock was delisted from trading on the over-the-counter bulletin board. This constitutes an Event of Default under the Top Eagle Debenture which gives Top Eagle the right, at its option, and in its sole discretion, to consider the Debenture immediately due and payable, without presentment, demand, protest or notice of any kind.

           As of the date of this prospectus, Top Eagle has not taken any action based on any Event of Default. However, it has the right to do so at any time.

AN ADVERSE DECISION IN OUR LITIGATION WITH SWARTZ PRIVATE EQUITY, LLC COULD MATERIALLY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS

           On September 12, 2001, Swartz Private Equity, L.L.C., served us with a complaint which was filed in state court in Fulton County, Georgia. This complaint was filed in response to our advising Swartz by letter dated August 28, 2001, that we viewed the Investment Agreement between us and Swartz, along with the accompanying commitment warrants to be void and unenforceable. The complaint seeks, among other things, monetary damages of $200,000 plus an amount of cash equal to the highest value of our common stock between August, 2001 and the termination of the action, multiplied by 1,100,000 shares which Swartz alleges are due to it pursuant to the exercise of a warrant issued to it.

           We made a motion to dismiss Swartz's complaint in October 2001. That motion is still pending before the court. While we believe that we have a substantial likelihood of success on our motion, in the event that Swartz prevails, we may be required to pay a large cash judgment which may materially affect our business and results of operations.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

           Some of the statements in this prospectus are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements usually use terminology such as may, will, expect, anticipate, intend, believe, estimate, should, or continue or similar words. Our actual financial condition, operating results and business performance may differ substantially from what we project or estimate in forward-looking statements. These differences may be caused by a variety of factors, including:

           *   adverse economic conditions
           *   intense competition or new competitors
           *   insufficient financing
           *   variations in costs that are beyond our control
           *   adverse government regulation
           *   lower sales and net income, or higher net losses than forecasted
           *   inability to raise prices
           *   failure to obtain new customers
           * fluctuation or volatility of our operating results and financial condition
           *   inability to carry out marketing and sales plans
           *   loss of key executives



                                 USE OF PROCEEDS

           We will not receive any of the proceeds from the sale by the selling security holders of the shares offered under this prospectus. No proceeds will be received by us from the issuance of common stock upon the conversion of the special warrants. We will receive the proceeds, in the ordinary course, from any cash exercise of warrants described in this prospectus. If all warrants are included in this prospectus are exercised, we will receive proceeds of approximately $1,610,000. These proceeds will be used to fund working capital and other general corporate purposes.

                         DETERMINATION OF OFFERING PRICE

           The shares we are registering will not be sold by us. They will be sold by the selling security holders listed in this prospectus. The shares are therefore may be sold at the market price as of the date of sale or a price negotiated in a private sale. Our common stock is traded on the over-the-counter Bulletin Board under the symbol "TNTU." On August 8, 2002 the reported closing price for our common stock on the over-the-counter Bulletin Board was $.34.

                                    DILUTION

           Dilution is the amount by which the offering price you pay for stock exceeds the net tangible book value per share of the stock after the offering. The potential conversion of Special Warrants and exercise of common stock warrants described in this prospectus would increase our outstanding common shares by 7,549,331. These additional shares would reduce our net tangible book value per share as of March 31, 2002 by $.03 per share.

                            SELLING SECURITY HOLDERS

           The shares we are registering under this prospectus constitute approximately 28.1% of our outstanding common shares as of August 1, 2002 and may be sold by the shareholders listed below.

           On October 31, 2001, we closed the sale of 1,300,000 shares of common stock to Orion Capital Incorporated for $1,300,000. The sale included 216,667 attached warrants to purchase common stock for $1.20 per share. Orion was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Orion is a non-U.S. person.

           On November 15, 2001, we closed the sale of 700,000 shares of common stock to Orion Capital Incorporated for $700,000. The sale included 116,667 attached warrants to purchase the common stock for $1.20 per share. Orion was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act of 1933. The facts relied upon for the exemption are that Orion is a non-U.S. person as defined under Regulation S.

           Orion is a Canadian corporation that is wholly owned by the Chairman of our Board of Directors, William O.S. Ballard. Orion also provides consulting services to us.

           On November 1, 2001, we closed the sale of 2,500,000 shares of common stock to Shen AnXin for $2,500,000. The sale included 416,667 attached warrants to purchase the common stock for $1.20 per share. Mr. AnXin was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Mr. AnXin is a non-U.S. person as defined under Regulation S.

           On November 19, 2001, we closed the sale of 500,000 shares of common stock to Shen AnXin for $500,000. The sale included 83,333 attached warrants to purchase common stock for $1.20 per share. Mr. AnXin was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Mr. AnXin is a non-U.S. person as defined under Regulation S.

           On November 2, 2001, we closed the sale of 300,000 shares of common stock to Sixela Investments, Ltd. for $300,000. The sale included 50,000 attached warrants to purchase the common stock for $1.20 per share. Sixela was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Sixela is a non-U.S. person as defined under Regulation S.

           On November 15, 2001, we closed the sale of 500,000 shares of common stock to EnterVest Portfolios International, Inc. for $500,000. The sale included 83,333 attached warrants to purchase common stock for $1.20 per share. EnterVest was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that EnterVest is a non-U.S. person as defined under Regulation S.

           Pursuant to a May 15, 2002 agreement, we issued 203,011 shares of our common stock to Ng Sau Hang in connection with the winding down of the business of our majority owned subsidiary, Edsoft Platforms (H.K.) Limited. Ms. Hang was granted registration rights with respect to the common stock. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Ms. Hang is a non-U.S. person as defined under Regulation S.

           Pursuant to a May 15, 2002 stock purchase agreement, we sold 200,000 shares of common stock to Ng Sau Hang for $100,000. The sale included 100,000 attached warrants to purchase common stock for $.75 per share. Ms. Hang was granted registration rights with respect to the common stock and the common stock into which the warrants are exercisable. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Ms. Hang is a non-U.S. person as defined under Regulation S.

           Pursuant to a settlement agreement with Gregory Mavroudis and 1334945 Ontario Limited, entered into on May 22, 2002, we issued 250,000 shares of common stock to 1334945 Ontario Limited. 1334945 Ontario Limited was granted registration rights with respect to the common stock. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that 1334945 Ontario Limited is a non-U.S. person as defined under Regulation S. Mr. Mavroudis had been a consultant to us pursuant to an agreement with his company, 1334945 Ontario Limited.


           In connection with a bridge loan to us by Quest Ventures, Ltd. that closed on June 6, 2002, we issued 375,000 shares of our common stock to Quest. Quest was granted registration rights with respect to the common stock. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Quest is a non-U.S. person as defined under Regulation S.

           On June 20, 2002, we sold 5,982,664 Special Warrants to non-U.S. investors in a private placement for $2,991,332. The special warrants entitle the holders to acquire, for no additional consideration, up to 6,580,930 shares of our common stock and warrants to acquire an additional 2,991,332 shares of our common stock.

              The Special Warrants were issued on June 20, 2002 in a private placement transaction pursuant to an agency agreement between us and Dundee Securities Corporation. In the private placement transaction, we issued an aggregate of 2,991,332 Units consisting of two Special Warrants at a price of $1.00 per Unit for gross proceeds of $2,991,332. Each outstanding special warrant entitles the holder to receive, without the payment of additional consideration, one share of our common stock and one-half of one share warrant. Each whole share warrant entitles the holder thereof to purchase one additional share of our common stock at a price of $.75. The share warrants are not included in this prospectus.

              Each Special Warrant may be converted into one share of common stock and one-half of one share warrant at any time prior to 5:00 p.m. (Toronto time) on the date that is the earlier to occur of: (a) the fifth business day after the later of: (i) the date a receipt has been issued for the final prospectus qualifying the distribution of the common stock and share warrants by the Ontario Securities Commission; and (ii) the date the SEC declares effective a registration statement on form S-1 for the common stock; and (b) June 20, 2003. In the event that the Special Warrants are not converted prior to the above dates, they will be deemed converted without any further action taken by the holders.

           The offer and sale of the Special Warrants was conducted pursuant to Regulation S under the Securities Act. Each of the Special Warrant purchasers is a non-U.S. person as defined under Regulation S.

              In the event that our registration statement filed with the SEC is not declared effective, and we have not received a final receipt from the Ontario Securities Commission by November 18, 2002, the conversion rate for each Special Warrant shall increase such that each Special Warrant will convert into
1.1 shares of common stock and .55 share warrants in lieu of one share of common stock and one-half of a share warrant.

         In the Special Warrant transaction, we paid the agent a cash commission of $199,200 and reimbursed the agent's expenses.

           6,580,930 shares of common stock reserved for issuance upon conversion of the Special Warrants is being registered pursuant to the registration statement of which this prospectus is a part.

           Pursuant to a July 30, 2002 amended stock purchase agreement, we sold 1,000,000 shares of common stock and 500,000 warrants to purchase our common stock at $.75 per share to Fan Qi Zhang. Mr. Zhang was granted registration rights with respect to the common stock and the common stock into which the warrants are exercisable. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Mr. Zhang is a non-U.S. person as defined under Regulation S.

           Mr. Zhang is a member of our Board of Directors and is the Chief Executive Officer and principal owner of our joint venture partner.

           The notes to the table below specify (i) any beneficial ownership of our common stock, other than the shares we are registering, or any other of our securities as of the date of this prospectus and (ii) any relationship between us, any predecessor or affiliate, and any specified shareholder within the past three years.


NAME                                       SHARES          WARRANT
                                         TO BE OFFERED   SHARES TO BE
                                          PURSUANT TO      OFFERED       % OWNED (3)
                                             THIS        PURSUANT TO      PRIOR TO     % OWNED (4)(5)
                                          PROSPECTUS   THIS PROSPECTUS    OFFERING     AFTER OFFERING
                                          ----------   ---------------    --------     --------------

Orion Capital Incorporated (1)             3,082,664        333,334        21.98%         21.39%
Shen Anxin                                 3,000,000        500,000         5.40           5.49
Sixela Investments, Ltd.                     300,000         50,000          .54            .55
EnterVest Portfolios International Inc.      500,000         83,333         3.90           3.53
Ng Sau Hang                                  403,011        100,000          .72            .79
FanQi Zhang (2)                            1,000,000        500,000         3.66           3.98
Quest Ventures, Ltd.                         375,000                         .67            .59
1334945 Ontario Limited                      250,000                         .45            .39
Felicia Ross                                 200,000                         .36            .31
Canaccord Capital Corp.                      250,000                         .46            .40
Northfield Capital Corporation               400,000                         .81            .70
Middlemarch Partners Limited                 900,000                        1.62           1.41
Barry Gordon                                 150,000                         .27            .24
Stephen Sharpe                               100,000                         .18            .16
Orion Capital Incorporated (1)             1,082,664                         .90            .78
Laura Mary Bester                            100,000                         .18            .16
Industrial Alliance Canadian Equity            5,600                         .01            .01
GWL Growth Equity                            112,400                         .20            .18
London Life Growth Equity                    150,000                         .27            .24
IG AGF Canadian Diversified Growth Fund      266,200                         .48            .42
AGF Canadian Growth Equity                 1,373,600                        2.47           2.15
Clarica Alpine Growth Equity Fund             92,200                         .17            .14
Andrew Martyn                                 50,000                         .09            .08
Richard Elder                                200,000                         .36            .31
Woodfall Investments Co. Ltd.                 50,000                         .09            .08
                                         ------------------------------

                            Totals        13,810,675(6)      1,566,667


(1) Orion also owns 10,162,845 shares of common stock acquired under a consulting agreement with us, in previous private placements and in open market purchases. Orion is also the holder of 70,000 shares of common stock pledged to it as security for a loan it made to one of our officers and directors, who is the record and beneficial owner of the shares. Orion and its principal, William O.S. Ballard, disclaim beneficial ownership as to these shares.

(2) Mr. Zhang also owns 1,035,714 shares of our common stock acquired in previous private placements.

(3) Based on 55,594,023 shares outstanding.

(4) Based on 63,741,620 shares outstanding.

(5) Assumes the exercise of all warrants and conversion of all Special Warrants.

(6) Does not include 598,266 additional shares that will be due to holders of Special Warrants if registration deadlines are not met.


                              PLAN OF DISTRIBUTION

           The selling security holders may sell the common stock directly or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals. The selling security holders may distribute the common stock in one or more of the following methods:

           * ordinary brokers transactions, which may include long or short sales;

           * transactions involving cross or block trades or otherwise on the open market;

           * purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts under this prospectus;

           * "at the market" to or through market makers or into an existing market for the common stock;

           * in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

           * through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

           * any combination of the above, or by any other legally available means.

           In addition, the selling security holders may enter into hedging transactions with broker-dealers who may engage in short sales of common stock, or options or other transactions that require delivery by broker-dealers of the common stock.

           Brokers, dealers, underwriters or agents may be compensated by discounts, concessions or commissions from the shareholders and/or the purchasers of common stock (which compensation may be in excess of customary commissions).

           We do not know of any arrangements between the selling security holders and any broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

           We and the selling security holders and any other persons participating in a distribution of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, these parties and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

           Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that Rule rather than under this prospectus.

           We cannot assure you that the selling security holders will sell any of their shares of common stock.

           In order to comply with the securities laws of certain states, if applicable, the selling security holders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling security holders may not sell or offer the common stock unless the shares of common stock have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

           We have agreed to indemnify the selling security holders whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.


                   DESCRIPTION OF SECURITIES TO BE REGISTERED

                                  COMMON STOCK

           We are authorized to issue 100,000,000 shares of our $.01 par value per share common stock, of which 55,594,023 shares were issued and outstanding as of August 9, 2002. Our common stock has the following characteristics:

1. VOTING RIGHTS - each share of our common stock is entitled to one vote at a meeting of shareholders. Pursuant to our Certificate of Incorporation and By-Laws, a majority of the votes present, in person or by proxy, are necessary to take action; except that any "Business Combination Transaction" requires a vote of 80% of all outstanding shares. "Business Combination Transaction" is defined in our Certificate of Incorporation as:

           * any merger or consolidation of the Corporation or any Subsidiary with (i) an Interested Stockholder or (ii) any other Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

            * any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, of any of our assets or our subsidiaries' assets constituting not less than 5% of our total assets as reported in our consolidated balance sheet as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

            * the issuance or transfer by us or any of our subsidiaries (in one transaction or a series of transactions) of any of our securities, or the securities of a subsidiary, to, or proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) constituting not less than 5% of our total assets as reported in our consolidated balance sheet as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

            * the adoption of any plan or proposal for our liquidation or dissolution, or any spin-off or split-up of any kind of us or any subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

            * any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of us with any subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (i) any class of equity securities of the Corporation or any Subsidiary or (ii) any class of our securities or those of any subsidiary convertible into our equity securities or those of any subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates.

2. LIQUIDATION RIGHTS - pursuant to our Certificate of Incorporation, on any dissolution, liquidation or winding up of our affairs, after there shall have been paid to or set aside for the holders of all outstanding shares of preferred stock the full preferential amount to which they are respectively entitled to receive, pro rata in accordance with the number of shares of each class outstanding, all of our remaining assets will be available for distribution to its common stock holders. Presently, we do not have any shares of preferred stock outstanding.

3. PREEMPTION RIGHTS - there are no preemption rights with respect to our common stock.

4. LIABILITY TO FURTHER CALLS OR ASSESSMENT BY THE REGISTRANT AND FOR LIABILITIES OF THE REGISTRANT IMPOSED ON ITS STOCKHOLDERS UNDER STATE STATUTES - under Delaware law, our common stock is non-assessable. Therefore, once our stock is paid for, there can be no further calls or assessment by us for our liabilities.

5. TRANSFER AGENT - the transfer agent for our common stock is U.S. Stock Transfer Corp., 1745 Gardena Avenue, Glendale, CA 91204-2991.

                                    WARRANTS

           In connection with private placement transactions in October and November, 2001, we issued a total of 966,667 warrants to purchase our common stock for $1.20 per share. These warrants expire one year after the effective date of a registration statement covering the re-sale of the common stock into which the warrants are exercisable. The warrants contain standard anti-dilution provisions.

           In connection with private placement transactions in May and July, 2002, we issued a total of 600,000 warrants to purchase our common stock for $.75 per share. The warrants expire one year after the effective date of a registration statement covering the re-sale of the common stock into which the warrants are exercisable. The warrants contain standard anti-dilution provisions.

                           INTERESTS OF NAMED EXPERTS

           Our Financial Statements included in this registration statement have been audited by Moore Stephens, P.C., 331 Madison Avenue, New York, New York 10017, independent certified public accountants, to the extent, and for the periods set forth in their reports thereon, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                   INFORMATION WITH RESPECT TO THE REGISTRANT

DESCRIPTION OF BUSINESS

           Our business focuses on K-12 e-education in China which has approximately 800,000 schools and 250 million students. Through our joint venture and joint venture partner, we, along with other companies, are working in cooperation with the Chinese central and Provincial Ministries of Education to implement an information technology solution for the Chinese schools to fulfill China's goal of making IT-based education and distance learning available to 90% of K-12 schools by 2010. Specifically, we are currently engaged in the following businesses:

      *    sales of educational software to Chinese K-12 schools;

      * development of the China Broadband Education Resource Centre, or CBERC, along with a Division of the Chinese Ministry of Education, the National Center for Audio/Visual Education or, NCAVE. CBERC is an electronic resource center and portal containing educational materials that are transmitted to schools which download them daily via satellite and which will be accessible by Internet;

      * development of Local Broadband Education Resource Centers, or LBERCs, along with several Chinese Provinces. The LBERCs will connect with CBERC and, in addition, will contain their own educational and other materials as mandated by the Provincial Ministries of Education. Like CBERC, content will be transmitted to schools daily via satellite and will also be available via Internet;

      * sales of computer hardware and systems integration services to Chinese schools; and

      *    teacher training in the use of information technology in education.

BACKGROUND INFORMATION ON THE COMPANY AND ITS SUBSIDIARIES

ORGANIZATIONAL HISTORY

           Tengtu International Corp. was incorporated on May 6, 1988, in the State of Delaware, under the name of Galway Capital Corporation. Galway Capital Corporation was formed for the purpose of seeking potential business ventures. Other than our activities in seeking potential business ventures, Galway ceased operations during fiscal year 1990 -1991, and was inactive until May, 1996. On August 20, 1993, Galway changed its name to Tower Broadcast, Inc. in order to search for a suitable merger or reorganization candidate. On March 20, 1996, under the name Tower Broadcast, Inc., we were cleared by the National Association of Securities Dealers for an unpriced quotation on the over-the-counter Bulletin Board. We sought such clearance because successful negotiation of one or more acquisition or joint-venture opportunities seemed imminent and management foresaw a resultant need to raise capital.

           On May 24, 1996, in connection with a change in management, Tower changed its name to Tengtu International Corp. This name change was accomplished to reflect our intended business direction and affiliation with certain Chinese firms in the Chinese educational software industry. In the Chinese language, "Teng" is a verb meaning "to grow, carry out or execute properly" and "tu" is a noun generally meaning a "vision."

           On June 30, 1996, Tengtu International Corp. entered into a purchase agreement with Blue Lake Industries Limited and Tengtu Enterprises Limited, for their 49% interest in a joint venture called Beijing Tengtu United Electronics Development Co., Ltd., which we refer to as Tengtu United. Tengtu International Corp.'s joint venture partner is Beijing Tengtu Culture & Education Electronics Co., Ltd., which we refer to as Tengtu China. In 1996, Tengtu China was owned by three Chinese state owned computer companies: Legend Computer Co., Great Wall Computer Group Co. and Taiji Computer Corporation.

           In 1997, Tengtu International Corp. formed TIC Beijing Digital Pictures Co. Ltd. as a wholly owned subsidiary engaged in the television post-production business in Beijing. It engaged in that business until 1999 and is now inactive.

           On March 26, 1998, Tengtu International Corp. and Tengtu China agreed to amend the joint venture agreement such that Tengtu International Corp. now has a 57% interest in the Tengtu United joint venture. Pursuant to the amended joint venture agreement, after-tax profits may not be distributed to any parity unless the losses from previous years have been recouped and Tengtu International Corp. has received back all the cash contributions, without interest, made to Tengtu United. Thereafter, profits, when and if distributed, are to be allocated 43% to Tengtu China and 57% to Tengtu International Corp.

           In 1999, Beijing Oriental Lian Fa Technology and Trade Group, Co. Ltd. became a shareholder in Tengtu China. FanQi Zhang, the owner of Lian Fa was subsequently elected as one of our Directors. In late 2000 and early 2001, Beijing Jiade Tengtu Technology Group Co. Ltd and Beijing Oriental Tai He Technology Development Co., Ltd., both of which are owned by Mr. Zhang and his sister, acquired 100% of the interests in Tengtu China.

ORGANIZATIONAL STRUCTURE

           Tengtu International Corp. functions as the North American base for Tengtu United. It currently has five employees and two independent contractors and focuses on obtaining strategic relationships for the provision of educational resources to the Chinese Educational market through Tengtu United and raising capital.

           Tengtu International Corp. has four subsidiaries in addition to its Tengtu United joint venture. Tengtu International Corp. has a wholly owned subsidiary in Beijing called TIC Beijing Digital Pictures Co., Ltd. Until 1999, it was engaged in television post-production. It is currently inactive.

           Tengtu International Corp. has a wholly owned subsidiary, Edsoft Platforms (Canada), Ltd., which, through 60.2% owned Edsoft Platforms (H.K.) Limited, was previously engaged in the educational software business in Hong Kong, but is now in the process of being dissolved.

           Tengtu International Corp. also has a wholly owned subsidiary called e-biztengtu.com, Inc. which was incorporated in Delaware, but has not been utilized for any purpose to date.

           Our joint venture agreement with Tengtu China requires, among other things, that Tengtu China assign all material contracts used in its business to Tengtu United, assist Tengtu United in securing future rights that relate to its business and assist Tengtu United to maintain good relations between Tengtu United and all governmental and state agencies. Because the Chinese government restricts foreign investment in businesses relating to education, and all government contracts for the use of educational software in Chinese schools must be with other Chinese governmental entities or Chinese-owned entities, we found that it was not possible for Tengtu China to actually assign contracts to Tengtu United. Instead, Tengtu China, a 100% Chinese owned entity, operates and conducts its business on behalf of Tengtu International Corp. and Tengtu United. This arrangement was formally agreed to in two April, 2001 agreements which obligate Tengtu China and Beijing Tengtu TianDi Network Co., Ltd., a systems integrator and networking company beneficially owned by Mr. Zhang, to operate on behalf of Tengtu International Corp. and Tengtu United.

           Pursuant to recommendations made by PricewaterhouseCoopers after a review of Tengtu China's operations, Tengtu China internally restructured itself into the Tengtu Group. The Tengtu Group is made up of the following entities, divisions and branch offices, with the following functions. The Tengtu Group currently employs approximately 500 people.

TENGTU CHINA

           Tengtu China focuses on software development and sales and CBERC and LBERC portal development.

BEIJING TENGTU TIANDI NETWORK CO., LTD.

Beijing Tengtu TianDi Network Co., Ltd. focuses on hardware sales, systems integration and satellite transmission.

TENGTU ELECTRONIC PUBLISHING HOUSE

Tengtu Electronic Publishing House publishes educational materials, teacher training materials, cartoons and games on CD ROM. We believe that it is only one of eight companies in China, and the only private company, granted an electronic publishing license for educational materials. While Tengtu China has use of its electronic publishing license, Tengtu Electronic Publishing House does not operate on behalf of Tengtu United and is a separate entity.

The shareholders in Tengtu Electronic Publishing House are: Tengtu China (10%), Beijing Jiade Tengtu Technology Group Co. Ltd. (51.2%), Beijing Oriental Tai He Technology Development Co., Ltd. (18.8%) and Taiji Computer Company Ltd. (20%).

TENGTU TEACHER TRAINING

Tengtu Teacher Training is currently only a division within Tengtu China and has not been separately incorporated. It is anticipated that it will assume the function of training teachers in the use of our products and services.

BRANCH OFFICES

Tengtu China has branch offices in the following locations throughout China which are sales and marketing centers for our products and services, and also install, update and service our software and products and provide systems integration services:


Neimeng Brach Office                      South Xingan Street, Huhehaote City, Neimeng Province

Shanxi  Branch Office                     Banpodong Street  168,  Taiyuan City, Shanxi Province

Shandong Branch Office                    Room 401, Entrance 3, Building 8, Block 5, Lixia District, Jinan City, Shandong Province

Shanxi  Branch Office                     Yaowangdong 164, Xi'an City, Shanxi Province



                                                                              29


Yingchuan Brahch Office                   Jinliantong Mansion 509, Xinhua Dong Street 53, Yinchuan City, Ningxia Province

Sichuan Branch Office                     Xinghui Xi Street 5, Jingniu District, Chengdu City, Sichuan Province

Guangzhou Branch Office                   Jinshan Mansion North Tower, 6th Floor,Tianhe District, Guangzhou City, Guangdong Province

Hubei Branch Office                       Wuge Street 460, Wuchang District, Wuhan City, Hubei Province

Fuzhou Branch Office                      Hudong Street 168, Fuzhou City, Fujian Province

Anhui Branch Office                       Room 102, Building 203, Hupo Garden, Hefei City, Anhui Province

Guizhou Branch Office                     North Wengchang Street 102, Guiyang City, Guizhou Province

Hainan Branch Office                      Binghai Street, Haikou City, Hainan Province

Hunan Branch Office                       Wenyun Street 23, Changsha City, Hunan Province

Liaoning Branch Office                    Dongbeiguoshi Mansion 711, Chongshandong Street 71, Huanggu District, Shengyang City,
                                          Liaoning Province

Jiangxi Branch Office                     Huisheng Mansion 1011, Jianggangshan Street 1028, Nanchang City, Jiangxi Province

Jilin Branch Office                       Yongchang Lane 21-1-303, Changchun City, Jilin Province

Jiangsu Branch Office                     Zhongqing Mansion 1602, Caochangmeng Street 96, Nanjing City, Jiangsu Province

Guangxi Branch Office                     Zhiwu Street 50-1, Nanning City, Guangxi Province

Hebei Branch Office                       Jingyi Business Center A-317, Gongnong Street 230, Shijiazhuang City, Hebei Province

Henan Branch Office                       Huayuan Street 3-116, Zhengzhou City, Henan Province

Beijing Branch Office                     Building 8, Fucheng Street, Beijing


CBERC AND LBERC COMPANIES

           The CBERC and LBERC projects will be operated through separate joint venture companies formed by Tengtu China and the applicable Ministry of Education. With respect to CBERC, on July 22, 2002, we signed an agreement providing for the creation of a joint venture company in which we will have a 70% interest for the first two years and a 53% interest after that. NCAVE will have a 30% interest for the first two years and a 47% interest after that. SEE "CURRENT BUSINESS DEVELOPMENTS AND AGREEMENTS"

           With respect to the LBERC projects, a joint venture company has already been formed by Tengtu China and the Shaanxi Province Audio/Visual Education Department with Tengtu China having a 60% interest and Shaanxi having a 40% interest. We anticipate that joint venture companies will also be formed for LBERC projects in the ShanDong, Sichuan and Fujian Provinces with Tengtu China having a 60% interest and the Provinces having a 40% interest.

                            OUR PRODUCTS AND SERVICES

                                    SOFTWARE

           Our software products have been developed in close cooperation with the Chinese Ministry of Education. They are continuously updated based on our customers' needs and concerns by our software programming and research and development staff.

THE TOTAL SOLUTION

           Tengtu China's Total Solution software platform is a package of bundled software consisting of specialized application software and subject-specific courseware. It is currently one of the only IT solutions in China that integrates applications for teaching/learning, home-school connectivity, school resource management, global inter-school communication, and resource sharing. The network and software are designed with data security to prevent unauthorized access and manipulation. The system also features easy, flexible, and inexpensive implementation, modification, and upgrading.

           In June, 2000, the Chinese Ministry of Education advised us that our Multimedia Electronic Classroom is the only multimedia electronic classroom recommended by it. However, the Chinese provincial and local educational agencies are not required to buy the Multimedia Electronic Classroom.

           Tengtu's software is designed to be compatible with Microsoft Windows and Microsoft Office applications.

           The individual components of the Total Solution, which can be sold separately or all together, fall under three categories: Teaching Platform, Resources Platform and Information Management Systems.

Teaching Platform

                     Multimedia Electronic Classroom

                     The Multimedia Electronic Classroom allows for the conduct of classes electronically through networked computers by allowing the transmission of audio, video and text content from teacher to student. The Multimedia Electronic Classroom has 23 functions including electronic hand raising, dialogue between a teacher and individual student, or with the entire class, video and audio broadcasting, document delivery and screen monitoring.

                     Key technical features used in the Multimedia Electronic Classroom are: dynamic screen capture, audio and video shunt control, audio compression and superposition and network flow detection control.

                     Internet Network Classroom

                     The Internet Network Classroom allows students to learn to use the Internet and computer networks in a virtual environment and is designed to satisfy information technology teaching requirements of the Chinese Ministry of Education. The Internet Network Classroom emulates web browsing, e-mail, home page creation and chat rooms. It can also acquire resources from a school's network or the Internet and make them available to students, provide a forum for schools announcements and news and make available a test questions bank and other resources.

                     Video on Demand System (VOD)

                     The VOD system allows users to obtain and view video and other multimedia programming. It can be used to construct multimedia and electronic reading rooms on a school network. The VOD system includes the following functions:

                      * Program Management - allows administrators to manage programming by adding and deletion, copy management and analysis.

                      * User Management - allows administrators to give different access rights to different users and keep track of programs ordered by user.

                      * Broadcast Management - allows administrators to manage advertisements, video broadcasts and system news.

                      * Program Inquiries - allows users to make inquiries regarding available programs before ordering.



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


                      * Multi-Broadcast Program - when a number of users order programming at the same time, school network speed can be dramatically reduced. Therefore, the VOD system includes a multi-broadcast function which continuously broadcasts different programming in a sequence allowing certain programming to be viewed at certain times, much like a television program.

                               Key technical features included in the VOD system are video data compression and flow control technology to make full use of network resources.

                     Virtual CD ROM System

                     The Virtual CD ROM system allows a single courseware CD to be shared by each stand-alone computer in a school's network. The system works by compressing CD contents into a virtual CD ROM file and them storing it on a hard drive. The Virtual CD ROM system supports numerous CD formats, including MPEG1, MPEG2 and AVI, allows for editing of CD content and includes built in cache management.

                     Satellite Live Broadcasting Classroom

                     The Satellite Live Broadcasting Classroom is similar to the Multimedia Electronic Classroom except that it allows for the reception of classes broadcast by satellite from a central classroom. The Satellite Live Broadcasting Classroom allows the teacher in the central classroom to make use of applications and features on the students' computers such as electronic pointing and courseware selection. However, the central classroom cannot receive information from students because the satellite broadcast is only one-way. It also allows for transmission of courseware, test questions and other teaching materials in the form of files, and the transmission of written information at the same time as audio voice data.

           Tengtu Distance Learning System

                     The Tengtu Distance Learning System functions like an Internet based school where teachers can create interactive courseware and students can select from various subjects.

Resources Platform

                     Teaching Service System

                     The Teaching Service System allows teacher access to educational resources to prepare specific lectures and classes. It allows teachers to coordinate preparation with each other, as well as to add key points, questions and highlights for students.

                     Teaching Resources Database

                     The Teaching Resources Database provides teachers and students with teaching and self-learning materials, including 100 gigabytes of video, audio and textual course materials. In addition, 100 CD ROM educational courseware titles are included.

                     Tengtu Resources Service System 5.0

                     The Tengtu Resources Service System allows for easy introduction of new educational content received by schools as it is received and for migration to the Internet without any revision. Specifically, it has the following functions:

                     * Resources Introduction - newly received teaching and educational content can be easily introduced to the school computer system;

                     * Application and Management - allows for resources uploading, downloading, browsing, correcting, deleting and insertion of materials into Microsoft Word or PowerPoint documents allowing teachers to create their own customized courseware;

                     * Resources Retrieval - educational resources are searchable by name, subject, grade and resource. The user can define the order of the search results.

                     * System Management - provides for login restrictions, tracking of user information.

                     The Tengtu Resources Service System 5.0 has an easy to use interface similar to that of Internet Explorer with available on-line help.

                     Tengtu Resources Center Management System

                     The Tengtu Resources Center Management System is a tool to manage the educational resources in the CBERC and LBERC portals and provide administrative functions to local education commissions through LBERCs. It allows access to and search and storage of various resources. It also has the following functions:

                     * Office System for Provincial Education Commissions - allows for official document management, document sending and receiving, information distribution, information and bulletins, management of meetings and agendas, calendar and contact information.

                     * Data Gathering System - collects administrative information and statistics about schools to aid in centralized management and decision making. Allows individual schools and teachers to add information.

                     * Information Distribution System - allows for regular or periodic dissemination of information to schools and can be set to automatically provide designated information at periodic intervals.

                     * User Registration Management System - gathers user information and can be used to tailor services to the requirements of particular groups.

                     * Portal Access Monitoring and Statistics System - provides usage analysis for portals and individual pages within the portals.

                     * On Line Questionnaire System - collects opinions regarding designated questions.

                     * Search Engine System - establishes indexes for resources to be searched using key words and them custom builds a page with search results.

                     *         Payment System

                     *         Homepage management system

                     *         Chat Rooms

                     *         E-Mail System

                     *         E-Commerce Center

Information Management Systems

                     Library Management System

                     The Library Management System allows for the management of paper-based and electronic school libraries. With respect to paper-based books, the Library Management System allows for:

                     *         indexing and searching of available titles,

                     * recording information about students who borrow or read titles,

                     * circulation management - allows schools to track loans, renewals, late fees and book losses,

                     * system inquiries - allows inquiries about titles, new arrivals, circulation and readers;

                     *         statistics and analytical data.

                     With respect to electronic books, the Library Management System allows access through an internet web browser to available titles.

                     Satellite Receiving System

                     The Satellite Receiving System is designed to receive and organize content received by satellite and make it available for use.

                     Teaching Information Management System

                     The Teaching Information Management System is designed to assist teachers and administrators in the management of schools. It serves as a database for teacher and student information, allows for teacher salary management and class scheduling and can be used to manage access rights to various applications on a school network.

                     General Information System for Web Schools

                     The General Information System for Web Schools allows for information exchange among teachers, administrators, students and parents. It has the following functions:

                     * News Center - used to issue school news and bulletins;

                     * E-mail - allows for information exchange among teachers, students, administrators and parents;

                     * School Principal's Column - allows a school's principal to communicate with teachers, students and parents;

                     * Student Status Management - tracks information regarding a students progress and status and allows inquiries by the student or parents;

                     * Teacher Evaluation - allows for input of information regarding teacher performance; and

                     * Test Question Management - provides for management of a database of test questions, generation of tests and on-line testing for up to 1,000 students at once.

                     Other functions provided are compilation of lesson plans, providing on-line classes to students, the ability to request video content on line, personal home pages for students and teachers, e-greeting cards and library management.


                               E-EDUCATION PORTALS

CBERC AND LBERCS

           CBERC and LBERCs are part of a national initiative to provide content to computerized classrooms across China. Tengtu and the National Center for Audio/Visual Education (NCAVE) of the Chinese Ministry of Education are jointly establishing an educational portal and repository for the distribution of distance learning, educational information, and e-business products to individual schools, students, and households across China.

           In late 2000, NCAVE initiated the "School to School" link project. NCAVE recognized at that time that electronic classrooms and school computer networks, while able to allow a school to share its internal information technology resources, could not allow for the sharing on national and regional educational resources. The goal of the School to School link program is to have approximately 90% of all elementary and secondary schools in China connected to national and local education resource centers (CBERC and LBERCs), through a satellite network within 5 to 10 years.

           CBERC and the LBERCs are to be connected to the China Education Resources Information Network (CERNET) by a high speed fiber optic network. CBERC will have a central web-site maintained in Beijing and is to contain education resources provided by NCAVE and Tengtu, and will also contain education resources from LBERCs which will be uploaded to it through CERNET. Schools will have access to their local LBERC and to CBREC resources through the LBERC utilizing the Total Solution or similar platform software.

           At the present time, we have a contract with NCAVE for CBERC, an agreement for an LBERC in Shaanxi Province and letters of intent for LBERCs in ShanDong, Sichuan and Fujian Province. While the CBERC portal is not yet completed, CBERC is sending, via satellite, approximately six hours of educational content daily to approximately 10,000 schools across China. The content consists of required educational coursework in a number of areas which is then downloaded and modified and utilized using our Total Solution, or similar software.

           One of the main tasks we face in completing the CBERC and LBERC portals is the development of adequate security measures. We are currently developing software to address security issues such as unauthorized use without payment of fees, corruption of content, unauthorized entry and safety of end-users' computers.

           As explained below, Tengtu China has entered into an agreement with Sina, a Chinese portal builder, for the final design and completion of the CBERC portal. This portal will also serve as a template for the LBERC portals. See "CURRENT BUSINESS DEVELOPMENTS AND AGREEMENTS"

           When completed, we anticipate that CBERC will have the following functions:

           * Organization of Educational Resources - LBERCs will upload their educational resources through CERNET to the CBERC central website which will process and organize it using database management software;

           * ASP Services - CBERC will provide Active Server Pages to allow schools to develop their own websites;

           * Educational Information Announcement Platform - will allow for the broadcasting of educational information and educational policies by the Chinese Ministry of Education;

           *        Video Conferencing; and

           * Virtual Teaching Community - will provide students with on and off-campus education services.

           When completed, the LBERCs constructed by us will have the following functions:

           * Organization and Uploading of Teaching Resources - each LBERC will collect and organize its educational materials into local resources for uploading and sharing on CBERC;

           * Teaching Resources for Schools - local and CBERC educational content will be combined, organized and made available;

           * Educational Information Announcement Platform - will allow local Ministries of Education to broadcast educational information and policies to local education committees, schools and students;

           * Video Conference System - will allow local Ministries of Education to conduct real time and interactive remote video conferences with local education committees;

           * Virtual Teaching Community - will provide students with on and off-campus education services;

           * Video on Demand - will allow teachers and students to view on-line real-time video educational information or download documents;

           *        Web-based examination system;

           * Course Preparation for Teachers - the CBERC and LBERC contents will be able to be manipulated in order to prepare lesson plans and teaching materials;

           * Web-based Academic Subjects Teaching/Research Center - will provide teachers with the means of engaging in academic exchanges and discussions with other teachers; and

           *        Software Downloading.

           It is also anticipated that both CBERC and LBERCs will be used for education related e-commerce and adult continuing education.

                          SYSTEMS INTEGRATION SERVICES

           Our systems integration services are performed by Beijing Tengtu TianDi Network Co., Ltd. The services we offer include everything necessary to create electronic and web-based classrooms from software installation to network cabling and sales of hardware and hardware set-up. TianDi is also working in conjunction with Beijing Stone Lifang Information Technology Co., Ltd., known in North America as Sina, to build and perform all services necessary to set up the CBERC and LBERC portals.

                                TEACHER TRAINING

           In connection with our software sales, we currently offer training services to instruct teachers in the use of information technology and our products. We have assisted the Chinese Government in setting up teacher training centers in XinJiang, Inner Mongolia, Shanxi, Shandong, Shaanxi, Sichuan, Fujian, Anwei, Guizhou, Guangdong, and Hainan. To date, approximately 10,000 teachers have been trained.

           In the future, we plan to offer information technology teacher training as a fee based service.

                        PAST DEVELOPMENT OF OUR BUSINESS

           During the period from 1996-98 we primarily produced educational CD-ROM titles for the Chinese educational market and engaged in the television post-production business in Beijing through our wholly owned TIC Beijing Digital Pictures Co. Ltd. subsidiary.

           In 1998, pursuant to our joint venture agreement with Tengtu China, we committed an additional $6 million in funding to Tengtu United to develop the application software platforms needed by the K-12 educational market. At that time, we realized that our software titles could not be sold in sufficient volume because there was no application software platform to enable the Chinese teachers and students to utilize them. Accordingly, our marketing focus changed from sales of individual titles through Chinese retail channels to direct marketing of a "Total Solution" to the school systems, including the necessary application software platform.

           In 1999, Tengtu United completed the first and second Torch Projects which had been awarded to it awarded by the Chinese Ministries of Education and Information Technology. Torch Projects are national initiatives aimed at improving the quality of education designated by the Chinese Government. The first Torch Project was the development of a Digital Library System and the second Torch Project was the development of a General School Computer Networking System, which includes the Network Classroom. The Digital Library System is a computerized database and catalog of educational books and reference materials. The purpose of the General School Computer Networking System was to introduce computer networking to Chinese schools to enable them to realize greater computer efficiency and sharing of computer software, including such programs as the Web School and Digital Library. The Torch Projects are the predecessors of our current Total Solution software.

           From 1998 through 2000, we had to re-adjust our business strategy in alignment with broadening objectives of the Ministry of Education in China. Technology and architecture was maturing to the point where an e-education/distance learning delivery system was attainable. During this transitional period from a traditional retail business model to a model based on newly available technologies, Tengtu International Corp. was unable to promptly fulfill its funding commitment of $6,000,000 to Tengtu United. As a result Tengtu United downsized its operations and research and development activities in 1998, 1999 and 2000. This lack of funding combined with the low sales for educational software in China sold through traditional retail channels led to most of the operating losses reflected in our past financial statements.

           From August 1999 to November 2000, Tengtu China provided substantially all of the operating and research funds for Tengtu United. Despite its downsizing, Tengtu United, with the assistance of Tengtu China, continued to work with the Chinese Ministries of Education and Information Technology to find ways to enable Chinese schools to incorporate information technology into teaching. In June, 2000, the Chinese Ministry of Education advised us that our Multimedia Electronic Classroom was the only multimedia electronic classroom recommended by it. However, the Chinese provincial and local educational agencies were not, and are not required to buy our Network Classroom.

           From 1998 through 2001, we found that many Chinese schools lacked computer hardware. We therefore began to provide systems integration services to the Chinese schools, including the sale of hardware and software of other companies, which results in a far lower profit margin than the sale of the software components we produce. At the present time, we are finding that more schools have their own computer hardware already, or make arrangements to procure it themselves.

           In 1999, we began receiving a substantial number of orders for our Total Solution software. However, we lacked the infrastructure to be able to sell and install our products, and provide the necessary systems integration services. In 2000 and 2001, Tengtu began to open branch offices to address this problem and to complete the backlog of Total Solution orders. By mid-2001, Tengtu China had opened thirteen branch offices. Today, there are 21 branch offices which provide software and hardware installation services as well as support, sales and marketing services.

           In August, 1999, Tengtu United and Tengtu China entered into a Cooperation Agreement with the Microsoft (China), Ltd. which allowed us to sell and install Microsoft's Windows operating system and Office suite of programs at a discounted price to the Chinese schools. It also provided that Microsoft was to provide teacher training and other services to assist us in the sales of our Total Solution software. From that point forward, we installed Microsoft software where necessary and built the price of that software into the price of our Total Solution.

           On September 20, 2000, Tengtu China entered into an agreement with NCAVE called "Operation Morning Sun." Under Operation Morning Sun, we were to install our Total Solution along with Microsoft Windows and Office at discounted prices in 3,000 schools in certain disadvantaged and rural areas and arrange for teacher training. Operation Morning Sun was completed in early 2001.

                  CURRENT BUSINESS DEVELOPMENTS AND AGREEMENTS

           Based on the success of Operation Morning Sun we have gone on the cement our relationship with NCAVE and the Ministry of Education and assist it in fulfilling its goal to advance information technology in education.

           On February 13, 2001, Tengtu China entered into a second agreement with NCAVE called Operation Morning Sun Phase II. It provides for additional Total Solution and Microsoft Windows and Office installations at an additional 10,000 to 15,000 schools at discounted prices. The term of the agreement runs until December 30, 2002. To date, we have installed software at a total of more than 12,000 schools, including Operation Morning Sun Phase I.

           As of August 1, 2002, we have a backlog of Total Solution orders numbering approximately 800. While we currently have enough software to meet this demand, the backlog is due to a combination of a shortage of installation capacity sufficient to meet demand and new upgrades to the Total Solution, the installation of which is given priority over new installations. Tengtu China has added 21 branch offices since January 2001 to address backlogged orders and will continue to add additional installation capacity. While it is possible that customers will cancel orders due to a delay in installation, we have not experienced significant cancellations to date.

           In March, 2001, Operation Morning Sun was extended by NCAVE to include the "School to School Link project initiated by the Chinese Ministry of Education." This is what we now refer to as the CBERC and LBERC projects.

           On April 9, 2001, Tengtu China and Tengtu TianDi Network Co., Ltd., entered into a cooperation agreement with NCAVE for the establishment of CBERC. Pursuant to the cooperation agreement, the annual base fee per school is between RMB 1,035 ($125) and RMB 5,000 ($604). There are to be additional charges for special programs and additional services, if requested by the subscribing school. Non-subscribers are to be charged a usage fee for each instance it uses any of the materials distributed by or through CBERC.

           For those schools that already have the Total Solution, we are to furnish one free upgrade if it becomes a subscriber to the CBERC. For those schools which have not yet purchased the Total Solution as part of Phases I and II of Operation Morning Sun, we are to provide the required satellite equipment free of charge if they sign-up and pay for the first year's annual base subscription fee to permit usage of the CBERC distributed materials and products. We believe that this will set the stage for these schools to become purchasers of the Total Solution and other of our products to be used on that platform.

           For schools in disadvantaged regions which cannot afford any computer networking equipment (e.g., it has only a television or one computer), we are to donate the satellite reception equipment and sell them 100 CD ROM titles at a reduced cost. Our long range goal is to build up the necessary relationship so that eventually many of these schools will become purchasers of the Total Solution and subscribers to CBERC.

           The April 9 Cooperation Agreement also called for the sale of up to 30,000 sets of our educational software.

           On July 22, 2002, the companies of the Tengtu Group entered into a final cooperation agreement with NCAVE to set up a joint venture company for CBERC. The agreement provides for the parties to set up a joint venture company which is to be capitalized with RMB 30 million. The operating term of the joint venture company is to be 20 years, subject to government approval. We expect that the joint venture company, which is in the process of being registered in China, will be set up by by September 30, 2002. The agreement requires that we initially contribute RMB 21 million and NCAVE will contribute RMB 9 million. We have the required initial capital contribution ready to be transmitted to the joint venture company as soon as it is set up. After the initial capital contribution, we are required to contribute and additional RMB 30 million within 12 months after establishment of the joint venture company and an additional RMB 20 million within 18 months after establishment of the joint venture company. It is likely that we will need to seek outside financing for some or all of these additional capital contributions and there can be no assurance that such financing will be available, or that it will be available on acceptable terms, if available at all.

           For the first two years after the establishment of the joint venture company, we will own a 70% interest and NCAVE will own a 30% interest. After the second year, we will own a 53% interest and NCAVE will own a 47% interest. The profits are to be split in accordance with the ownership percentages.

           The cooperation agreement states that it is exclusive in that after signing the agreement, neither party may cooperate with a third party in the same or a similar line of business.

           All major decisions for the joint venture are to be made by the shareholders and all such decisions are to be unanimous. The joint venture company will have a board of directors with a total of eight members. We will appoint four members and NCAVE will appoint four members. NCAVE will have the right to appoint the Chairman of the Board of Directors. NCAVE shall also have the right to appoint the first general manager, who will be the highest ranking officer of the joint venture company, and chief financial officer of the joint venture company.

           On March 6, 2002, we entered into a letter of intent with Tengtu China for a restructuring whereby Tengtu China will convert its 43% interest in Tengtu United into 31% of the outstanding stock of Tengtu International Corp. While the letter of intent required that a definitive agreement be consummated by June 30, 2002, this has not yet been done. However, the parties are still working towards a definitive agreement and expect that it will be signed by September, 2002.

           Under the terms of the proposed restructuring, Tengtu International Corp. would own 100% of Tengtu United, Tengtu China would continue to operate on behalf of Tengtu United pursuant to a contractual arrangement and Tengtu United would acquire Tengtu China and its affiliated companies when permitted under Chinese law.

           In May, 2002, Tengtu China entered into an agreement with Beijing Stone Lifang Information Technology Co., Ltd., also known as Sina. Sina is a well known Chinese network application software provider and Internet company. Pursuant to the contract, Sina is to design and develop the CBERC portal and provide such services to the portal as installation, commissioning, inspection testing and training. The Sina-designed portal is to serve as a template which we will use for each of the LBERC portals.

           In August, 2001, Beijing Tengtu TianDi Network Co., Ltd., entered into a Cooperation Agreement with the ShanDong Province Ministry of Education to establish a ShanDong LBERC. The construction of the portal is currently proceeding pursuant to the agreement.

           The Cooperation Agreement states that all elementary and secondary schools in the ShanDong Province, of which there are approximately 40,000, are to become part of the LBERC.

           Utilization fees under the Cooperation Agreement are to be collected every six months. The fees to be charged for content transmitted by satellite and distance learning programs are as follows: RMB 500 ($60) per month for senior high schools; RMB 300 ($36) per month for junior high schools; and RMB 200 ($24) per month for elementary schools.

           We are required to provide satellite reception equipment, application software and training, free of charge. In addition, it is to provide 100 CD-ROM titles free of charge. The Cooperation Agreement requires the Ministry of Education to obtain the required licenses for the educational portal and repository and satellite broadcasting and other necessary coordination and facilitation services.

           Initially, 65% of the utilization fees are to be paid to us. Once we have recouped our total investment in the project through the receipt of utilization fees, the distribution of such fees may be reviewed and revised.

           The Cooperation Agreement is for a 14 year term. Pursuant to the Cooperation Agreement, we were to invest capital in the following phases: RMB 10 million ($1,208,200) by the end of September, 2001; RMB 20 million ($2,416,400) before December 31, 2001; and RMB 20 million ($2,416,400) plus a 20% increase each year after 2001.

           The initial RMB 10 million capital investment has been made in ShanDong, but the RMB 20 million due December 31, 2001 has not yet been paid. Despite this, the parties have proceeded with the agreement and construction of a central portal for the ShanDong Province, for which we believe the initial capital contribution is sufficient. The parties are currently negotiating a joint venture agreement, which will supercede the terms of the Cooperation Agreement. Pursuant to the parties' discussions, additional capital contributions by us will be necessary and will be used for construction of portals at the local and county levels in ShanDong, which is not to be done until the central portal is completed. There can be no assurance, however, that such additional capital will be available, which could lead to the loss of the ShanDong LBERC project.

           On September 18, 2001, Tengtu China entered into a Memorandum of Cooperation with the Shaanxi Provincial Center for Audio/Visual Education for the establishment of a Shaanxi LBERC. The Memorandum of Cooperation was followed by a "Framework Agreement" dated December 18, 2001 between the Shaanxi Provincial Center for Audio/Visual Education and Beijing Tengtu TianDi Network Co., Ltd. Pursuant to that agreement, the parties set up a joint venture company to which TianDi contributed RMB 6,000,000 for a 60% interest and Shannxi contributed RMB 4,000,000 for a 40% interest. The Board of Directors of the joint venture company is to have a total of seven members, with TianDi appointing four members.

           Pursuant to the agreement, TianDi is to provide satellite receiving equipment and resources management software to Shannxi schools free of change. However, any LBERC fees collected from the schools in the first year will all go to TianDi. In addition, the parties have agreed to share the profits of any Total Solution installation in Shaanxi, with Shaanxi receiving RMB 5,000 from each installation.

           In December, 2001, Tengtu TianDi Network Co., Ltd. entered into a Cooperation Agreement with the Center for Audio/Visual Education of the Department of Education for the Fujian Province for the establishment of a Fujian LBERC. The Fujian LBERC is to be called to Fujian Provincial Networked Senior Secondary School. It is anticipated that it will function as a distance learning school serving people who did not complete secondary school. The
Fujian LBERC has not yet moved beyond the Cooperation Agreement stage because the Center for Audio Visual Education in Fujian has decided that it wishes to add additional functionalities to its portal allowing it to better operate as an on-line school. For this, additional capital will be required which, we have been advised, it is currently procuring.

           On April 18, 2002, Beijing Tengtu TianDi Network Co., Ltd. entered into an agreement with a division of Fangzheng Science & Information Technology Systems, Ltd., also known as Founder PC. Founder is a Chinese public company supported by Beijing University and is part of a larger group known as Shanghai Founder Yanzhong Science & Technology Group Ltd. It is a manufacturer of computer hardware and systems. Pursuant to the parties' agreement, Founder will give Tengtu its lowest prices for computers to be resold to schools and will pre-install the Electronic Classroom component of the Total Solution software sold by Tengtu on the computers that it sells to schools directly.

           Pursuant to a December 21, 2001 letter of intent, as amended by an agreement on July 22, 2002, Tengtu International Corp. acquired the rights to use and license the following software products owned by Lifelong.com, Inc.:
NeuraLab and Blast Off. Pursuant to the terms of a July 22, 2002 loan agreement, Tengtu International Corp. loaned CDN $55,000 to Lifelong.com, Inc. If the Loan is not repaid within six months, or there is a default in the payment of interest for more than two months, we will own all rights to the software mentioned above.

           The letter of intent and amended agreement allow us to use the licensed software, to license it to third parties in China without having to pay a royalty to Lifelong and to license it to parties outside of China and pay a 2% royalty to Lifelong on gross sales.

           NeuraLab is a courseware development system which allows for the design and delivery of Internet educational courseware. BlastOff is a learning management system which includes an e-learning portal, or website, which can be customized to make courseware available and a student management system which allows student registration, course enrollment, credit tracking, testing, grading and feedback. It is anticipated that these products will be incorporated into the Total Solution and CBERC and LBERC projects.

           On June 6, 2002, we closed a loan agreement with Quest Ventures, Ltd. for a $4,000,000 loan. Pursuant to the terms of the loan agreement, we issued a $4,000,000 promissory note to Quest due November 30, 2000 with an interest rate of 12%. The note is secured by a general security agreement, pursuant to which Tengtu International Corp. gave Quest a security interest in all of its assets. The note is also secured by 10,015,812 shares of our common stock pledged by Orion Capital Incorporated, a guarantee from Orion limited to the pledged stock and a personal guarantee from William O.S. Ballard as to $2,500,000. Orion is an Ontario company owned by Mr. Ballard, our consultant and Chairman of our Board of Directors. Neither Mr. Ballard, nor Orion, received any consideration for their pledge of common stock or guarantees.

           The Quest loan was, in part, a bridge loan until the closing of a private placement on June 20, 2002. Pursuant to the terms of the loan agreement and note, the $2,500,000 personally guaranteed by Mr. Ballard was repaid to Quest by July 5, 2002 extinguishing the personal guarantee. $2,250,800 of the $2,500,000 repaid to Quest was raised in our private placement of Special Warrants which closed on June 20, 2002. The principal balance of $1,500,000 remains outstanding on the Quest loan.

           The Quest loan proceeds were used to fund CBERC start-up and portal building and development costs.

              THE CHINESE EDUCATIONAL AND DISTANCE LEARNING MARKET

THE CHINESE EDUCATIONAL SYSTEM AND RECENT POLICIES

           While education has always been a driving force in China's culture and society, it has become a much greater priority with the emergence of a market economy. Education is now seen as critical to enable China to compete in the world economy.

           The Chinese central government, through the Ministry of Education, manages education in China at a macro level, providing policy guidance and basic educational requirements that must be taught. To a large degree, the Provincial governments are left to implement basic education through development of teaching plans to supplement the required coursework from the central Ministry of Education and the funding of basic education poorer areas. County level governments have the main responsibilities for implementing basic education on a day to day basis.

           In China, primary and secondary education takes 12 years to complete. Primary education generally lasts 6 years, and junior middle school and senior middle schools 3 years each. Children generally begin primary school at the age of 6. In 1986, China passed the Compulsory Education Law of the People's Republic of China, which mandates that 9 years of compulsory education (grades 1 through 9) is mandatory and requires that Provincial and local governments take the necessary steps to ensure that all students receive at least the required 9 years of education. The goal of the Compulsory Education Law, as well as the subsequent Guidelines for the Reform and Development of Education in China, put forth by the Chinese State Education Commission in 1993, was to universalize compulsory education and to eliminate illiteracy among the Chinese people.

           In 1999, the Chinese Government ratified an Action Plan for Invigorating Education in the 21st Century, which was formulated by the Chinese Ministry of Education. The plan recognizes the need to make China competitive in the world economy, particularly through technology. The plan lays out a strategy to "Invigorate China through Science, Technology and Education" and states:

           "[T]he comprehensive strength and international competitiveness of the nation will increasingly depend on the level of education development and innovation in science and technology and knowledge and educational development will remain a strategic priority."

The plan emphasizes the use of information technology in education stating:

           "The extensive use of modern information technology in education will engender profound changes in the educational sector"

           According to the Xinhuanet news agency, in 2001, the Chinese Government announced that by 2005, information technology will be a compulsory course in all middle schools as well as in the primary schools in cities and other well developed areas. It also announced that before 2010, approximately 90% of all primary and middle schools will gain access to the Internet and broadband net, and that for the remaining 10%, multimedia teaching facilities and other resources will be made available.

           The plan also places a strong emphasis on modern distance education:

           "Implementing `Modern Distance Education Project' to Build up an Open Education Network and a Lifelong Learning System

           Modern distance education is a new type of education that has come into being with the development of modern information technology. It is a major means to build up a lifelong learning system meeting the needs of people living in an era of knowledge economy. The "Modern Distance Education Project" implemented on the basis of existing distance education facilities and making full use of modern information technology can effectively take full advantage of available educational resources. This is inline with the international trend of developing science and technology education. In view of the shortage of educational resources, this is a strategic step to extend access to education for the large population of our country and therefore the development of this important infrastructure must be intensified.

           The demonstrative network CERNET and the existing satellite video transmission system can serve as our basis of development and it is desirable to raise the transmission speed of the backbone network of CERNET, and make full use of the telecommunication resources of the country to further enlarge the transmission capacity and network size of CERNET. We should strive to link all higher education institutions offering bachelor's degree programs and over 1000 secondary schools with CERNET and make access to network possible at home to 50 ,000 university faculty members by the year 2000. We should develop an integrated information system based on CERNET for online enrollment of students admitted to [college], computer-aided management of students , record and status , and network service for new graduates seeking employment.

           Satellite-relayed television education programs will continue to function in modern distance education. However, the existing TV education transmission network needs to be reformed by setting up a central station, achieving its high-speed connection with CERNET, and connecting a part of distance education sites to computer networks. It is envisaged by the year 2000 most schools in rural areas will be enabled to receive TV educational programs. Excellent teachers and modern teaching methods should be involved to ensure the quality of TV educational programs in an endeavor to meet the educational needs of remote, insular, mountainous, forestry and pastoral areas.

           The outmoded model of distance education software development, which suffers from unnecessary duplication of efforts, should be discarded. Here the government should exercise its function of macro-level regulation and full advantage should be taken of the educational resources possessed by schools of various types and levels. Competition and the market mechanisms also should have their role in software development. All the above-mentioned measures will contribute to the development of high-quality educational software.

           The Ministry of Education is in charge of the development of our modern distance education program and is responsible for organizing the formulation and implementation of the national "Plan for Developing Modern Distance Education". The strategy for developing the "Modern Distance Education Project" is characterized by governmental support at the initial stage and self-financed operation in the long run. The advanced means of information technology should be adopted in light of China's actual conditions to keep upgrading modern distance education.

           To create a favorable condition for the development of modern distance education, it is desirable for the telecommunications companies to give preferential treatment to the operation of the modern distance education network by reducing the rates of fees in accordance with current international practice. Besides, tariff concession should be accorded to imported equipment, including both donated and purchased items, in accordance with applicable legal provisions."

           The plan also calls for an increase in financing for education. It contains a commitment by the Ministry of education to raise educational appropriations in the budgets of the Provinces and that these increases would be used to cover portions of expenses created by the plan.

HISTORY OF DISTANCE LEARNING IN CHINA

           While Internet based "modern" distance learning is new to China, as it is to most countries, China has utilized distance learning for many years. According to materials available from the China Education and Research Network (CERNET), available at WWW.EDU.CN:

           "Chinese educational technology first started with college audio-visual programs in l920's in the School of Agriculture of Jinling University. In l922, they used slides and films with oral explanations recorded on phonograph to publicize the scientific methods for cotton-planting. Audio-visual education was developed in various schools at all levels after l949. Radio and television universities were successively established in Beijing, Shanghai, and Shenyang in l960. Educational technology was greatly developed after the implementation of reform and open to the outside world policies. The State Council approved to set up the Central Radio and Television University (CRTVU) and the Central Audio-visual Center in China in 1978. After that radio and television universities and audio-visual centers were restored or established in provinces, autonomous regions, and municipalities directly under the Central Government and separate planning cities except Tibet China Educational Television Station was set up in 1986 and provincial educational television stations were established in Liaoning, Jilin, Shanghai, Jiangsu, Fujian, Jiangxi, Ningxia, Xinjiang and other provinces, cities and autonomous regions."

           Currently China has approximately 44 radio and television universities, 831 municipal radio and television university branches, and 1699 county level branches. In 1987, China began using satellite transmissions in its system of television universities. According to CERNET, by 1997, over 10,000 satellite stations had been established in the Chinese education system.

                        OUR MARKETING AND SALES STRATEGY

           We refer to our marketing strategy as the "Tengtu Pattern." Under the Tengtu Pattern, our goal is to make our customers into our cooperative and joint venture partners. To this end, through Operation Morning Sun, we were able to establish a close working relationship with the Chinese central Ministry of Education and NCAVE as partners in the sale and distribution of our products and services by performing necessary services and receiving approximately 35% of the income generated. Operation Morning Sun has also allowed us to work closely with centers for audio/visual education at the Provincial, city and county levels giving us a sales channel that covers almost all of China.

           Once we have entered into a cooperation or joint venture agreement with a central or local government entity for the provision of our products or services, it becomes very difficult for other companies to compete with us in the area covered by the agreement because the agreements tend to be exclusive.

           With respect to our Total Solution product, our marketing goals are to supply a product which meets the standards set for information technology education by the Ministry of Education and to stimulate demand for additional teaching and learning resources provided on CDs and through the CBERC and LBERC portals which are supported by the Total Solution.

           In order to coordinate our marketing activities, Tengtu China has set up a Marketing Division, with a sales force of approximately 210 people, including technical support personnel. Most of the sales force are full-time employees who are paid a salary plus a commission based on sales. We currently have 21 branch offices throughout China in which there are at least 3 marketing employees per branch.

           We cooperate closely with the local audio/video education centers in sales of our products and services. Generally, our marketing activities with respect to the Total Solution are as follows.

           The local audio/video education centers send flyers to the schools advertising Tengtu seminars where we discuss our products as well as information technology and information technology based education in general. Our salesmen attend these seminars, at which there are up to 100 attendees, in order to meet potential purchasers of our products. Our salesmen follow-up with the schools that attend the pre-sale seminars and actually visit the schools in order to get orders. Once software and/or equipment is installed, we offer post-sale training.

           Our marketing activities for CBERC and LBERC are as follows. When a province is signed up by us for an LBERC, the local Ministry of Education calls a meeting to advise the schools that they need to subscribe because it is a Provincial initiative. The Province also will issue an order to the schools that they must use us to connect to CBERC and LBERC. However, despite this, there is nothing that can be done to actually force a school to subscribe. We also plan to promote CBERC and LBERC at the Tengtu seminars.

           We do not advertise in any trade publications or engage in any other advertising activities.

           In the future, we plan to target parents and students as customers. We plan to do this by having branch office personnel recruit teachers in charge of information technology to sell products. There would be a 5% commission paid to the teacher and 20% to the school. The teachers can recommend our products to the school principal, who can then recommend them to other teachers and students. The branch office personnel may also bring products to the schools and school districts for demonstrations.

                              INTELLECTUAL PROPERTY

           We rely primarily on trade secrets to protect our proprietary software products. We execute confidentiality and non-disclosure agreements with our software development employees and limit access to and distribution of our proprietary information and source code. Of the 14 current software products that we have developed, we have applied for copyright protection in China for seven of them and plan to copyright the remaining seven.

           The departure of any of our management or significant technical personnel, the breach of their confidentiality and non-disclosure obligations, or the failure to achieve our intellectual property objectives may have a material adverse effect on our business, financial condition and results of operations.

           We believe our success depends upon the knowledge and experience of our management and technical personnel and our ability to market our existing products and to develop new products. While we have confidentiality and non-compete agreements with our software development employees in China, we do not know the extent to which such provisions are enforceable in the Chinese courts. While we believe that we have adequately protected our proprietary technology, and we will take all appropriate and reasonable legal measures to protect it, the use of our processes by a competitor could have a material adverse effect on our business, financial condition and results of operations.

              On September 12, 2001, we applied to the Trademark Office of State Bureau of Industry and Commerce of PRC to register the Tengtu name as a trademark. We have not yet received a response to our application which is still pending. There can be no assurance that the Tengtu name will be permitted as a registered trademark in China and therefore, other companies may be free to use the Tengtu name in competing or other businesses which could have a material adverse effect on our business, financial condition and results of operations.

                                    LICENSES

           In order to operate our business in China, we use or possess licenses issued by the Chinese Government. There can be no guarantee that any of the licenses we use or possess will be renewed, when up for renewal, or that that they will not be revoked by the Chinese Government. The loss of any of the licenses we use of possess may have a material adverse effect on our business.

           In order to transmit content via satellite for CBERC and LBERCs, we require the use of a satellite license. NCAVE provides us with the use of a satellite license pursuant to our Cooperation Agreement with it. However, sufficient bandwidth for our transmissions is not always available through NCAVE. Therefore, Beijing Tengtu TianDi Network Co., Ltd. entered into a cooperation agreement with Beijing Yu Xin Electronics Company, the holder of a satellite license which terminates in 2004, that allows TianDi to use Beijing
Yu Xin's satellite delivery platform to deliver K-12 and adult continuing education content. The agreement terminates on August 30, 2002. At that time, it will either be renewed, or TianDi will enter into a new agreement with another satellite provider. If we are unable to extend the term of the agreement or enter into a new agreement with another party by August 30, 2002, temporary disruptions in CBERC transmissions could result. Because there are numerous companies in China which have the appropriate licenses and equipment for satellite transmissions, we believe the possibility of a CBERC service disruption due to the termination of the Beijing Yu Xin agreement to be unlikely.

           Tengtu Electronic Publishing House, a company affiliated with Tengtu China, has an electronic publishing license for educational materials which is renewed every two years. Its renewal is currently pending, however, Tengtu Electronic Publishing House may, in the opinion of our Chinese counsel, continue using the license during this period. We believe that Tengtu Electronic Publishing House is only one of eight companies in China, and the only private company, granted an electronic publishing license for educational materials. Tengtu China makes use of the electronic publishing license, in order to publish educational content for CBERC and LBERCs.

           In the event that the electronic publishing license is lost, or is not renewed, we would not be able to make retail sales of books, CD ROM's and tapes in the Chinese retail market unless we are able to obtain access to another license. Sales of our Total Solution and related products to the PRC K-12 schools would be unaffected. While we plan to expand into the retail market in the future, our current activities in the retail market are minimal.

           The loss or failure to obtain a renewal of the electronic publishing license would also prevent us from providing educational information and e-business content through CBERC and LBERCs, and therefore, from deriving any revenues from CBERC and LBERC user fees for electronically published content. We expect that these user fees will be a major source of our revenues in the future. However, because the Chinese Ministry of Education, our partner in the establishment of the CBERC, also has an electronic publishing license, it is likely that we would be permitted to use that license in the event our joint venture partner's license is not renewed.

           In September, 2000, the State Council of China and the Chinese Ministry of Information Industry issued regulations requiring that all commercial internet content providers obtain an Internet Content Provider License. Such a license will be necessary for us once any of the CBERC or LBERC web portals are completed because we will disseminate information over the internet through the portals.

           TianDi is currently in the process of obtaining an Internet Content Provider License. While we believe that TianDi will be able to obtain the necessary license, if it is unable to do so, or if there is a significant delay in obtaining the necessary license, we would be unable to proceed with the CBERC and LBERC projects. This would materially and adversely affect our operations, business and revenues because we expect that a major portion of our future revenues will be derived from these projects.


                                   COMPETITION

           We face competition in each of our lines of business. With respect to the educational software and distance learning market in general, we believe that IBM has recently stated that it wants to capture 25% of the education market worldwide. In fact, IBM has already entered the Chinese market and is offering software similar to the Video On Demand component of the Total Solution and is involved in developing resource centers and satellite projects.

           With respect to the sale of educational software, our main competition comes from Beijing Kelihua (Clever) Co., a Chinese public company, which currently has a large percentage of the educational software market. We believe Kelihua is currently China's largest K-12 educational software company, and, like us, it cooperates closely with the Chinese Government and has also been in the educational software business longer than us.

           Another major competitor is Hangzhou Zheda Huatai Science & Technology Co. which has also been in business longer than us and sells products similar to the Total Solution. We believe that there are also five or six other companies which offer software which has some, but not all, of the functions of the Total Solution.

           With respect to the CBERC project, we do not face any significant competition at the current time because NCAVE has chosen us as its partner for the project. While other companies may create a similar portal, it is unlikely that NCAVE will promote its use because our May 22, 2002 agreement with NCAVE states that NCAVE shall not cooperate with a third party in the same or similar business as the joint venture company. With respect to LBERCs, our main competition is from Kelihua, Legend Computer Co., a large public company in China, and Bai Nian Shu Ren, another privately held Chinese company. There are also several other smaller competitors for the LBERC projects.

           Our CBERC and LBERC projects also face competition from educational resource providers which provide information in other formats. First, there are several companies, including Kelihua, which set up local web schools via the Internet. Because broadband connections are generally not available in China, the types of multimedia content available is limited.

           Second, several companies provide educational content to schools by means of a teletype machine. While this is a cheap alternative for many schools, the educational resources in a text format are not compatible with a computer network.

           Third, several companies provide educational content via a satellite network only, which allows for transmission of multimedia materials. The price for these materials tends to be high, but these companies do not have as much quality content as is currently available through CBERC.

           With respect to systems integration services, there are numerous companies engaged in this business, some of which are larger than us, and many of which are smaller. The smaller companies have an advantage in that they can get information more rapidly in their local markets and tend to have personal relationships with their local customers.

                            RESEARCH AND DEVELOPMENT

           For the fiscal years ended June 30, 2001, 2000 and 1999, Tengtu China funded all of our research and development activities. In the nine months ended March 31, 2002, we incurred research and development expenses of approximately $471,000 relating to payments to a software development company for work on the CBERC portal development.

                      OUR SUBSIDIARIES AND OTHER BUSINESSES

                                   TIC BEIJING

           TIC Beijing Digital Pictures Co., Ltd., is our wholly-owned subsidiary which commenced operations in July, 1997. Until 1999, TIC Beijing was engaged in the business of television post-production and the production of two and three dimensional cartoons. In 1999, TIC Beijing lost a contract with a Beijing television movie channel that had accounted for approximately 60% of its revenues. At that time the movie channel purchased its own post-production equipment and no longer required TIC Beijing's services.

           By 1999, relatively inexpensive hardware and software for post-production became available making it relatively easy for individuals to accomplish the same post-production work that TIC Beijing could do, at a lower cost. Therefore, TIC Beijing was unable to replace the business it had lost.

           At the end of 1999, TIC Beijing closed its cartoon production department because several cartoon deals had fallen through.

           In August 2000, TIC Beijing rented out its equipment to an unaffiliated company for thirteen months at a rental amount which covered its expenses and payroll. When that agreement ended, TIC Beijing rented its equipment to another unaffiliated company for a one year period in an amount sufficient to cover its costs.

           TIC Beijing currently has four employees. One employee manages the relationship with the lessees of the equipment, one maintains the equipment and the two other employees are accounting personnel required under Chinese law. There are no current plans for TIC Beijing to engage in any business other than leasing its equipment as long as the income is sufficient to at least cover its expenses and payroll.

                         EDSOFT PLATFORMS (CANADA) LTD.
                        AND EDSOFT PLATFORMS (H.K.) LTD.

           In July, 1999, we formed a joint venture company, Edsoft Canada, in which we have a 60.2% interest, to market and sell educational software tailored to the educational market in Hong Kong through Edsoft H.K., a Hong Kong company wholly owned by Edsoft Canada. The shareholders, other than us, in Edsoft Canada are Goodwill Technologies, Ltd. (17.7%) and Wing Fat Hong, Ltd. (22.1%), both British Virgin Islands companies.

           In 2002, Edsoft ceased operations and began to wind down its business which was not profitable to us and which required extensive additional investment. Edsoft currently does not have any employees and we plan to take steps to dissolve both Edsoft entities.

                           ICONIX INTERNATIONAL, INC.

           On October 6, 2000, the assets of Iconix International, Inc., which was 32% owned by us, were sold for $5,000,000 (Canadian). Iconix developed and marketed network management software for the K-12 market. We were to receive a cash distribution of approximately U.S.$580,000 from the proceeds of the sale of the assets. To date, we have received U.S. $219,488 of these proceeds. Collection of the balance is doubtful due to financial difficulties experienced by the purchaser of the assets.

                              EBIZTENGTU.COM, INC.

           On March 6, 2000, we formed ebiztengtu.com, Inc. in Delaware as a wholly owned subsidiary to focus on Internet related businesses. To date, it has been inactive.

                  FINANCIAL INFORMATION ABOUT GEOGRAPHIC AREAS

           We operate principally in two geographic areas: China and Canada. For the fiscal year ended June 30, 2001, we also operated in Hong Kong. The following is a summary of the information by area for the fiscal year ended June 30, 2001 and the nine months ended March 31, 2002 (rounded to the nearest $000). For the fiscal years ended June 30, 2000 and 1999, we had minimal sales and incurred principally administrative expenses.

Net Sales to Unaffiliated Customers:           JUNE 30, 2001     MARCH 31, 2002
                                               -------------     --------------

           China                               $  5,995,000        $ 11,955,000
           Canada                                         0                   0
           Hong Kong                                219,000                   0
                                               ------------        ------------
                                               $  6,214,000        $ 11,955,000
                                               ============        ============
Income From Operations

           China                               $  1,753,000        $  4,328,000
           Canada                                         0                   0
           Hong Kong                               (108,000)                  0
Other income                                        867,000               4,000
General corporate expenses                       (2,406,000)         (3,596,000)
                                               ------------        ------------
Net income                                     $    104,000        $    736,000
                                               ============        ============

Identifiable Assets

           China                               $  7,906,000        $ 17,698,000
           Hong Kong                                 27,000                   0
General corporate assets                          1,298,000             831,000
                                               ------------        ------------
Total Assets                                   $  9,231,000        $ 18,529,000
                                               ============        ============



           There were no inter-area sales in the fiscal year ended June 30, 2001 or the nine months ended March 31, 2002. The income from China operations are net of minority interest of $(1,500,000) for the nine months ended March 31, 2002. Identifiable assets are those that are identifiable with operations in each geographic area. General corporate assets consist primarily of cash, cash equivalents, fixed assets and prepayments. Sales are attributed to areas based on location of customers.

                       ENFORCEABILITY OF CIVIL LIABILITIES
                             AGAINST FOREIGN PERSONS

           Although we are incorporated in the State of Delaware, eight of our nine directors are not residents of the United States. Only one officer is a resident of the United States. Therefore, investors wishing to sue our officers and directors can probably not effect service of process within the United States on those persons who are non-resident, and may have difficulty enforcing judgments obtained in U.S. courts against those foreign persons based upon the civil liability provisions of the U.S. federal securities laws. We have made no determination as to any such investor's ability to bring an original action in an appropriate foreign court to enforce liabilities against any non-resident of the United States based upon the U.S. federal securities laws or the investor's ability to enforce, in an appropriate foreign court, judgments of U.S. courts based upon the civil liability provisions of the U.S. federal securities laws.

                       WHERE YOU CAN FIND MORE INFORMATION

           We have filed with the U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form S-1, as amended, under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

           Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

           You may review a copy of the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

           You may also read and copy any reports, statements or other information that we have filed with the SEC on Forms 10, 10-K, 10-Q and 8-K at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

                            DESCRIPTION OF PROPERTY

           We do not own any significant physical properties. We have entered into an operating lease for office space. The annual rental payments on the lease are $30,000 (Canadian) per year or approximately U.S. $19,175.

                               LEGAL PROCEEDINGS

           On September 12, 2001, Swartz Private Equity, L.L.C., served us with a complaint which was filed in state court in Fulton County, Georgia. This complaint was filed in response to our advising Swartz by letter dated August 28, 2001, that we viewed the Investment Agreement between us and Swartz, along with the accompanying commitment warrants to be void and unenforceable.

           The complaint alleges that we breached the Investment Agreement and commitment warrants by failing to deliver 250,000 shares upon Swartz's partial exercise of the commitment warrants. Swartz seeks the following damages: (1) a $200,000 termination fee under the Investment Agreement; (2) a cash amount equal to the value of our common stock on the date of partial exercise of the commitment warrant; (3) damages for late delivery of shares under the commitment warrant; (4)monetary damages for lost market opportunity equal to the highest value of our common stock during the term of the breach; (5) a replacement warrant for 850,000 shares of our common stock; (6) attorney's fees; (7) additional warrants under a Warrant Anti-Dilution Agreement; and (8) such other and further relief as the court deems just and proper.

           We made a motion to dismiss Swartz's complaint in October 2001. That motion is still pending before the court.

           In January, 2002, we were served with a summons and verified complaint which was filed in the United States District Court for the Southern District of New York. The plaintiff in the action is Hecht & Associates, P.C., our former counsel, and we are the defendant. The verified complaint alleges that Hecht & Associates, P.C. was not paid for certain legal services provided to us and seeks a judgment in the amount of $133,334.12, plus interest at the rate of 1.25%, the costs of the action and such other relief as the court deems proper. We believe that we have meritorious defenses to the claims in the verified complaint and have moved to dismiss the complaint in its entirety. That motion is currently pending before the court.

         In January, 2002, we were served with a verified complaint which was filed in the Supreme Court of the State of New York, County of New York. The plaintiff in the action is Charles J. Hecht, a principal of Hecht & Associates, P.C. and one of our shareholders, and we are the defendant. The verified complaint alleges that Mr. Hecht submitted a check in the amount of the exercise price of certain stock options granted to Hecht & Associates, P.C. but that the stock was not delivered. Plaintiff seeks a mandatory injunction requiring delivery to plaintiff of 114,166 shares of our common stock. Plaintiff further seeks (1) damages in the sum of $51,941.34, (2) additional damages for diminution in the value of the common stock from the time it should have been delivered and (3) punitive damages. We believe we have meritorious defenses to the claims in the verified complaint and have moved to dismiss the complaint in its entirety. That motion is currently pending before the court.

           Except as set forth above, neither we nor our subsidiaries are currently a party to any material pending legal proceeding, nor do we know of any proceeding that any governmental authority may be contemplating against us.

           MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

           The principal market where our common stock is traded is the NASDAQ over-the-counter Bulletin Board. The high and low bid prices of our common stock for each quarter within the period July 1, 1999 through March 31, 2002 were:

                                        HIGH/ASK              LOW/BID

3rd Quarter 1999 -                       0.2500                0.1250
4th Quarter 1999 -                       4.1875                0.2500
1st Quarter 2000 -                       4.8750                1.8750
2nd Quarter 2000 -                       2.6875                0.8750
3rd Quarter 2000 -                       1.7969                0.5625
4th Quarter 2000 -                       0.9688                0.2188
1st Quarter 2001 -                       0.5312                0.2188
2nd Quarter 2001 -                       1.3600                0.2500
3rd Quarter 2001 -                       1.8800                0.7700
4th Quarter 2001 -                       1.5500                0.7900
1st Quarter 2002 -                       1.2400                0.5300
2nd Quarter 2002 -                       0.7400                0.4100

           The high and low bid prices for our common stock on August 8, 2002 were: $.38 and $.34.

           The above over-the-counter market high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. These high and low bid quotation were obtained from Yahoo Finance.

           Because the trading price of our common stock is less than $5.00 per share, trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934, as amended. Under this rule, broker-dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser's written consent prior to the transaction. Our common stock is also subject to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, which requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the associated risks. Such requirements could severely limit the market liquidity of the common stock and the ability of purchasers in this offering to sell their securities in the market.

           We have one class of common equity held by approximately 2,700 holders of record. No dividends have been declared during the last two fiscal years or the subsequent interim period.

           There are no restrictions which affect or are likely to affect our ability to pay dividends in the future. However, we do not expect to pay dividends in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

           The following table contains information regarding securities authorized and available for issuance under our equity compensation plans for employees, Officers, Directors and consultants. Each of the options listed were issued under our 1997 or 1999 Stock Option Incentive Plans, or pursuant to an individual agreement. Our 1997 and 1999 Stock Option Plans have expired and therefore, no further option issuances will be made from those plans. We have no current stock option incentive plan.



                                               EQUITY COMPENSATION PLAN INFORMATION



                 Plan category                    Number of securities to be    Weighted average exercise      Number of securities
                                                   issued upon exercise of         price of outstanding      remaining available for
                                                     outstanding options,         options, warrants and          future issuance
                                                     warrants and rights                  rights

                                                             (a)                           (b)                         (c)

Equity compensation plans approved by security           2,701,555                         $.249                        0
holders (1)

Equity compensation plans not approved by                  300,000                         $1.50                        0
security holders (2)

Total                                                    3,001,555                          $.318                       0


(1) Represents options to purchase our common stock issued under our 1997 and 1999 Stock Option Incentive Plans.

(2)  Represents Warrants granted to former investor relations firms.

(e)  FINANCIAL STATEMENTS

           Financial Statements are included on Pages F-1 through F-32.

           The Table of Contents to the Financial Statements is as follows:

Index to Financial Statements:

Independent Auditor's Report                                                 F-1

Consolidated Balance Sheets at June 30, 2001 and 2000                        F-2

Consolidated Statements of Operation for the years ended June 30,
2001, 2000 and 1999                                                          F-3

Consolidated Statements of Stockholders' Deficit for the years
ended June 30, 2001, 2000 and 1999                                           F-4

Consolidated Statements of Cash Flows for the years ended
June 30, 2001, 2000 and 1999                                                 F-5

Notes to Consolidated Financial Statements                           F-6 to F-23

Unaudited Consolidated Balance Sheets at
March 31, 2002 and June 30, 2001                                            F-24

Unaudited Consolidated Statements of Operations
for the nine  months ended
March 31, 2002 and March 31, 2001                                           F-25

Unaudited Consolidated Statements of Operations
for the three  months ended
March 31, 2002 and March 31, 2001                                           F-26

Unaudited Consolidated Statements of Cash Flows for
the nine months ended March 31, 2002 and
March 31, 2001                                                              F-27

Notes to Unaudited Consolidated Financial Statements                F-28 to F-32

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders
Tengtu International Corp.

We have audited the accompanying consolidated balance sheets of Tengtu International Corp. and its subsidiaries as of June 30, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three fiscal years in the period ended June 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tengtu International Corp. and its subsidiaries as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America.



                                                   Moore Stephens, P.C.
                                                   Certified Public Accountants

New York, New York
August 21, 2001,
except for Note 17,
as to which the date is
August 31, 2001



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                                                          June 30,
CURRENT ASSETS                                             2001             2000
                                                           ----             ----


Cash and cash equivalents                              $  1,026,400    $    919,091
Accounts receivable, net of
  allowance for doubtful accounts
  of $200,997 ($200,997 in 2000)                             16,578          36,009
Due from related party                                    6,462,887         170,123
Prepaid expenses                                            500,082           3,715
Inventories                                                   2,452          18,071
Other receivables                                           339,044           7,588
                                                       ------------    ------------

      Total Current Assets                                8,347,443       1,152,597
                                                       ------------    ------------

PROPERTY AND EQUIPMENT, net                                 711,385         967,840
                                                       ------------    ------------

OTHER ASSETS
Notes receivable                                             71,940          71,940
Advance to Director                                            --            60,011
License fees                                                100,000         125,000
Other assets                                                   --            30,454
                                                       ------------    ------------
                                                            171,940         287,405
                                                       ------------    ------------
TOTAL ASSETS                                           $  9,230,768    $  2,407,842
                                                       ============    ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable                                       $    959,022    $  1,690,658
Accrued expenses                                            380,684         419,160
Related party loan payable                                     --           100,000
Due to related party consultants                          1,625,026       1,417,026
Short-term loan                                              94,150            --
Other liabilities                                           451,299         414,197
                                                       ------------    ------------
   Total Current Liabilities                              3,510,181       4,039,041
                                                       ------------    ------------
OTHER LIABILITIES
     Related party loans payable                            255,297         255,490
     Convertible debenture, net of discount               1,274,030       1,194,334
                                                       ------------    ------------
                                                          1,529,327       1,449,824
COMMITMENTS [Note 8]

STOCKHOLDERS' EQUITY (DEFICIT) Preferred stock,
     par value $.01 per share;
     authorized 10,000,000 shares; issued -0- shares
    Common stock, par value $.01
     per share; authorized 100,000,000
     shares; issued 45,089,673 shares                       450,897         238,907
    Additional paid in                                   18,832,469      11,871,444
    Accumulated deficit                                 (15,080,108)    (15,184,374)
    Accumulated Other Comprehensive Income (Loss):
      Cumulative translation adjustment                     (11,214)         (6,216)
                                                       ------------    ------------
                                                          4,192,044      (3,080,239)
    Less: Treasury stock, at cost,
      78,420 common shares                                     (784)           (784)
                                                       ------------    ------------
    Total Stockholders' Equity (Deficit)                  4,191,260      (3,081,023)
                                                       ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS'
           EQUITY (DEFICIT)                            $  9,230,768    $  2,407,842
                                                       ============    ============



              The accompanying notes are an integral part of these
                       consolidated financial statements.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                          FOR THE YEARS ENDED JUNE 30,

                                          2001             2000             1999
                                          ----             ----             ----


SALES                                  $  6,213,450    $    358,026    $    624,121
COST OF SALES                             3,091,102         506,864         769,608
                                       ------------    ------------    ------------
                                          3,122,348        (148,838)       (147,487)
                                       ------------    ------------    ------------

OPERATING EXPENSES
  Research and development                     --              --             1,440
  General and administrative              2,014,899       1,537,833         699,582
  Related party consultants                 829,772       1,492,813         774,870
  Bad Debts (recovery)/expense              163,684          (8,984)        143,347
  Advertising                                39,406          28,991              19
  Selling                                   602,132          74,819          52,671
  Depreciation                               55,910          58,698          43,217
                                       ------------    ------------    ------------
                                          3,707,803       3,184,170       1,715,146
                                       ------------    ------------    ------------
OTHER INCOME (EXPENSE)
  Equity earnings (loss) in investee        219,488         (80,147)        (65,274)
  Interest income                            13,100          22,641           3,923
  Interest expense                         (176,111)     (1,311,373)           --
  Other income                              632,974           2,240          35,585
  Other expense                              (1,731)        (29,837)           --
                                       ------------    ------------    ------------
                                            687,720      (1,396,476)        (27,766)
                                       ------------    ------------    ------------
INCOME (LOSS) BEFORE
    MINORITY INTERESTS                      104,265      (4,729,484)     (1,886,399)
MINORITY INTERESTS IN
    SUBSIDIARY'S LOSS                          --           (28,200)           --
                                       ------------    ------------    ------------
NET INCOME (LOSS)                      $    104,265    $ (4,701,284)   $ (1,886,399)
                                       ============    ============    ============

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic                                    24,977,353      20,863,271      19,317,382
Common stock equivalents                  1,637,441            --              --
                                       ------------    ------------    ------------
Diluted                                  26,614,794      20,863,271      19,317,382

EARNINGS (LOSS) PER COMMON SHARE:
Basic                                  $      0.004    $     (0.225)   $     (0.097)
Diluted                                $      0.004    $     (0.225)   $     (0.097)


              The accompanying notes are an integral part of these
                       consolidated financial statements.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                FOR THE YEARS ENDED JUNE 30, 2001, 2000 and 1999
                                                                                                          Accumulated
                                                        Additional                                           Other
                                    Common Stock         Paid-in      Comprehensive      Accumulated      Comprehensive
                             Shares         Amount       Capital       Income(Loss)        Deficit         Income(Loss)
                           --------------------------------------------------------------------------------------------


Balance-June 30, 1998      19,297,107    $ 192,972    $  9,394,651                      $ (8,596,690)     $     (9,335)
Issuance of common stock
 related to deferred
 compensation                180,500         1,805           8,258               0                 0                 0
Amortization of deferred
 compensation related to
 stock options and common
 stock for services                0             0               0               0                 0                0
Other Comprehensive Income:
 Foreign currency adjustment       0             0               0    $      2,583                              2,583
Comprehensive Income:
 Net loss                          0             0               0      (1,886,399)       (1,886,399)               0
                                                                      ------------
Comprehensive Income                                                  $ (1,883,816)
                         -----------  ------------    ------------    ============      ------------     ------------
Balance-June 30, 1999     19,477,607       194,777       9,402,909                       (10,483,089)          (6,752)

Issuance of common stock     963,000         9,630         166,095               0                 0                0
  for cash
Issuance of common stock
 for promissory notes        330,000         3,300          68,640               0                 0                0
Issuance of common stock
 for services              3,120,000        31,200         733,800               0                 0                0
Amortization of deferred
 compensation related to
 stock options and common
 stock for services                0             0               0               0                 0                0
Paid-in capital related to
 convertible
 debenture                         0             0       1,153,846               0                 0                0
Paid-in capital related to
 detachable warrant-
 debenture                         0             0         346,154               0                 0                0
Other Comprehensive Income:
 Foreign currency adjustment       0             0               0    $        536                 0              536
Comprehensive Income:
 Net loss                          0             0               0      (4,701,285)       (4,701,285)               0
                                                                      ------------
Comprehensive Income                                                  $ (4,700,749)
                        ------------    ----------    ------------    ============      ------------     ------------
Balance-June 30, 2000     23,890,607       238,907      11,871,444                      $(15,184,374)    $     (6,216)


Issuance of common stock     636,871         6,369         140,144               0                 0                0
 for services
Loan conversion            7,301,526        73,015       2,139,400               0                 0                0
Issuance of common stock  13,260,669       132,606       3,845,592               0                 0                0
  for cash
Paid-in capital related to
 granted options and service       0             0         214,908               0                 0                0
Common shares
 to be issued for interest
 expense                           0             0          56,515
Paid-in capital related to
 warrants issued                   0             0         564,466               0                 0                0
Other Comprehensive Income:
Foreign currency adjustment        0             0               0    $     (4,998)                0     $     (4,998)

Comprehensive Income:
 Net income                        0             0               0         104,266           104,266                0
                                                                      ------------
Comprehensive Income                                                  $     99,268
                        ------------  ------------    ------------    ============      ------------     ------------
Balance - June 30, 2001   45,089,673  $    450,897    $ 18,832,469                      $(15,080,108)    $    (11,214)
                        ============  ============    ============                      ============     ============





                           Treasury                      Unamortized
                           Stock            Deferred    Stockholders'
                           At Cost      Compensation    Equity (Deficit)
                           --------------------------------------------
Balance-June 30, 1998   $       (784) $   (476,563)   $    504,251
Issuance of common stock
 related to deferred
 compensation                      0             0          10,063
Amortization of deferred
 compensation related to
 stock options and common
 stock for services                0       293,750         293,750
Other Comprehensive Income:
 Foreign currency adjustment       0             0           2,583
Comprehensive Income:
 Net loss                          0             0      (1,886,399)

Comprehensive Income
                        ------------  ------------    ------------
Balance-June 30, 1999           (784)     (182,813)     (1,075,752)
Issuance of common stock           0             0         175,725
  for cash
Issuance of common stock
 for promissory notes              0             0          71,940
Issuance of common stock
 for services                      0             0         765,000
Amortization of deferred
 compensation related to
 stock options and common
 stock for services                0       182,813         182,813
Paid-in capital related to
 convertible
 debenture                         0             0       1,153,846
Paid-in capital related to
 detachable warrant-
 debenture                         0             0         346,154
Other Comprehensive Income:
 Foreign currency adjustment       0             0             536
Comprehensive Income:
 Net loss                          0             0      (4,701,285)

Comprehensive Income
                        ------------  ------------    ------------
Balance-June 30, 2000           (784) $          0    $ (3,081,023)

Issuance of common stock
 for services                      0             0         146,513
Loan conversion                    0             0       2,211,416
Issuance of common stock           0             0       3,979,197
  for cash
Paid-in capital related to
 granted options and services      0             0         214,908
Common shares
 to be issued for interest
 expense                           0             0          56,515
Paid-in capital related to
 detachable warrant -
 debenture                         0             0         564,466
Other Comprehensive Income:
Foreign currency adjustment        0             0          (4,998)

Comprehensive Income:
 Net income                        0             0         104,266

Comprehensive Income
                        ------------  ------------    ------------
Balance - June 30, 2001 $       (784) $          0    $  4,191,260
                        ============  ============    ============



        The accompanying notes are an integral part of these consolidated financial statements.




                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          FOR THE YEARS ENDED JUNE 30,


                                                         2001           2000         1999
                                                    ------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES

Net Income (Loss)                                   $   104,266    $(4,701,285)   $(1,886,399)
Adjustments to reconcile net income (loss) to
 net cash used by operating activities:
   Depreciation and amortization                        286,468        266,614        292,808
   Provision for (recovery of) bad debt                    --           (8,984)       143,081
   Loss on investment at equity                            --           80,147         65,274
   Noncash compensation expense on
     shares issued for services                         987,846        947,813        303,813
   Noncash interest expense-
     convertible debenture                               79,695      1,194,334           --
   Changes in operating assets and liabilities
     Decrease(Increase) in operating assets:
       Accounts receivable                               19,431         22,398        (76,644)
       Due from related party                        (6,292,763)       138,208         (2,762)
       Prepaid expenses                                (496,368)        26,188          5,307
       Inventories                                       15,619         16,377        191,164
       Advances to suppliers                               --             --          122,415
       Other receivables                               (333,456)         7,757         13,382
       Due from investee                                   --             --           50,000
       Advance to Director                                 --          (30,011)       (30,000)
       Other assets                                      30,454         28,390        (44,307)
     Increase (Decrease)in operating liabilities:
       Accounts payable                                (731,636)        90,249         87,615
       Accrued expenses                                 (38,476)        14,384         53,019
       Due to related party consultants                 270,011        357,477        481,124
       Other liabilities                                131,252        366,267         (1,768)
                                                   ------------------------------------------

   Net Cash Used by Operating Activities             (5,967,658)    (1,187,677)      (232,878)
                                                   ------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of property and equipment                      (5,013)       (42,535)       (63,959)
                                                   ------------------------------------------

  Net Cash Used by Investing Activities                  (5,013)       (42,535)       (63,959)
                                                   ------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from loans                                  2,107,000      1,858,064           --
 Cash received for shares issued                      3,978,200        175,725           --
                                                   ------------------------------------------

  Net Cash Provided by Financing Activities           6,085,200      2,033,789           --
                                                   ------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                  (5,221)        (2,038)         2,583

INCREASE(DECREASE) IN CASH
  AND CASH EQUIVALENTS                                  107,308        803,539       (294,254)

CASH AND CASH EQUIVALENTS,
beginning of year                                       919,091        115,552        409,806
                                                   ------------------------------------------

CASH AND CASH EQUIVALENTS, end of year              $ 1,026,399    $   919,091    $   115,552
                                                   ==========================================


        The accompanying notes are an integral part of these consolidated financial statements.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.         THE COMPANY

Tengtu International Corp. (the "Company") was incorporated in Delaware on May 6, 1988 as Galway Capital Corporation for the purpose of seeking potential ventures. On May 24, 1996 the Company changed its name to Tengtu International Corp. The Company's main activities, which are carried out through its subsidiaries and investee, are the development and marketing of e-educational system software and sourcing and distribution of e-education course content in China.

2.         SIGNIFICANT ACCOUNTING POLICIES

           a)        PRINCIPLES OF CONSOLIDATION

           The consolidated financial statements include the accounts of the Company and subsidiaries over which it owns more than a 50% equity interest. Significant inter-company balances and transactions have been eliminated on consolidation.

           The Company contributed capital of $10,990,000 to a Chinese subsidiary in which the minority Chinese partner has a 43% interest. No portion of the $10,990,000 has been allocated to the minority as the joint venture agreement that concerns the subsidiary assigns all rights to that contribution to the Company. In accordance with Accounting Research Bulletin 51, the Company has charged to income the loss applicable to the minority interests that is in excess of the minorities' interests in the equity capital of the subsidiaries, including any guarantees or commitments from minority shareholders for further capital contributions.

           In the case of its joint venture subsidiary, the Company and the minority interest holder agreed that the contribution of software and hardware by the minority interest to the joint venture had no fair market value at the time of the contribution. The joint venture, therefore, assigned a $0 value to these assets. The minority also contributed a contract to the joint venture that gives the joint venture the right to provide the Chinese public school system with certain educational materials, including software and textbooks. A value of $0 was assigned to the contract by the joint venture, as it could not create a reliable model of revenue streams or cash flows associated with the contract at the time of the contribution.

           b)         USE OF ESTIMATES

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at June 30, 2001, and reported amounts of revenues and expenses during each of the three fiscal years then ended. Actual results could differ from those estimates.

           c)        REVENUE RECOGNITION

           Revenue from the sale of hardware is recognized when the products are delivered to the customer. Revenue from the sale of software products, which do not require any significant production, modification or customization for the Company's targeted customers and do not have multiple elements, is recognized in accordance with paragraphs 7 and 8 of SOP 97-2. These paragraphs require four conditions to be present in order to recognize revenue: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the Company's fee is fixed and determinable and (4) collectibility is probable.

           Revenue from software license fees is recognized on a straight-line basis over the term of the license.

           Hardware and software are delivered to customers at or at approximately the same time. Software is generally installed within two weeks of delivery.

           The hardware sold includes personal desktop computers, printers, network servers, monitors, modems, hard drives and other storage media and cables. The Company's software cannot be installed until the hardware is delivered. Therefore, a delay in delivery of hardware will delay the recognition of software sales revenues.

           d)        INVENTORIES

Inventories are priced at the lower of cost, on a weighted-average basis, or market and consist primarily of computer hardware and software.

           e)        LONG-LIVED ASSETS

Property and equipment are stated at cost. Depreciation is provided primarily by the straight- line method over the estimated useful lives of the assets. Other long-lived assets are amortized using the straight-line method over the contract life or the useful life, whichever is shorter.

           f)        CASH EQUIVALENTS

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

           g)        INCOME TAXES

           The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to determine deferred tax assets and liabilities. The deferred assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are assumed to reverse.

           The Company files a consolidated return with its subsidiaries that are eligible to be consolidated. Separate provisions for income tax are calculated for subsidiaries that are not eligible for consolidation into the U.S. federal income tax return.

           h)        LOSS PER SHARE

           Loss per common and common equivalent share is computed based on the weighted average number of common shares outstanding. Due to the antidilutive effect of the assumed exercise of outstanding common stock equivalents at June 30, 2000 and 1999, loss per share does not give effect to the exercise of these common stock equivalents in either year, but they are dilutive for the year ended June 30, 2001.

           i)        ADVERTISING EXPENSE

           The Company expenses advertising costs as incurred.

           j)        IMPAIRMENT

           The Company evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment.

           k)        FOREIGN CURRENCY TRANSACTIONS/TRANSLATION

           The functional currency of the Company's subsidiary and joint venture in China is the renminbi. The Company's Canadian subsidiary uses the Canadian dollar as its functional currency and its Hong Kong subsidiary uses the Hong Kong dollar as its functional currency. Foreign currency transactions are translated into the functional currency at the exchange rate prevailing on the date of the transaction. Material gains and losses from foreign currency transactions are reflected in the financial period in which the exchange rate changes. Foreign transaction gains and losses in the functional currencies are immaterial. Transactions denominated in other than the functional currencies are insignificant and, therefore, foreign currency transaction gains and losses in non-functional currencies are also immaterial.

           Assets and liabilities of the financial statements of foreign subsidiaries and joint venture are translated into U.S. dollars utilizing the exchange rate at the balance sheet date, and revenues and expenses are translated using average exchange rates in effect during the year. Translation adjustments are accumulated and recorded as a separate component of stockholders' equity.

           The Chinese government imposes significant exchange restrictions on fund transfers out of China that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

           l)        ACCUMULATED OTHER COMPREHENSIVE INCOME

           Accumulated other comprehensive income represents the change in equity of the Company during the periods presented from foreign currency translation adjustments.

           m)        STOCK-BASED COMPENSATION

           On July 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" for stock options and similar equity instruments (collectively, "options") issued to employees; however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ("APB") Opinion No. 27, "Accounting for Stock Issues to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

           n)        SOFTWARE COSTS

           Software development costs are capitalized if they are incurred after technological feasibility has been established. Purchased software is capitalized if it has an alternative future use. Research and development costs for new products or enhancement of existing software and purchased software that do not meet these requirements are expensed as incurred. Capitalized costs are amortized using the straight line method over the lesser of five years or the useful life of the related product.

3.         PROPERTY AND EQUIPMENT

Property and equipment is comprised as follows:

                                                                     June 30,
                                         2001                          2000
                                         ----------------------------------

Computer hardware                        $134,075                  $131,590
Computer software                           9,975                     9,057
Furniture and fixtures                     47,650                    53,770
Automobiles                               206,553                   206,553
Office equipment                          109,489                    95,528
Leasehold improvement                        -0-                     29,061
Idle equipment                             73,305                    73,305
Production equipment                    1,283,276                 1,258,445
                                        ---------                 ---------

Total at Cost                           1,862,323                 1,857,309
Less: accumulated depreciation         (1,150,938)                 (889,469)
                                      -----------                 ---------

Net Property and Equipment               $711,385                  $967,840
                                      ===========                  ========


Depreciation charged to operations for the years ended June 30, 2001, 2000 and 1999 was $261,471 $266,614, and $292,808 respectively, of which $192,342 ,
$207,916 and $214,601 was included in cost of sales for the years ended June 30, 2001, 2000, and 1999, respectively.

4.         LICENSE FEES

           On June 21, 2000, the Company entered into a license agreement with Netopia, Inc. The agreement grants the Company a fee-bearing, nonexclusive license right to promote and otherwise market Netopia's website product and service to the Company's customers. The agreement shall continue in perpetuity until terminated by either party. The cost of the agreement of $125,000 is being amortized on a straight-line basis over five years. Amortization for the year ended June 30, 2001 was $25,000. No amortization was recorded for the year ended June 30, 2000 due to the short amortization period of nine days.

5.         LONG TERM DEBT

           On December 23, 1999, the Company received cash of $l,500,000 in exchange for a four year Floating Convertible Debenture ("Debenture") convertible into shares of the Company's $.01 par value common stock ("Common Stock") and a separate Common Stock Warrant ("Warrant") for the purchase of 1,500,000 shares of common stock. The Debenture is due December 15, 2003 and provides for accrual of interest beginning December 15, 2000 at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent (approximately 9% at both June 30, 2001 and 2000).

           The Debenture is convertible into the Company's common stock at a conversion price of $.50 during the first year, $1.00 during the second year, $2.00 during the third year and $4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into the Company's common stock at the then existing market price minus twenty percent.

           The Warrant gives the holder the right to purchase 1,500,000 shares of the Company's common stock at $1.00 per share during the first year, $2.00 per share during the second year and $4.00 thereafter. The Warrant shall become void three years after issuance. In connection with the purchase of the Debenture and Warrant, the Company and the holder entered into an Investor Rights Agreement which provides that on or before June 15, 2000, the holder may purchase additional convertible debentures for up to U.S.$3.5 million and receive additional warrants on substantially the same terms. The holder did not exercise these rights. The Investor Rights Agreement also provides the holder(s) of the Debenture, Warrant and or the shares issued upon conversion or exercise thereof with registration and certain other rights. The effective interest rate of the debenture is 8.5%.

           Because no portion of the price paid by the holder was for the Warrants, the Warrants were assigned a value by the Company and the Debenture was discounted by that amount. The financial statements reflect entries of $346,154 for a discount to the Debenture and paid in capital for the Warrant. This value was assigned as follows. On the date that the Debenture and Warrant were sold to the holder, the Company's stock was trading at $1.60 per share and the Warrant was exercisable at $1.00. Therefore, the Warrant had a value between $0 and $.60 per share. The Company chose to value the Warrant at $.30 per share. The gross amount of the Debenture and Warrant were therefore $1.5 million (Debenture) plus $450,000 (Warrant - $.30 x 1,500,000) for a total of $1.95 million. Of the $1.95 million, the Warrant represents 23.08% ($450,000/$1.95 million). The discount to the Debenture was calculated by multiplying the percentage of the total represented by the Warrant (23.08%) by the total proceeds received from the sale ($1.5 million) . The discount to the Debenture was therefore equal to $346,154 and the Debenture was discounted to $1,153,846 ($1.5 million - $346,154).

           On the date the Debenture was issued, the conversion price was $.50 and the market price was $1.60. The conversion feature was valued at the full adjusted amount of the Debenture, after valuation of the Warrant, of $1,153,846. Because the Debenture was immediately convertible, the full discount was charged to interest expense for the year ended June 30, 2000.

           A group of private investors, in July 1999, advanced approximately $250,000 to Edsoft Platforms (Canada), Inc., one of the Company's subsidiaries, as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be converted into common shares of the Company at $3 per share if the loan is not paid in full at the maturity date of July 27, 2002.

Annual maturities of the long-term debt are as follows:

                               Year Ending
                                June 30,
                                 2002              $         0
                                 2003                  255,297
                                 2004                1,274,030
                                                     ---------
                                                    $1,529,327

6.         INCOME TAXES

           For the current year, none of the Company's operating subsidiaries will be included in its federal income tax return as these are all foreign entities and are therefore ineligible for consolidation.

           The Company has accumulated approximately $10,877,000 of operating losses that may be used to offset future federal taxable income. The utilization of the losses expires in years from 2006 to 2021.

           Due to an ownership change in the year ended June 30, 1996, annual utilization of approximately $265,000 of the losses is expected to be limited to an estimated $60,000 by current provisions of Section 382 of the Internal Revenue Code, as amended.

           As the Company is not liable for either current or deferred income taxes for the years ended June 30, 2001, 2000, and 1999, respectively, no provision is shown on the statement of operations. For U.S. tax purposes, the Company has recorded a deferred tax asset of approximately $3,698,000 at June 30, 2001 and $3,079,000 at June 30, 2000 due principally to net operating losses. A valuation allowance of an identical amount has been recorded as the Company believes that it is more likely than not that the losses will not be utilized. The allowance has the effect of reducing the carrying value of the deferred tax asset to $0. The valuation allowance increased approximately $619,500 and $1,266,000 during the years ended June 30, 2001 and 2000, respectively. The Company's Hong Kong subsidiary has recorded a deferred tax asset of approximately $73,500 at June 30, 2001 and $57,400 at June 30, 2000, totally offset by a valuation allowance due to the uncertainty of realization. The Company is a U.S. company that operates through a branch office in Canada. As a U.S. company, it is required to file an income tax return and report those branch operations. The income tax returns have generated the above net operating losses.

           The net operating losses for the Company's Chinese subsidiaries total approximately $2,531,800. Net operating losses in China can be carried forward for five years. The Company's Chinese net operating losses expire between 2002 and 2006. The net operating loss for the Hong Kong subsidiary is approximately $467,800 and expires only if there is an ownership change.

7.         CONCENTRATION OF CREDIT RISK

           The Company operates through subsidiaries located principally in Beijing and Hong Kong, China and an investee in Toronto, Canada; the administrative office is in Vancouver, Canada. The Company grants credit to its customers in these geographic regions.

           The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

           The Company established an allowance for doubtful accounts at June 30, 2001 and 2000 of $200,097. The Company believes any credit risk beyond this amount would be negligible.

           At June 30, 2001, the Company had approximately $1,017,700 of cash in banks uninsured. The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.

           For the fiscal year ended June 30, 2001, approximately 86% of sales were generated through the contract contributed to the Company's joint venture subsidiary (see Note 2a). Receivables related to these sales transactions are grouped together with due from related party. For the fiscal years ended June 30, 2000 and 1999, no customer accounted for more than 10% of total sales.

8.       COMMITMENTS AND CONTINGENCIES

         a) The Company has entered into operating leases for office space, none of which extend beyond June 30, 2002. The minimum rental payments on these leases for the year ending June 30, 2002 are $52,000. Rent expense for the years ended June 30, 2001, 2000 and 1999 has been charged as follows:

                                                      YEAR ENDED JUNE 30,
                                                      -------------------
                                                2001         2000          1999

General and administrative expense            $ 94,207     $ 62,671     $ 54,551
Selling expense                                 69,747        6,281        8,900
Cost of sales                                   35,433       33,945       52,114
                                              ----------------------------------

Total rent expense                            $199,387     $102,897     $115,565
                                              ==================================

The Company has contracts with various executives and consultants. The minimum cash compensation due under these contracts is as follows:


                                     Year Ending
                                       June 30,

                                      2002              $218,400
                                      2003               128,400
                                      2004               128,400
                                      2005                42,800
                                                          ------

                                                        $518,000


         b) The Company is committed to contribute $1,010,000 to the joint venture and to begin making deferred compensation payments to its related party consultants upon the completion of its next major financing transaction. However, the timing of the payment of the deferred compensation and additional contributions is discretionary and not defined in any agreement. The Company's Board of Directors has not defined a "major financing transaction," and such definition will be wholly within its discretion.

         c) The Company is a party to a litigation in the normal course of business. In management's opinion, the litigation will not materially affect the Company's financial position, results of operations or cash flow.

         d) The Company's joint venture subsidiary has committed to install 15,000 units of one of its products under the contract with the Chinese public school system (see Note 2a). The partner of the Company's joint venture subsidiary has entered into a Memorandum of Intent with the Chinese Ministry of Education on behalf of the joint venture. The Memorandum establishes the China Broadband Education Resource Center ("CBERC") for the distribution of various educational tools to individual schools for an annual fee. The joint venture is committed to contributing approximately $10,000,000, as well as hardware and software, to CBERC.

9.         FOREIGN OPERATIONS

           The Company operates principally in three geographic areas: China, Canada and Hong Kong. Following is a summary of information by area for June 30, 2001. For the years ended June 30, 2000 and 1999, the Company had minimal sales and incurred principally administrative expenses.

Net Sales to Unaffiliated Customers:
         China                                          $5,997,000
         Canada                                                  0
         Hong Kong                                         219,000
                                                           -------

                                                        $6,214,000


Income (Loss) From Operations:
         China                                          $1,753,000
         Canada                                                  0
         Hong Kong                                       (108,000)
Other income                                               865,000

General corporate expenses                             (2,406,000)
                                                       -----------

Net income as reported in the
  accompanying statements                               $  104,000
                                                       ===========


Identifiable Assets
         China                                          $7,906,000
         Hong Kong                                          27,000

General corporate assets                                 1,298,000

Total Assets as reported in the
  accompanying balance sheet                            $9,231,000
                                                       ===========


           There were no inter-area sales in fiscal 2001. Identifiable assets are those that are identifiable with operations in each geographical area. General corporate assets consist primarily of cash, cash equivalents, fixed assets, and prepayment. Sales are attributed to areas based on location of customers.

10.        RELATED PARTY TRANSACTIONS

           Due to the downsizing of the staff of the Chinese joint venture in prior years, the operations of the joint venture during the years ended June 30, 2001 and 2000 were carried out by the minority Chinese partner. At June 30, 2001 and 2000, the Chinese subsidiary has a balance due from the minority Chinese partner of approximately $6,462,900 and $170,100, respectively.

           During fiscal 2001, 2000 and 1999, respectively, the Company incurred consulting and related expenses of approximately $800,284, $1,493,000 and $775,000 from Officers and Directors of the Company or its subsidiaries or companies controlled by these Officers and Directors. No payments have been made for the amounts incurred for the years ended June 30, 2000 and 1999. $375,504 was paid for the year ended June 30, 2001.

           Of the total expenses incurred, approximately $84,700 in 2001, $182,800 in 2000 and $243,750 in 1999 represent the value of common shares issued for services to Officers, shareholders or companies controlled by shareholders. The Officers entered into agreements with the Company in the year ended June 30, 1997 that entitled them to receive 500,000 and 100,000 shares, respectively, at the date the agreements were signed. Deferred compensation of $731,250 was recorded in the year ended June 30, 1997, and is being amortized over the three year term of each agreement.

           In October, 1999, the Company and Comadex Industries, Ltd. entered into a consulting agreement for the employment of Pak Cheung as the Company's Chairman and CEO. Pursuant to that agreement Comadex received 3,000,000 common shares for past services rendered, resulting in a charge to related party consultants expense of $750,000. Conadex shall receive an incentive of 1% of the capital raised in excess of $3,000,000 by Mr. Cheung for the Company or any Company subsidiary that is 50% or more owned by the Company.

           On September 9, 1999 a Company Director loaned $100,000 to the Company. The loan bore interest at 6% per annum and was due in twelve months. The loan was convertible at the option of the Company Director at the rate of $.35 per share, or into an aggregate of 287,714 shares of the Company's common stock. The loan was guaranteed by another Director of the Company. At the date of the loan, the Company's common stock was trading at $.25 per share, therefore the loan did not contain a beneficial conversion feature. This loan was converted to 285,714 shares in October 2000.

11.        EQUITY LINE

           On October 27, 2000, the Company entered into an investment agreement with Swartz Private Equity L.L.C. ("Swartz") (the "Investment Agreement"). The Investment Agreement entitles the Company to issue and sell up to $30 million of the Company's common stock to Swartz subject to a formula based on the stock price and trading volume, from time to time over a three year period, following the effective date of a registration statement on Form S-1. The Company's registration statement on Form S-1 was declared effective by the Securities and Exchange Commission during the quarter ended December 31, 2000. The investment Agreement defines each issuance and sale as a "Put."

           Under the Investment Agreement, Swartz will pay the Company a percentage of the market price for each share of common stock during the 20 business days immediately following the date the Company elects to sell stock to Swartz in a Put. For each share of common stock, Swartz will pay the Company the lesser of:

                  - the "market price" for each share, minus $.075; or 92% of the "market price" for each share.

The "market price" is the lowest bid price during the 20 day period preceding a Put.

           Each time the Company sells shares of its common stock to Swartz, it will also issue five year warrants to Swartz to purchase its common stock in an amount corresponding to 10% of the number of shares in the Put. Each warrant will be exercisable at 110% of the market price for the applicable Put.

           As consideration for making its financing commitment to the Company, Swartz was issued a warrant to purchase 1,200,000 shares of the Company's common stock exercisable at $.745 per share until October 25, 2005. The warrant was valued using the Black-Scholes option valuation model. The charge to operations for the year ended June 30, 2001 was approximately $93,100 (see Note 17).

12.        STOCK OPTIONS

           The Company's Board of Directors approved two stock option plans for its employees, consultants and directors totaling 5,000,000 common shares. The first stock option plan was approved on December 29, 1998 for two million common shares. The second stock option plan was approved on August 31, 1999 for three million common shares. Both plans were approved by the shareholders of the Company.

           The maximum number of common shares granted to any individual under the two stock option plans is 300,000 common shares. The following were granted stock options under the first plan in March 1999 (1997 Plan):

           Pak Cheung, Chairman and CEO             300,000 common shares
           Barry Clark, Director                    300,000 common shares
           Jack Lian, Director                      300,000 common shares
           Hai Nan, Former Director                 300,000 common shares
           Xiao Feng Lin, President,
                     joint venture subsidiary       300,000 common shares
           Greg McLelland, Vice President           150,000 common shares *
           Simon Hui, VP Finance and Controller     75,000 common shares
           Michael Meakes, VP - Iconix              50,000 common shares
           Other Employees                          300,000 common shares **
           Gordon Reid, Director                    75,000 common shares
           John Watt, Director                      75,000 common shares
           Michael Nikiforuk, Director              75,000 common shares
                                                    ------

Total                                               2,300,000 common shares
                                                    =========

Simon Hui (75,000 common shares) and other employees (180,000 common shares) exercised options during the year ended June 30, 2000.

* On April 8, 1997, the Company entered into an agreement with Gregory McLelland to provide consulting services and to serve as an Officer of the Company. The term of the agreement was three years. The agreement provides an annual cash salary, 100,000 shares of common stock upon signing of the agreement and options to purchase 50,000 shares of common stock annually for three years.

** To various employees of subsidiaries who are not Officers or Directors of the Company.

The shortfall in the 1997 Plan was made up from shares included in the 1999
Plan.

The following were granted stock options under the 1999 Plan and exercised them during the year ended June 30, 2000:

           Simon Hui, VP Finance and Controller     75,000 common shares

           All of the stock options granted under the 1997 Plan, except for 150,000 issued to Greg McLelland, had an exercise price greater than the market price on the date of grant, and therefore, no compensation expense has been recognized for these options. The contractual life of the options under both plans cannot exceed ten years from the date of the grant. The Board of Directors determines the life, but has not yet done so for the options granted.

           Greg McLelland was granted options on April 8, 1997 to purchase 150,000 shares of common stock at one-third of the market price of the stock at the date of the grant. The options vested equally over three years, beginning with the year ended June 30, 1997. At June 30, 2000, there is no remaining contractual life. Because the exercise price of the options was below the market price at the date of the grant, the Company has recorded deferred compensation expense of $150,000 in accordance with APB Opinion No. 25 and related interpretations. The deferral has been recognized ratably over three years, with $50,000 being charged to operations for the year ended June 30, 1999.

           For the year ended June 30, 2000, certain employees exercised their options to purchase a total of 330,000 shares for $71,940. The shares were purchased by issuing promissory notes to the Company. The notes mature in five years. The notes are interest free in the first year and have an interest rate of 3% per annum for each subsequent year that the notes are outstanding. Partial or full repayment may be due prior to maturity if the employee sells part or all of the shares purchased. The repayment is equal to the ratio of the shares sold over the total shares purchased.

           On August 1, 1999 the Company entered into a one year contract with a marketing consultant. As part of its fee, the consultant received three warrants from the Company, each representing 50,000 shares of the Company's common stock. Each of the warrants is exercisable for five years at the following dates and prices: a) warrant 1 - August 1, 1999 at $.75 per share; b) warrant 2 - February 1, 2000 at $1.50 per share and c) warrant 3 - August 1, 2000 at $3.00 per share.

           The following table summarizes information concerning currently outstanding and exercisable stock options and warrants:

                                                            Weighted
                                                             Average
                   Exercise       Outstanding at            Contractual         Exercisable
                   Price          June 30, 2001              Life              At June 30, 2001
-----------------------------------------------------------------------------------------------

Options                   $.218              2,045,000           3.80 years           2,045,000
Options                   $.325                150,000            .15 years             150,000
Options                   $.968                150,000            .15 years             150,000
Options                   $.220                100,000            .20 years             100,000
Warrants                 $2.000              1,500,000            .84 years           1,500,000
Warrants                 $ .750                 50,000            .05 years              50,000
Warrants                 $1.500                 50,000            .05 years              50,000
Warrants                 $ .562              1,200,000           1.10 years           1,200,000
Warrants                 $ .220                 46,800            .05 years              46,800
Warrants                 $3.000                 50,000            .05 years              50,000


           On September 15 and December 21, 2000, the Company granted non-transferable options to its legal counsel to purchase 150,000 and 100,000 shares, respectively, of common stock at the market price of the stock at the dates of the grant. The options are valued using the Black-Scholes option pricing model and resulted in a charge to operations of approximately $152,500.

           On December 23, 1999, the Company granted non-transferrable options to its legal counsel to purchase 150,000 shares of common stock at $.325 per share, which approximated the market price of the stock at the date of the grant. There was no charge to operations as the value of the options, using the Black-Scholes option pricing model, was immaterial. The agreements covering these options contain anti-dilution provisions to adjust the number of options and the exercise prices for various changes, as defined in the agreements, of the shares of the Company's common stock.

Had the Company elected to recognize compensation expense for all options granted to employees using the fair value method prescribed by SFAS 123, the Company's net loss and net loss per share would be the pro forma amounts indicated below:

                                                Year Ended June 30,
                                    2001             2000            1999
                                 -----------------------------------------------

Net Income (Loss)
   as Reported                   $104,266       $(4,701,285)      $(1,886,399)
Pro Forma Net Loss                  --               --           $(2,376,299)
Loss Per Share as Reported          --               --                 $(.10)
Pro Forma Loss Per Share            --               --                 $(.12)

           The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The weighted average fair value of stock options granted to employees used in determining pro forma amounts is estimated at $1.31 for Mr. McLelland's 150,000 options and $.15 for the remaining 1,850,000, for the year ended June 30, 1999.

           The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model for the pro forma amounts with the following weighted average assumptions:


                                             June 30, 1999

Risk Free Interest Rate                               5.75
Expected Life                                          5.0
Expected Volatility                                   207%
Expected Dividends                                    None

13.        FAIR VALUE OF FINANCIAL INSTRUMENTS

           SFAS No. 107, "Disclosures about Fair Values of Financial Instruments", requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

           For certain financial instruments, including cash and cash equivalents, trade receivables and payable, and short-term debt, it was assumed that the carrying amount approximated fair value because of the near term maturities of such obligations. The fair values of long-term debt and long-term notes receivable were determined based on current rates at which the Company could borrow or advance funds with similar remaining maturities, which amount approximates their carrying value.

14.        STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURES

           For the year ended June 30, 2001, the Company issued 285,714 shares of common stock through the conversion of a $100,000 loan from a Director. During the year ended June 30, 2001, the Company received $3,107,000 in loan proceeds. The loan with accrued interest, totaling $3,168,259, was converted to 10,537,529 shares of common stock during the year.

           For the year ended June 30, 2000, the Company issued 3,120,000 shares of common stock in lieu of cash payments for certain services rendered. The value of such services was $765,000. The Company also issued 330,000 shares of common stock to employees exercising their stock options. The total price of the shares was $71,940 and was paid by the employees via promissory notes given to the company.

                                     June 30
                              2001             2000           1999
                           ------------------------------------------------

Interest Paid              $158,824              --            --
Income Tax Paid              --                  --            --

15.        AUTHORITATIVE PRONOUNCEMENTS

           The FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it is designated, for example, gains or losses related to changes in the fair value of a derivative not designated as a hedging instrument are recognized in earnings in the period of the change, while certain types of hedging may be initially reported as a component of other comprehensive income (outside earnings) until the consummation of the underlying transaction.

           SFAS No. 133, as amended by SFAS No. 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Initial application of SFAS No. 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. The provisions of SFAS No. 133 are not to be applied retroactively to the financial statements of prior periods. Due to the Company's limited use of derivative financial instruments, adoption of Statement No. 133 has not had a significant effect on the Company's consolidated result of operations, financial position, or cash flows.

           The FASB has issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets" in July 2001. These statements will change the accounting for business combinations and goodwill in two significant ways. First, SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. Second, SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this SFAS, which for the Company will be July 1, 2001. The Company expects that adoption of SFAS No. 142 will not have a material impact on its financial statements.

16.         ALLOWANCE FOR BAD DEBTS

For the
Year                          Charged
Ended         Balance-         to           Charged to                   Balance
June 30,      Beginning       Expense      Other Accts.    Deductions     Ending
--------------------------------------------------------------------------------

2001          $200,097            $--       $----          $----        $200 097
2000          $209,081       $(8,984)       $----          $----        $200,097
1999          $ 66,900       $143,081       $----          $----        $209,081

17.        SUBSEQUENT EVENTS

           On August 28, 2001, counsel for the Company sent a letter to Swartz stating that the Company viewed its agreement with Swartz (see Note 11) to be null and void, and that all outstanding warrants issued to Swartz under the agreement are cancelled. The letter cited the March 31, 2001 Current Issues and Rulemaking Projects Quarterly Update issued by the Securities and Exchange Commission as the basis for the Company's action. On September 7, 2001, Swartz filed a complaint in the State of Georgia seeking to enforce the agreement. If Swartz is successful, the Company may be liable for various termination fees under the agreement, as well as other costs and damages. The Company has discussed this matter with its counsel, believes it has a strong defense and intends to vigorously defend itself against this complaint.

18.        EQUITY INVESTMENT

           The Company owns approximately 32% of the common shares of Iconix International, Inc. ("Iconix") and accounts for this investment on an equity basis. The following is summarized financial information of Iconix as of June 30, 2001 and 2000 and for each of the three fiscal years in the period ended June 30, 2001.

                                               2001          2000          1999

           Current assets                 $  44,790     $  70,000      $697,140
           Non current assets               353,274       206,473       273,994
           Current liabilities               26,692       221,656       210,524
           Non current liabilities          353,274             0             0
           Net sales                        147,939       613,082     1,720,752
           Gross profit                     148,527       262,087       402,592
           Income (loss) from
              continuing operations       (664,210)     (602,845)      (55,385)
           Net income (loss)              1,264,086     (602,845)      (55,385)

19.        OTHER INCOME

           For the year ended June 30, 1998, the Company terminated an operating lease for office space. The landlord sued the Company for the remainder of the lease payments and certain termination penalties under the lease. The Company accrued and charged operations for approximately $530,000, which represented the estimated costs of the remaining lease payments and termination penalties. During the year ended June 30, 2001, the Company has been advised by its counsel that the landlord was able to rent the space and the Company is not liable for the rent payments and penalties. The Company has therefore reversed the accrual and recorded this as other income. The balance of approximately $103,000 is comprised of write-offs and reversals of the balances of various estimated costs and prepayments received from customers accrued in prior years for which the Company is no longer liable for payment or provision of goods.

20.        QUARTERLY FINANCIAL DATA (UNAUDITED)

           The following table presents certain unaudited results of operations data for the interim quarterly periods during the years ended June 30, 2001 and 2000 and for the quarter ended September 30, 2001. The Company believes that all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations in accordance with generally accepted accounting principles, have been made. The results of operations for any interim period are not necessarily indicative of the operating results for a full year or any future period.



                         June 30,    March 31,    Dec. 31,    Sept. 30,       June 30,    March 31,   Dec. 31,   Sept. 30,
                        2001        2001          2000         2000            2000        2000       1999            1999
--------------------------------------------------------------------------------------------------------------------------

Revenues                $3,259,746 $1,450,879     $ 359,379    $1,143,446      $(207,977) $   24,498  $ 149,500   $392,004

Gross
Profit                  $2,149,830 $  818,748    $  46,291    $  107,479       $ (41,141) $ (115,410) $ (51,129)  $184,536

Gross
Profit
Margin                     66%        56%          13%            9%            80%       -471%       -34%             47%

Operating
Income
(Loss)                  $1,762,914  $ (143,496) $(1,496,927)    $(542,262)   $(1,377,306) $ (828,086) $(775,551) $(361,090)

Net
Income
(Loss)                  $2,507,622  $ (238,776) $(1,566,746)    $(597,835)  $(2,756,009)  $(838,073) $(598,389) $(334,087)

Earnings
Per Share
 Basic                   $0.09*     $(.01)        $(.07)         $(.03)         $(.13)      $(.04)     $(.03)        $(.02)
 Diluted                 $0.09*     $(.01)        $(.07)         $(.03)         $(.13)      $(.04)     $(.03)        $(.02)


* earnings per share is based on weighted average number of common shares outstanding. However, the number of common shares outstanding changed significantly during the fourth quarter of 2001. Earnings per share for the quarter ended June 30, 2001, based on the 47,089,673 shares outstanding at June 30, 2001, is $.06 per share.


                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           Consolidated Balance Sheets

                                                        (Unaudited)
                                                           As At            As At
                                                         March 31,         June 30,
                                                           2002             2001
                                     ASSETS
CURRENT ASSETS
Cash and cash equivalents                             $    234,733    $  1,026,400
Accounts receivable, net of allowance
  for doubtful accounts of $ 200,997
  (June 30, 2001 - $200,997)                                  --            16,578
Due from related party                                  11,098,546       6,462,887
Prepaids                                                   539,133         500,082
Inventories                                                   --             2,452
Other receivables                                          164,536         339,044
                                                      ------------    ------------
           Total Current Assets                         12,036,948       8,347,443
PROPERTY AND EQUIPMENT, net                                458,693         711,385
                                                      ------------    ------------

OTHER ASSETS
Due from related party                                   5,940,000            --
Notes receivable                                            11,881          71,940
License fees                                                81,250         100,000
                                                      ------------    ------------
                                                         6,033,131         171,940
                                                      ------------    ------------
TOTAL ASSETS                                          $ 18,528,772    $  9,230,768
                                                      ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable                                      $  1,004,876    $    959,022
Accrued expenses                                         1,047,738         380,684
Due to related party consultants                         2,073,858       1,625,026
Short-term loan                                               --            94,150
Other liabilities                                          272,720         451,299
                                                      ------------    ------------
   Total Current Liabilities                             4,399,192       3,510,181
                                                      ------------    ------------
OTHER LIABILITIES
Related party loan payable                                 243,326         255,297
Convertible debentures, net of discount                  1,338,543       1,274,030
                                                         1,581,869       1,529,327
                                                      ------------    ------------
STOCKHOLDERS' EQUITY
Preferred stock, par value $.01 per share;
  authorized 10,000,000 shares; Issued
  -0- shares Common stock par value $.01
  per share; authorized 100,000,000 shares;
  Issued 53,272,676 shares
  (June 30, 2001 - 45,089,673)                             532,727         450,897
Additional paid in capital                              26,387,991      18,832,469
Accumulated deficit                                    (14,343,653)    (15,080,108)
Accumulated other comprehensive income (loss):
Cumulative translation adjustment                          (28,570)        (11,214)
                                                      ------------    ------------
                                                        12,548,495       4,192,044
Less: Treasury stock, at cost, 78,420 common shares           (784)           (784)
                                                      ------------    ------------
Total Stockholders' Equity                              12,547,711       4,191,260
                                                      ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $ 18,528,772    $  9,230,768
                                                      ============    ============



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                             (Unaudited) (Unaudited)



                                            Nine Months     Nine Months
                                               Ended           Ended
                                             March 31,         March 31,
                                                2002            2001
                                                ----            ----
 SALES                                      $ 11,955,379    $  2,953,704
 COST OF SALES                                 3,980,644       1,981,186
                                            ------------    ------------
 GROSS PROFIT                                  7,974,735         972,518
                                            ------------    ------------
 OPERATING EXPENSES
 General and administrative                    2,050,333       1,913,994
 Related party consultants                       687,531         748,686
 Collection provision                            338,067            --
 Selling                                       1,396,471         451,963
 Research and development                        471,111            --
 Depreciation and amortization                   560,612          40,560
                                            ------------    ------------
                                               5,504,125       3,155,203
 OPERATING INCOME (LOSS)                       2,470,610      (2,182,685)
                                            ------------    ------------
 OTHER INCOME (EXPENSE)
 Interest income                                   3,638           9,258
 Interest expense                               (193,746)       (229,930)
 Other expense                                   (44,145)           --
                                            ------------    ------------
                                                (234,253)       (220,672)
                                            ------------    ------------
 INCOME (LOSS) BEFORE MINORITY INTERESTS       2,236,357      (2,403,357)
 MINORITY INTEREST IN SUBSIDIARY'S INCOME     (1,499,902)           --
                                            ------------    ------------
NET INCOME (LOSS)                           $    736,455    $ (2,403,357)
                                            ============    ============

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic                                         48,636,028      24,072,849
Diluted                                       50,615,418      24,072,849
EARNINGS (LOSS) PER COMMON SHARE:
Basic                                       $      0.015    $     (0.100)
Diluted                                     $      0.015    $     (0.100)



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      Consolidated Statements of Operations

                                                    (Unaudited)     (Unauditied)
                                                   Three Months     Three Months
                                                       Ended           Ended
                                                     March 31,       March 31,
                                                       2002             2001


SALES                                             $  3,485,665     $  1,450,879
COST OF SALES                                          911,311          632,131
                                                  ------------     ------------
GROSS PROFIT                                         2,574,354          818,748
                                                  ------------     ------------
OPERATING EXPENSES
General and administrative                             717,516          363,184
Related party consultants                              273,385          317,572
Collection provision                                    95,140             --
Selling                                                344,741          267,957
Research and development                                93,125             --
Depreciation and amortization                          265,587           13,531
                                                  ------------     ------------
                                                     1,789,494          962,244
                                                  ------------     ------------
OPERATING INCOME (LOSS)                                784,860         (143,496)
                                                  ------------     ------------
OTHER INCOME (EXPENSE)
Interest income                                            297            1,332
Interest expense                                       (66,772)         (96,612)
Other expense                                           25,331             --
                                                  ------------     ------------
                                                       (41,144)         (95,280)
                                                  ------------     ------------
INCOME (LOSS) BEFORE MINORITY INTERESTS                743,716         (238,776)
MINORITY INTERESTS IN SUBSIDIARY'S INCOME             (693,162)            --
                                                  ------------     ------------
NET INCOME (LOSS)                                 $     50,554     $   (238,776)
                                                  ============     ============

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic                                               53,134,369       24,146,972
Diluted                                             49,310,118       24,146,972
EARNINGS (LOSS) PER COMMON SHARE:
Basic                                             $      0.001     $     (0.010)
Diluted                                           $      0.001     $     (0.010)





                  TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows

                                                               (Unaudited)      (Unaudited)
                                                               Nine Months      Nine Months
                                                                  Ended            Ended
                                                             March 31, 2002      March 31,
                                                                                                                       2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                             $   736,455    $(2,403,357)
Adjustments to reconcile net loss to net
  cash used by operating activities:
           Depreciation and amortization                          560,612        217,515
           Noncash compensation expense on shares
             issued or to be issued
                                                                  287,250         41,668
           Noncash interest expense - convertible debenture        64,513         59,119
           Noncash loan conversion to shares                         --          100,000
           Noncash compensation - granting options                   --           10,661
           Noncash paid-in capital - warrants                        --          564,446
Changes in operating assets and liabilities:
Decrease (increase) in operating assets:
           Accounts receivable                                     16,578         10,758
           Due from related party                              (4,769,736)    (2,433,785)
           Prepaids                                              (573,904)      (261,250)
           Inventories                                              2,452         18,071
           Other receivables                                      174,510        (60,686)
           Advance to director                                       --          (22,500)
           Other assets                                            60,058         20,129
Increase (decrease) in operating liabilities:
           Accounts payable                                        45,854        166,344
           Accrued expenses                                       667,054        216,579
           Due to related party                                      --          119,488
           Due to related party consultants                       448,832        380,000
           Other liabilities                                     (284,702)       577,587
                                                              -----------    -----------
Net Cash Used by Operating Activities                          (2,564,174)    (2,679,193)
                                                              -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment                                (34,447)        (2,066)
Due from related party                                         (5,940,000)          --
                                                              -----------    -----------
Net Cash Used by Investing Activities                          (5,974,447)        (2,066)
                                                              -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Cash received for shares issued                                 7,769,032           --
Proceeds from loans                                                  --        2,086,671
                                                              -----------    -----------
Net Cash Provided by Financing Activities                       7,769,032      2,086,671
                                                              -----------    -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                           (22,078)         3,353
                                                              -----------    -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                                                 (791,667)      (591,235)
                                                              -----------    -----------
CASH AND CASH EQUIVALENTS, beginning of period                  1,026,400        919,091
                                                              -----------    -----------
CASH AND CASH EQUIVALENTS, end of period                      $   234,733    $   327,856
                                                              ===========    ===========

NOTES

                              BASIS OF PRESENTATION

           The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary in order to fairly present the interim financial information have been included. Results for the three months ended March 31, 2002 and nine months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2002. For further information, refer to the consolidated financial statements and notes thereto included in Tengtu International Corp. and Subsidiary's annual report on Form 10-K for the fiscal year ended June 30, 2001.

1.         PRINCIPLES OF CONSOLIDATION

           Tengtu International Corp. (the "Company") was incorporated in Delaware on May 6, 1988 as Galway Capital Corporation. On May 24, 1996 the Company changed its name to Tengtu International Corp. The Company's principal activities are carried out through Beijing Tengtu United Electronics Development, Co. Ltd. ("Tengtu United") a 57% owned Chinese joint venture company. The Company also has three subsidiaries, TIC Beijing Digital Pictures Co., Ltd. ("TIC Beijing") (wholly owned), Edsoft Platforms (Canada) Ltd. ("Edsoft Canada") (60.2% owned) and Edsoft Platforms (H.K.) Ltd. ("Edsoft H.K.") (wholly owned by Edsoft Canada). These three subsidiaries had limited operations during the nine months ended March 31, 2002.

           Tengtu United is a provider of distance learning and e-education solutions, training and methodologies, in support of China's goals to modernize its K-12 education system.

           The Company's joint venture partner ("Tengtu China") has a 43% interest in Tengtu United. In accordance with Accounting Research Bulletin 51, the Company charges to income the loss applicable to the minority interests that is in excess of the minority's interests in the equity capital of the subsidiaries, including any guarantees or commitments from minority shareholders for further capital contributions.

2.         DUE FROM RELATED PARTY

           All of Tengtu United's business with any Chinese government entity is conducted through Tengtu China. Tengtu China operates the Chinese joint venture: paying operating expenses, collecting receivables and remitting net operating profits to the Company. The Company has recorded the following amounts as due from Tengtu China as at March 31, 2002:

Current Assets
Prior year balance                                      $    408,306
      Advances related to working capital for
           operations                                      4,382,805
      Profits from operations,
           net of minority interest                        6,307,435
                                                         -----------
                                                        $ 11,098,546
                                                         ===========

The balance above includes a collection provision of $338,067.

Long Term Assets
      Advances related to participation in the
      development of a central educational
      portal and repository in China                        $  5,940,000
                                                             ===========

3.         PREPAIDS

           Included in prepaids are an advance of $345,633 to a software development company for work related to the Company's participation in the development of a central educational portal and repository in China.

4.         H.K.$2,000,000 LOAN TO EDSOFT CANADA

           In July 1999 a group of private investors advanced $250,000 to Edsoft Canada as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be converted into shares of the Company's $.01 par value per share common stock ("Common Stock") at $3.00 per share if the loan is not paid in full at the maturity date of July 27, 2002.

5.         EQUITY TRANSACTIONS

           In July and August 2001, the Company closed the sale of 1,910,497 shares of Common Stock to investors in private placements for $2,135,882. The investors were granted registration rights to the new shares.

           Swartz Private Equity L.L.C. exercised warrants to purchase 100,000 shares of Common Stock at a price of $0.285 per share in August 2001 (See Note
7).

           In October and November 2001, the Company closed the sales of 5,800,000 units to investors for $5,575,000. The unit consisted of one share of Common Stock and 0.167 of one warrant to purchase one share of Common Stock at a price of $1.20 at any time in the following twelve-month period. The investors were granted registration rights in connection with this investment.

6.         RELATED PARTY TRANSACTIONS

           During the quarter ended March 31, 2002, the Company incurred consulting expenses of $273,285 from officers and directors of the Company or companies controlled by these officers and directors (March 31, 2001 - $317,572). During the nine months ended March 31, 2002, the Company incurred consulting expenses of $687,531 from officers and directors of the Company or companies controlled by these officers and directors (March 31, 2001 - $748,686). $238,699 of the balance owed to these parties was paid in the nine months ended March 31, 2002.

           In October 1999, the Company entered into a consulting agreement with Comadex Industries, Ltd. ("Comadex") to retain the services of Pak Kwan Cheung as Chairman of the Board of Directors and Chief Executive Officer. The terms of the agreement include the following: (1) Comadex will receive a consulting fee of $10,000 per month; (2) Comadex shall receive an incentive of 1% of the capital raised by him in excess of $3,000,000 by Mr. Cheung for the Company; (3) Comadex shall receive 1% of the Company's net profits if the Company exceeds pre-set profit targets and its audited pre-tax profits exceed that target(s) - no such targets have been set by the Board of Directors; (4) Comadex shall receive certain payments in the event the agreement is terminated without cause or if the Company is merged into or acquired by another company. A charge to compensation expense of $10,000 per month was recorded in the quarter ended March 31, 2002 and in the nine months ended March 31, 2002.

           Under a contract dated December 21, 2000 between the Company and Orion Capital Inc. ("Orion"), a significant shareholder of the Company, William Ballard, will provide consulting services to the Company for a twenty-four month period that commenced in December 2000. As compensation for the services, the Company agreed to issue Orion 20,834 shares of Common Stock each month. During the quarter ended March 31, 2002, 62,502 shares of Common Stock were issued to Orion and a charge to compensation expense of $43,335 was recorded. During the nine months ended March 31, 2002, the Company issued 187,506 shares of Common Stock to Orion recording a compensation expense of $198,549.

           The Company entered into a consulting agreement, dated April 1, 2000, with 1334945 Ontario Limited ("Ontario") to retain the services of Gregory Mavroudis. This agreement was terminated, a settlement was reached with Ontario and a provision of $129,425 was made in the quarter ended March 31, 2002 for the costs of the settlement.

7.         EQUITY LINE

           On October 25, 2000 the Company entered into an investment agreement with Swartz Private Equity L.L.C. ("Swartz") (the "Investment Agreement"). The Investment Agreement entitled the Company to issue and sell up to $30 million of Common Stock to Swartz subject to a formula based on the Common Stock price and trading volume, from time to time over a three year period, following the effective date of a registration statement on Form S-1, which occurred during the quarter ended December 31, 2000. The Company did not sell any Common Stock to Swartz under the Investment Agreement.

           As consideration for making its financing commitment to the Company, Swartz was issued a warrant to purchase 1,200,000 shares of Common Stock exercisable at $.745 per share until October 25, 2005. The warrant was valued using the Black-Scholes option valuation model and $558,654 was recorded as an addition to capital and prepaids. The prepaids continued to be amortized over the term of the Investment Agreement with $46,548 charged to operations for the quarter ended September 30, 2001. The warrant contained a re-pricing mechanism. Under this provision, Swartz exercised warrants to purchase 100,000 shares of Common Stock at a price of $0.285 per share in August 2001.

           On September 12, 2001, Swartz served the Company with a complaint, which was filed in state court in Fulton County, Georgia. This complaint was filed in response to the Company's letter dated August 28, 2001 advising Swartz that the Company viewed the Investment Agreement, along with the accompanying commitment warrants, to be void and unenforceable. As such, the unamortized balance of the warrant included in prepaids, $418,930, has been written off against additional paid-in capital.

           The complaint alleges that the Company breached the Investment Agreement and commitment warrants by failing to deliver 250,000 shares upon Swartz's partial exercise of the commitment warrants. Swartz seeks the following damages: (1) a $200,000 termination fee under the Investment Agreement; (2) a cash amount equal to the value of the common stock on the date of partial exercise of the commitment warrant; (3) damages for late delivery of shares under the commitment warrant; (4) monetary damages for lost market opportunity equal to the highest value of our common stock during the term of the breach;
(5) a replacement warrant for 850,000 shares of our common stock; (6) attorney's fees; (7) additional warrants under a Warrant Anti-Dilution Agreement; and (8) such other and further relief as the court deems just and proper.

           The Company has made a motion to dismiss the complaint which is currently pending before the court.

           The Company plans to deny each of Swartz' substantive allegations. The Company also believes that it has meritorious defenses and intends to vigorously defend this action.

8.         EDSOFT CANADA AND EDSOFT H.K.

           At a meeting on January 12, 2002, the board of directors of the Company resolved to close the operations of Edsoft Canada and Edsoft H.K. However, no formal plan has yet been developed to wind-up these subsidiaries.

9.         TAXES

           None of the subsidiaries are eligible to be consolidated into the Company's U.S income tax return, therefore, separate income tax provisions are calculated for the Company and each of its subsidiaries. No provision has been recorded for Tengtu United, the only profitable subsidiary, because Tengtu United currently is within a tax holiday period for which it is exempt from Chinese income tax. The Company has recorded a deferred tax asset for itself and its other subsidiaries, principally due to net operating loss carryforwards. The asset has been offset by a full valuation allowance, as the Company believes it is more likely than not that the losses will not be utilized.

10.        LITIGATION

           The Company is party to litigation in the normal course of business. In management's opinion, the litigation will not materially affect the Company's financial position, results of operation or cash flow.

                             SELECTED FINANCIAL DATA

           The following is selected summary financial information for the past five years of our operations presented on a consolidated basis.

                                   FOR THE
                                  9 MONTHS             FOR THE FISCAL YEAR ENDED JUNE 30,
                                   ENDED
                                  3/31/02         2001          2000           1999          1998           1997
                                  -------         ----          ----           ----          ----           ----


Total Assets                    $18,528,772   $ 9,230,768   $ 2,407,842    $ 1,911,912    $ 2,871,926    $ 5,763,961

Total Sales                      11,955,379     6,213,450       358,026        624,121      3,223,170      2,137,066

Income (loss) from                2,236,357       104,266    (4,701,285)    (1,886,399)    (4,402,014)    (3,929,390)
Continuing Operations

Income (loss) from Continuing          .046          .004          (.23)          (.10)          (.23)          (.22)
Operations per Common Share

Dividends Declared per                    0             0             0              0              0              0
Common Share


                       SUPPLEMENTARY FINANCIAL INFORMATION

Selected Quarterly Financial Data

           The following supplementary financial information is provided for the periods since we have been required to report on Form 10-Q.


                              Fiscal Quarter Ended

                     March 31,      Dec 31,      Sept 30,
                      2002           2001          2001

Total Sales        $3,485,665    $4,735,732    $3,733,981

Gross Profit        2,574,354     2,934,974     2,465,407
    (loss)

Income (loss)
  before              743,716       628,607       864,112
  extraordinary
  items

Income (loss)           0.014          0.01         0.019
  from continuing
  operations per
  common share

Net Income (Loss)
  per common share      0.001          0.00         0.015



                                                    Fiscal Quarter Ended

                      Jun 30,      Mar 31,       Dec 31,      Sept 30,     Jun 30,       Mar 31,    Dec 31,     Sept 30,
                       2001         2001           2000        2000          2000         2000       1999         1999

Total Sales        $3,259,746    $1,450,879       359,379  $1,143,446    $(207,977)    $ 24,498   $ 149,500    $ 392,004

Gross Profit
  (loss)            2,149,830       818,748        46,291     107,479      (41,141)    (117,410)    (51,129)     184,536

Income (loss)
  before            1,762,914      (238,776)   (1,566,746)   (542,262)  (1,377,306)    (828,086)   (775,551)    (361,090)
  extraordinary
  items

Income (loss)             .06          (.01)         (.07)       (.02)        (.06)        (.04)       (.04)        (.02)
from continuing
operations per
common share

Net Income (Loss)         .09*         (.01)         (.07)       (.03)        (.13)        (.04)       (.03)        (.02)
per common share






* earnings per share is based on weighted average number of common shares outstanding. However, the number of common shares outstanding changed significantly during the fourth quarter of 2001. Earnings per share for the quarter ended June 30, 2001, based on the 47,089,673 shares outstanding at June 30, 2001, is $0.06 per share

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

           The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes, which are included elsewhere in this prospectus.




                                    OVERVIEW

           We are the leading provider of distance learning and e-education solutions, training and methodologies, in support of China's goals to modernize it's K-12 education system.

           China is a large country with a large population; 800,000 K-12 schools serve an estimated 250 million students. China has set a number of priorities to modernize its educational system, to develop a position and capability for its domestic needs and for the competitive international marketplace. China's government has declared that one of its major initiatives is to provide students and teachers with access to education databases and course instruction through the use of computers and the Internet.

           Our Total Solution platform makes available via Intranet or Internet a comprehensive set of tools for computerized class instruction, on-line learning, school office administration, and management of educational and multimedia resources. The Total Solution platform is designed, in co-operation with National Center for Audio/Visual Education of the Chinese Ministry of Education (NCAVE), to accommodate broadband Internet connections via satellite and cable and is an ideal tool to support distance learning.

           The Total Solution platforms are being installed under Operation Morning Sun, a project awarded to us by the Chinese Ministry of Education and through contracts with provincial education ministries.

           In April, 2001, we entered into a cooperation agreement with the Ministry of Education under which Tengtu United agreed to be the Ministry's operating and development partner for its (1) distance learning network in China and (2) the national K-12 Chinese Broadband Education Resource Centre (CBERC).

           A similar initiative has been undertaken with provinces such as Shan Dong, Sichuan and Shaanxi under which local provincial broadband education resource centers (LBERCs) will be developed.

           In the fiscal year ended June 30, 2001 we launched Operation Morning Sun in over 20 provinces, installing 3,017 Total Solution platforms in Phase I of the project. Phase II of Operation Morning Sun was launched in July 2001. In the first quarter of fiscal 2002 (three months ended September 30, 2001), 1,743 Total Solution platforms were installed. Most of these platforms were installed in September due to the fact that schools were closed for the July and August summer break. In addition, 300 sets of satellite equipment and 650 packages of educational CD-ROM's were distributed to Chinese schools. In the second quarter of fiscal 2002 (three months ended December 31, 2001), 1,987 Total Solution platforms were installed and 1,657 sets of satellite equipment and 386 packages of educational CD-ROM's were distributed to Chinese schools.

           The monthly rate of installations was reduced, as compared to previous quarters, to conserve working capital and deploy resources for portal development. In the third quarter of fiscal 2002 (three months ended March 31, 2002), 1,775 Total Solution platforms were installed. In addition, 169 sets of satellite equipment and 72 packages of educational CD-ROM's were distributed. As in the second quarter of fiscal 2002, the rate of installations was slowed to conserve working capital while we identified and implemented methods of accelerating collections of accounts receivable from the Chinese schoolxs.

           All of Tengtu United's business with any Chinese government entity is conducted through our joint venture partner, Tengtu China. Tengtu China operates the Chinese joint venture: paying operating expenses, collecting receivables and remitting net operating profits.

           The amount of working capital required to carry out Operation Morning Sun has been higher than anticipated due to slow collections of accounts receivable by Tengtu China. This, in turn, has caused delays in Tengtu China's payment of net operating profits to Tengtu International Corp.

           Payment processes slower than those experienced in North America are not unusual in China, especially when dealing with a number of levels of government. However, we are taking steps in conjunction with the Ministry of Education to reduce the payment cycle. We are also investigating other Chinese government programs operated in conjunction with Chinese banks that would allow for faster collection of accounts receivable.

           The total installations under Phase II of Operation Morning Sun during the nine months ended March 31, 2002 were 5,505 Total Solution platforms, 2,126 sets of satellite equipment and 1,108 packages of educational CD-ROM's. The total installations under Phase I and Phase II of Operation Morning Sun up to March 31, 2002 were 8,522 Total Solution platforms, 2,126 sets of satellite equipment and 1,108 packages of educational CD-ROM's.

           As Operation Morning Sun is expanded, provincial education ministry contracts are signed and the CBERC project is launched, we can benefit from a number of revenue sources, including:

           * E-education application software and equipment. Each of the 800,000 K-12 school in China will require e-education application software such as the Total Solution platform.

           * CBERC and LBERC connectivity fees for K-12 schools with e-education curriculum content and other learning resources.

           * User fees for students studying outside of the K-12 school system.

           Our ability to take advantage of the opportunity to establish ourselves as the preeminent provider of distance learning and e-education solutions, training and methodologies, in support of China's goals to modernize its K-12 education system, is dependent on its ability to raise additional capital to fund its new projects such as the CBERC and LBERCs. We are pursuing a number of financing initiatives; however, if we are unsuccessful, we may have to alter our business plan accordingly. We believe that we can meet the capital requirements of our current business plan.

           LIQUIDITY AND CAPITAL RESOURCES FOR THE FISCAL YEARS ENDED
                          JUNE 30, 2001, 2000 AND 1999

FISCAL YEAR ENDED JUNE 30, 2001

           For the fiscal year ended June 30, 2001, net cash used by operating activities totaled $7,967,658.

           The net income for the year, $104,266, included such non-cash items as depreciation and amortization ($286,468), non-cash compensation expenses associated with the issue of common shares for services ($987,846), and non-cash interest expense related to convertible debentures ($79,695), resulting in a net cash increase of $1,458,275.

           This increase in cash was offset by increases in operating expenses associated with the completion of Phase I and start of Phase II of Operation Morning Sun. Operation Morning Sun required $7,292,763 in working capital to complete the installation of the 3,017 "Total Solution" platforms and prepare for the start of Phase II of the project. The accounts receivable balance related to the installation of the Phase I platforms was the most significant component of this working capital requirement at $4,292,518. Collection of these balances under Operation Morning Sun is longer than under normal business terms due to the funding process inherent in the Chinese education system. We are working with the Chinese Ministry of Education to ensure the balances are collected in a timely manner. In addition to the working capital required for Operation Morning Sun, we advanced $1,000,000 to start work on the CBERC project.

           Prepaid expenses increased due to the recording of a prepaid financing expense. Other receivables increased because of recoverable taxes paid by Tengtu United on certain purchases. The decrease in accounts payable is related to a $632,974 reversal of accrued balances in the past years including a lawsuit with a former landlord in China that has been resolved with minimum liability.

           Net cash used in investing activities was minimal; $7,013 was used to purchase various office equipment.

           Net cash flow from investing activities was $6,087,200. The funds were used primarily to fund the start of Operation Morning Sun and the CBERC project.

           The net cash flows from financing activities exceeded the funds used to launch Operation Morning Sun, start the CBERC project and support other corporate activities by $112,529. After taking into consideration a negative foreign exchange effect of $7,221, cash increased by $107,309 to $1,026,400.

           Subsequent to year-end, we sold a total of 1,722,113 shares of common stock for $2,118,200 or $1.23 per common share. $1,500,000 of these funds were used to fund the start of the LBERC contract in China with the ShangDong Province, and the remainder was used for general corporate purposes.

FISCAL YEAR ENDED JUNE 30, 2000

           For the fiscal year ended June 30, 2000, net cash used by operating activities totaled $1,187,677, including a net loss of $4,701,287, and depreciation and amortization of $266,614. Accounts receivable, prepaid expenses, inventories, and other assets decreased by $22,398, $26,188, $16,377 and $28,390 respectively, primarily due to a write down of obsolete inventory, scaling down and the product refocusing of our operations during the year. Accounts payable, accrued expenses, due to related party consultants and other liabilities increased by $90,249, $14,384, $357,477 and $366,267, respectively. To conserve cash, we deferred payment to consultants and senior management until a major financing.

           During the year, we issued common stock for services totaling $947,813 and recorded an interest expense due to a beneficial conversion feature of $1,194,334 on the $1.5 million convertible debenture issued during the year.

           Net cash used by investing activities amounted to $42,535 primarily due to acquisitions of equipment for the start-up operations of Edsoft H.K. Funds generated by financing activities during the year included the $1,500,000 convertible debenture, $258,064 from an Edsoft H.K. shareholder and $100,000 from a director. During the year, we issued shares for $177,725.

           We incurred a net loss of $4,701,285 for the year ended June 30, 2000, and, as of that date, had a working capital deficiency of $2,886,444. During the fiscal year ended June 30, 2000, we continued a restructuring and reduction of operating expenses to a minimum and deferred payments of consulting and management fees.

           We issued a convertible debenture of $1.5 million and received $250,000 ($150,000 for shares and a $100,000 short term loan) from a shareholder/Director. On October 6, 2000, Iconix International, Inc., our minority owned subsidiary, sold all of its assets.

           During the fiscal year ended June 30, 2000, Tengtu China continued to provide funding for Tengtu United's operations and the Total Solution platform was being shipped and installed in China.

FISCAL YEAR ENDED JUNE 30, 1999

           For the fiscal year ended June 30, 1999, net cash used by operating activities totaled $232,878, including net loss of $1,886,399, and depreciation and amortization of $292,808. Prepaid expenses, inventories, advances to suppliers and other receivables decreased by $7,307, $191,164, $122,417, $13,382, respectively, primarily due to a write down of obsolete inventory and scaling down and product refocusing of our operations during the year. Accounts receivable, other assets, and advance to director increased by $76,644, $44,307 and $30,000, respectively, primarily due to longer terms extended to customers and an advance of $30,000 to an Officer. Due from investee (Iconix) decreased by $50,000 due to a loan repayment from the investee. Accounts payable, accrued expenses and due to related party consultants increased by $87,617, $53,019 and $481,124, slightly offset by other liabilities by $1,768.

           To conserve cash, we deferred payments to consultants and senior management. At the end of the fiscal year ended June 30, 1999, we set up a provision for bad debt of another $143,081 for overdue receivables. During the fiscal year ended June 30, 1999, we issued common stock for services of $303,813 and recorded the decrease of investment at equity of $67,274 due to the losses of our investee (Iconix).

           Net cash used by investing activities amounted to $63,959 primarily due to acquisitions of machinery and equipment for the animation center at TIC Beijing. There were no funds generated by financing activities during the fiscal year ended June 30, 1999.

          FISCAL YEAR 2001, 2000 AND 1999 COMPARATIVE OPERATING RESULTS

Revenues

                            2001                2000                 1999
                          ------              ------               ------
                        $6,213,450            $358,026             $624,121

           Our sales increased in 2001, due to the start of Operation Morning Sun, under which 3,017 "Total Solution" platforms were sold at an average price of $1,761 for total revenue of $7,314,534 or 85.5% of sales. Sales of other e-education products and services were $539,437 or 8.7% of sales. Tengtu United's operations accounted for 95.9% of sales. Sales of educational software and services by Edsoft H.K. were $218,643 or 3.5% of sales. Other miscellaneous revenue from TIC Beijing accounted for the remaining $140,805 in revenue.

           Revenues in both 2000 and 1999 was depressed due to the downsizing and product refocusing of our operations and the delay of Total Solution platform shipments and installations caused by our inability to attract financing to the projects. In 2000 and 1999 we derived our revenues from systems integration, educational and entertainment software, and animation businesses. Revenue in 2000 from Tengtu United was $232,668 and miscellaneous revenue from TIC Beijing was $127,358.

PAGE>


Gross Profit (Loss)

                                2001                2000                 1999
                              ------              ------               ------
                          $3,122,348          $(148,839)           $(147,487)

           The gross profit in 2001 was attributable primarily to the 3,017 Total Solution platforms sold. The gross margin for these items, at 49.1%, was $2,609,639 or $864 per platform. Gross margins on the other e-education products and services was $512,709, or 57%.

Research and Development Expenses

                           2001                2000                 1999
                           ----              ------               ------
                             $0                  $0               $1,440

           No research and development expenses were undertaken by us in 2001 as we focused our activities on launching of Operation Morning Sun. No or minimal research and development expenses were recorded by us in 2000 and 1999 because such activities were funded by Tengtu China, our joint venture partner.

General and Administrative Expenses

                                2001                2000                 1999
                              ------              ------               ------
                          $2,014,899          $1,537,833             $699,582


           General and administrative expenses increased in 2001 from fiscal 2000 due to increased activities in Tengtu United associated with the launch of Operation Morning Sun. General and administrative expenses increased in 2000 from fiscal 1999 primarily due to approximately $300,000 in financing costs incurred for the $1.5 million convertible debenture sold in 2000, Edsoft H.K.'s start-up expenses and the introduction of the Total Solution platform.

Related Party Consultants

                               2001                2000                 1999
                             ------              ------               ------
                          $ 829,772          $1,492,813            $ 774,879

           Related party consultants' expense decreased in 2001 from fiscal 2000 primarily due to the reversal of certain expenses accrued in 2000 in the amount of $300,000. Related party consultants' expenses increased in 2000 from fiscal 1999 primarily due to non-cash compensation expense of $750,000 and accrued consultant fees of $80,000 for an Officer.

Bad Debt

                              2001                2000                 1999
                            ------              ------               ------
                          $163,684           $ (8,984)             $143,347

           Bad debt expenses in 2001 relate to products and services sold earlier in the year as Operation Morning Sun was launched. There was a bad debt recovery of $8,984 in fiscal 2000 from an over-provision of $143,347 in fiscal 1999.


Advertising Expense

                              2001                2000                 1999
                            ------              ------               ------
                          $ 39,406            $ 28,991               $   19

           Limited amounts were spent in 2001 and 2000 on advertising to promote the "Total Solution" platform in China. Advertising expenses were minimal in fiscal 1999 due to the downsizing and product refocusing of our operations.

Selling Expense

                              2001                2000                 1999
                            ------              ------               ------
                          $602,132            $ 74,819             $ 52,671

           In each fiscal year selling expenses related almost entirely to the launch of Operation Morning Sun and in 2001 is also attributable to setting up offices in various provinces and providing training to purchasers. Limited amounts were spent in 2000 and 1999 due to downsizing and product refocusing of our operations on the Total Solution platform. As the Total Solution platform was made available and Phase I of Operation Morning Sun was launched in 2001, selling costs increased accordingly.

Depreciation and amortization

                              2001                2000                 1999
                            ------              ------               ------
                          $ 57,910            $ 58,698             $ 43,217

           During the downsizing and product refocusing of our operations in 1999 and 2000, our joint venture partner, Tengtu China, took over management of Operation Morning Sun on behalf of the joint venture. Accordingly, we have not made any significant purchases of equipment in the past three years and depreciation and amortization expenses have remained at consistent, low levels.


Equity earnings in investee

                               2001                2000                 1999
                             ------              ------               ------
                          $ 219,488           $(80,147)            $(67,274)

           The equity earnings in investee relate to our investment in Iconix. The 2001 balance reflects a distribution received from Iconix on the sale of its assets of $219,488.

Interest expense

                                2001                2000                 1999
                              ------              ------               ------
                          $(176,111)        $(1,311,373)                 $  0

           Interest expense of $1,311,373 in fiscal 2000 was due to a non-cash interest expense on the convertible debenture issued during that year.

Other income

                               2001                2000                 1999
                             ------              ------               ------
                          $ 632,974             $ 2,240           $  37,585

           Other income in 2001 relates to a reversal of accrued amounts in the past years including a lawsuit with a former landlord that has been resolved with minimum liability.

Minority interest in subsidiary's loss

                              2001                2000                 1999
                            ------              ------               ------
                                $0          $ (28,200)                   $0

           The minority interest in subsidiary's loss of $28,200 in fiscal 2000 was due to the start-up loss of Edsoft H.K. No minority interest in Tengtu United's operating profit or Edsoft H.K.'s losses was recorded as these two subsidiaries have deficits.

            LIQUIDITY AND CAPITAL RESOURCES FOR THE NINE MONTHS ENDED
                             MARCH 31, 2002 AND 2001



NINE MONTHS ENDED MARCH 31, 2002

           For the nine months ended March 31, 2002, net cash used by operating activities totaled $2,564,174.

           Net income for the period, $736,455, included such non-cash items as depreciation and amortization ($560,612), non-cash compensation expenses associated with the issue of shares of common stock for services ($287,250) and non-cash interest expense related to convertible debentures ($64,513).

           This was offset by increases in operating assets associated with the start of Phase II of Operation Morning Sun. Operation Morning Sun required $4,769,736 in working capital for operations during the nine months, due mainly to delays in collecting accounts receivable. The amount of working capital required to carry out Operation Morning Sun has been higher than anticipated due to slow collections of accounts receivable by Tengtu China. This in turn has caused delays in Tengtu China's payment of net operating profits to Tengtu International Corp.

           Payment processes slower than those experienced in North America are not unusual in China, especially when dealing with a number of levels of government; however, we are taking steps in conjunction with the Ministry of Education to reduce the payment cycle. We are also investigating other Chinese government programs operated in conjunction with Chinese banks that would allow for faster collection of accounts receivable.

           Another use of cash related to a $573,904 increase in prepaids. Included in prepaids are advances of $345,633 to a software development company for work related to our participation in the development of a central educational portal and repository in China.

           Net cash used in investing activities included $5,974,447 advanced to Tengtu China for the development of CBERC ($4.50 million) and the Shan Dong province LBERC ($1.44 million).

           Net cash flow from financing activities was $7,769,032. The primary source of these funds was private placements of shares of common stock totaling $7,740,532. In addition, Swartz Private Equity, LLC ("Swartz") exercised warrants to purchase 100,000 shares of Common Stock at a price of $0.285 per share in August 2001 (See Legal Proceedings).

NINE MONTHS ENDED MARCH 31, 2001

           For the nine months ended March 31, 2001, net cash used by operating activities totaled $2,679,193 including net loss of $2,403,357 and depreciation and amortization of $217,515. A $100,000 shareholder's loan was converted to shares of common stock. Non-cash compensation on shares issued for services rendered by a consultant amounted to $41,668. Non-cash compensation expense on granting of stock options was $10,661 in lieu of cash payment for interest due to a creditor. Non-cash paid-in capital on warrants amounted to $564,466 related to a $30 million equity line and an 800,000 RMB ($96,386) short term loan. Non-cash interest expense amounted to $59,119 due to amortization of discount on convertible debenture. Due from related party increased by $2,433,785 and was primarily due to advances of $2.12 million to Tengtu China plus the income from Tengtu China related to the "Operation Morning Sun" project in China. Accounts receivable decreased by $10,758 due to collection of overdue receivables. Prepaid expenses increased by $261,250 primarily due to prepaid compensation set up for consultants' shares to be issued over the life of the consulting agreements. Other receivables and advances to directors increased by $60,686 and $22,500 due to temporary advances to employees and a director.

           Accounts payable, accrued expenses and due to related party consultants increased by $166,344, $216,579 and $380,000 respectively primarily due to deferral of legal and consultants fees and accrual of interest expenses on loans. Due to related party loan increased by $119,488 primarily due to proceeds of $219,788 received from the sale of an investee's assets less the conversion of a shareholder's loan of $100,000 to common shares. Other liabilities increased by $577,587 primarily due to compensation payable set up for shares and options for employees and related party consultants.

           Net cash used by investing activities amounted to $2,066 due to overhaul and purchase of equipment.

           Cash from financing activities of $2,086,671 consisted of short term loan proceeds from a convertible promissory note of $1 million and short term loans of $1.09 million.

                   OPERATING RESULTS FOR THE NINE MONTHS ENDED
                             MARCH 31, 2002 AND 2001

REVENUES
                                      2002                2001
                                    ------              ------
                               $11,955,379         $ 2,953,704

NINE MONTHS ENDED MARCH 31, 2002

           The Company's sales for the nine months ended March 31, 2002 were $11,955,379. 96% of these sales were derived from sales to 8,627 schools under Phase II of Operation Morning Sun. This total included installation of Total Solution platforms in 5,055 schools ($10,031,974 in revenues), selling educational CD-ROMs to 2,126 schools ($1,276,133) and shipping satellite equipment to 1,108 schools ($112,825). Most of this activity took place from late August, 2001 to December 2001, and in March 2002, due to fact that schools were closed for the July and August summer break, and in January and February for Winter Break and New Year holidays.

           Other sources of revenue for Tengtu United included installation projects in Inner Mongolia and Henan province ($292,945), sale of Microsoft products ($43,159) and other sales ($119,822).

           Sales of educational software and services by Edsoft H.K. and TIC Beijing were minimal as these subsidiaries were essentially inactive during the period. In January 2002 the operations of Edsoft Canada and Edsoft H.K. were closed.

NINE MONTHS ENDED MARCH 31, 2001

           Sales increased to $2,953,704 for the nine months ended December 31, 2000 as approximately 1,434 Total Solution platforms were installed in the Phase I of Operation Morning Sun.

GROSS PROFIT

                                      2002                2001
                                    ------              ------
                                $7,974,735            $972,518

NINE MONTHS ENDED MARCH 31, 2002

           Overall gross margins associated with sales under Operation Morning Sun were 69%: 74% for Total Solution platforms and 40% for satellite equipment and educational CD-ROMs. Costs of Total Solution platforms were lower in this period compared to fiscal 2001 primarily because the Microsoft operating system was not required in most platforms sold. Most of the school computers where the platforms were installed in this nine-month period were already equipped with appropriate operating software.

           The gross margin on other Tengtu United sales was $182,795 and the loss on sales by Edsoft (H.K.) and TIC Beijing was $143,430.

NINE MONTHS ENDED MARCH 31, 2001

           Gross profit was $972,518 for the nine months ended March 31, 2001 due to the commencement of Total Solution initiatives under Operation Morning Sun.

GENERAL AND ADMINISTRATIVE EXPENSES

                                      2002                2001
                                    ------              ------
                                $2,050,333          $1,913,994

NINE MONTHS ENDED MARCH 31, 2002

           The general and administrative expenses incurred by Tengtu United amounted to $564,790 and were comparable to previous periods. The major components of the remaining balance were legal and professional fees ($640,960) and travel expenses ($173,690) related to activities in our Toronto and Vancouver offices. Our Vancouver office has now been closed in order to lower expenses.

NINE MONTHS ENDED MARCH 31, 2001

           General and administrative expenses increased by 46% from March 2000 levels to $1,913,994 for the nine months ended March 31, 2001 primarily due to one time charges, such as $558,654 warrants related to a financing, and $119,058 of retroactive employee shares and incentives.

RELATED PARTY CONSULTANTS

                                      2002                2001
                                    ------              ------
                                  $687,531            $748,686

           Related party consultants' expense relates to staff that manages technical developments and financing activities in North America. March 2001 balances are higher due to financing fees paid to a consultant.

COLLECTION PROVISION

                                      2002                2001
                                    ------              ------
                                  $338,067                $ 0

           The balance in the nine months ended March 31, 2002 represents an estimate of potential uncollectible accounts associated with sales by Tengtu United in the first nine months of the fiscal year. This provision is included in due from related party.

SELLING EXPENSE

                                      2002                2001
                                    ------              ------
                                $1,396,471            $451,963

           In the nine months ended March 31, 2002, selling expenses related almost entirely to the launch of Phase II of Operation Morning Sun by Tengtu United. A primary component of these expenses relates to setting up offices in various provinces and providing training to clients. As a percentage of sales, selling expenses are higher in the first and third quarter of each fiscal year because the schools are essentially closed in July, August and February.

RESEARCH AND DEVELOPMENT

                                      2002                2001
                                    ------              ------
                                  $471,111                $ 0

           In the nine months ended March 31, 2002, research and development expenses consisted of payments to a software development company for work related to the Company's participation in the development of a central educational portal and repository in China.

DEPRECIATION AND AMORTIZATION

                                      2002                2001
                                    ------              ------
                                  $560,612             $40,560

           As Tengtu China manages the Tengtu United joint venture in China, we have not made any significant purchases of equipment in past years. Amortization of $518,750 in March 2002 includes amortization of the costs associated with two software and content license agreements.

MINORITY INTEREST

                                      2002                2001
                                    ------              ------
                                $1,499,902                $ 0

           Minority interest in 2002 represents the Tengtu China's 43% interest in the operating profits of the joint venture company, Tengtu United. Minority interest was not recorded in 2001 as Tengtu United did not have any retained earnings.

                  OPERATING RESULTS FOR THE THREE MONTHS ENDED
                             MARCH 31, 2002 AND 2001

REVENUES

                                      2002                2001
                                    ------              ------
                                $3,485,665          $1,450,879


THREE MONTHS ENDED MARCH 31, 2002

           Our sales for the three months ended March 31, 2002 were $3,485,665. 99% of these sales were derived from sales to 2,016 schools under Phase II of Operation Morning Sun. This total included installing Total Solution platforms in 1,775 schools ($3,280,488 in revenues), selling educational CD-ROMs to 169 schools ($98,176) and shipping satellite equipment to 72 schools ($7,881).

           Other sources of revenue included sales of Microsoft and other products ($74,781).

THREE MONTHS ENDED MARCH 31, 2001

           Sales were $1,450,879 due to the commencement of installations of Total Solution platforms in China pursuant to Phase I of Operation Morning Sun. Approximately 704 platforms were installed in the three months ended March 31, 2001.

GROSS PROFIT

                                      2002                2001
                                    ------              ------
                                $2,574,354            $818,748

THREE MONTHS ENDED MARCH 31, 2002

           Overall gross margins associated with sales under Operation Morning Sun were 75%, almost all of which was related to sales of Total Solution platforms. Costs of Total Solution platforms and satellite equipment were similar to the prior quarter.

THREE MONTHS ENDED MARCH 31, 2001

           We recorded a gross profit of $818,748 or 56% for the three months ended March 31, 2001. The gross margin was lower because of special promotions for the Total Solution platforms and low margins earned on system integration services we performed.

GENERAL AND ADMINISTRATIVE EXPENSES

                                      2002                2001
                                    ------              ------
                                  $717,516            $363,184

THREE MONTHS ENDED MARCH 31, 2002

           The general and administrative expenses we incurred amounted to $717,516. The major components of this balance were legal and professional fees and travel expenses related to activities in our Toronto office.

THREE MONTHS ENDED MARCH 31, 2001

           The major components of this balance were legal and professional fees and travel expenses related to activities in our Vancouver office.

RELATED PARTY CONSULTANTS

                                      2002                2001
                                    ------              ------
                                  $273,385            $317,572

           Related party consultants' expense relates to staff that manages technical developments and financing activities in North America.

COLLECTION PROVISION

                    2002                      2001
                   ------                    ------
                  $95,140                   $   0

           The balance represents an estimate of potential uncollectible accounts associated with sales in the three months ended March 31, 2002. This provision is included in due from related party.

SELLING EXPENSE

                                      2002                2001
                                    ------              ------
                                  $344,741            $267,957

           In the three months ended March 31, 2002, selling expenses related almost entirely to the launch of Phase II of Operation Morning Sun. A primary component of these expenses relates to setting up offices in various provinces and providing training to clients. Selling expenses in 2001 related to Phase I of Operation Morning Sun.

RESEARCH AND DEVELOPMENT

                                      2002                2001
                                    ------              ------
                                   $93,125                $ 0

           In the three months ended March 31, 2002, research and development expenses consisted of advances to a software development company for work related to our participation in the development of CBERC.

DEPRECIATION AND AMORTIZATION

                                      2002                2001
                                    ------              ------
                                  $265,587             $13,531

           As Tengtu China manages the joint venture in China, we have not made any significant purchases of equipment in past years. Amortization of $256,250 in the three months ended March 31, 2002 includes amortization of the costs associated with two license agreements.

MINORITY INTEREST

                                      2002                2001
                                    ------              ------
                                  $693,162                $ 0

           Minority interest in 2002 represents Tengtu China's 43% interest in the operating profits of the joint venture company, Tengtu United. Minority interest was not recorded in 2001 as Tengtu United did not have any retained earnings.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

           Our accountants have not resigned or declined to stand for re-election and have not been dismissed in the past two fiscal years or during the subsequent interim period.

                    QUANTITATIVE AND QUALITATIVE DISCLOSURES
                                ABOUT MARKET RISK

           We operate through subsidiaries located in Beijing, China and our administrative offices are located in Toronto, Canada. We grant credit to customers in these geographic regions.

           We perform certain credit evaluation procedures and do not require collateral. We believe that credit risk is limited because we routinely assesses the financial strength of our customers, and based upon factors surrounding the credit risk of customers, establish an allowance for uncollectible accounts. Therefore, we believe our accounts receivable credit risk exposure beyond such allowances is limited.

           We established an allowance for doubtful accounts of $538,164 at March 31, 2002, which includes a reserve against a related party receivable. We believe any credit risk beyond this amount would be negligible.

           At March 31, 2002, we had approximately $234,733 of cash in banks uninsured.

           We do not require collateral or other securities to support financial instruments that are subject to credit risk.

           For the nine months ended March 31, 2002, approximately 99% of sales were generated through Tengtu United. Receivables related to these sales transactions are grouped together with amounts due from a related party, Tengtu China, in our financial statements. For the nine months ended March 31, 2002 and 2001, no customer accounted for more than 10% of total sales.

                        MARKET RISK SENSITIVE INSTRUMENTS

FINANCIAL INSTRUMENT                 CARRYING VALUE         FAIR VALUE
---------------------                --------------         -----------

Instruments entered into for trading purposes

NONE

Instruments entered into for other than trading purposes

      Cash and Cash equivalents
      United States                       $ --                        $ --
      Foreign                          234,733                     234,733
                                    ----------                  ----------
      Total                          $ 234,733                   $ 234,733
                                    ==========                  ==========

Accounts payable
      United States                 $  931,667                  $  931,667
      Foreign                           73,209                      73,209
                                    ----------                  ----------
      Tota                          $1,004,876                  $1,004,876
                                    ==========                  ==========

           The financial instruments are short-term and are not subject to significant market risk. Substantially all financial instruments are settled in the local currency of each subsidiary, and therefore, we have no substantial exposure to foreign currency exchange risk. Cash is maintained by each subsidiary in its local currency.

                        DIRECTORS AND EXECUTIVE OFFICERS

           The following are the names, ages and current principal position(s) and office(s), if any, with us of each of our current Directors and Executive Officers. Each of the Directors set forth below was elected at our annual shareholders meeting on November 27, 2001.

           We do not have a Chief Executive Officer. As of January 12, 2002, our Board of Directors replaced the CEO position with an Executive Committee of the Board of Directors. The members of the Executive Committee are to consist of not less than two members of our Board of Directors, as our Board may determine from time to time. The Executive Committee has and exercises all of the powers of the Board in the oversight and management of our business and affairs.

           The current members of our Executive Committee are William Ballard, John Watt and Pak Kwan Cheung.

                                            CURRENT PRINCIPAL POSITION(S)
NAME                       AGE              AND OFFICE(S)
---------------------------------------------------------------------------
William O.S. Ballard       55               Chairman of the Board of Directors
                                                  and Consultant

John Watt                  56               Director and President

Jing Lian                  50               Director, Vice President and
                                            President of TIC Beijing

Pak Kwan Cheung            52               Director

Yung Sang Dai              37               Director

John McBride               44               Director

Michael Nikiforuk          48               Director

Fan Qi Zhang               44               Director

Bin Huang                  36               Director

           The following is a description of the qualifications and experience of each of our current Directors:

           WILLIAM O.S. BALLARD is the Chairman of our Board of Directors, the Chairman of Executive Committee of our Board of Directors and a consultant to us. Mr. Ballard's investment company, Orion Capital Incorporated, is currently our largest shareholder. Mr. Ballard has a law degree from Osgoode Hall, Toronto, Canada and is a Canadian entrepreneur and lawyer. Mr. Ballard currently serves as a Director of two Canadian public companies, Devine Enertainment and Northfield Capital Corporation. Until 1998, Mr. Ballard was a partner in The Next Adventure Inc., an international entertainment company and has, for many years, been involved in the concert promotion business. Mr. Ballard is the founder and past President of the Toronto Entertainment District Association, one of Canada's largest business associations and the founder and co-chairman of Canada's prestigious Walk of Fame. He also served on the President's Council at Sir Wilfrid Laurier University and the Senate of York University. Mr. Ballard was elected to our Board of Directors on November 27, 2001.

           FAN QI ZHANG is a member of our Board of Directors. Mr. Zhang is Chief Executive Officer and principal owner of our joint venture partner, Tengtu China. Mr. Zhang has a Master of Arts degree from Beijing University. He has extensive management and banking experience in China, having founded the only civil publishing enterprise in China (Tengtu Electronic Publishing Co.) and Beijing Jiade Pharmaceutical Co. Ltd. (a pharmaceutical manufacturer). He is the Vice President of the Medical Funds Association of China and an Executive of the Association of Entrepreneurs of China. Zhang Fan Qi has served as a Director since August, 1999.

           JOHN WATT is a member of our Board of Directors, a member of the Executive Committee of the Board of Directors and our President. Mr. Watt has served as a Director since June, 1996 and was appointed Executive Vice President on September 17, 2000, prior to being appointed President on July 1, 2001. Mr. Watt has been President of John D. Watt & Associates, Ottawa, Canada, a consulting firm specializing in media and entertainment industries, from 1995 to July 1, 2001. Between 1980 and 1990, Mr. Watt served as a Director General for the Government of Canada, overseeing federal policies in cultural industries, broadcasting, and telecommunications. He was also an advisor to the NAFTA negotiations. Mr. Watt was responsible for regulated foreign investment policies and negotiating bilateral treaties with 26 countries including China. Mr. Watt graduated with a B.A. degree from Sir Wilfred Laurier University before earning his L.L.Th. in post-graduate studies at University of Toronto and a Marketing Management Diploma from George Brown College, Toronto.

           JING "JACK" LIAN is a member of our Board of Directors, a Vice President and President of TIC Beijing. During the past five years, Mr. Lian has been Vice-President of Bluelake Industries, Ltd., Seattle, Washington. Mr. Lian has served as a Director and Vice President since June 1996. Mr. Lian is also the President of our TIC Beijing Digital Pictures, Ltd. subsidiary and is the founder and Secretary of the Chinese Educational Software Council. Mr. Lian received an M.S. degree in Computer Science from Tsing Hua University, Beijing, China. Mr. Lian was a also visiting scholar at the University of Washington, Seattle, Washington.

           PAK KWAN CHEUNG is a member of our Board of Directors and former Chief Executive Officer. During the past five years, Mr. Cheung has served and continues to serve as President of Bluelake Industries, Ltd., Seattle, Washington, and Comadex Industries, Ltd., Vancouver, Canada . Both companies are computer technology and software firms. Mr. Cheung has been a member of our Board of Directors since 1996. Mr. Cheung received an M.B.A. degree from University of British Colombia and was the founder of Comadex and Bluelake Industries, Ltd. Mr. Cheung has 25 years experience in computer hardware, software and systems integration, principally in China.

           YUNG SANG DAI is a member of our Board of Directors and a Vice President. Mr. Dai was the Vice General Manager of Pioneer Pharmaceutical Company, a China based pharmaceutical company, where he was responsible for financial operations and marketing. Mr. Dai is a graduate of the Beijing China Renmin University and has worked as an economic analyst for the Guangxi Province in China. Mr. Dai was elected to our Board of Directors on November 27, 2001.


           JOHN MCBRIDE is a member of our Board of Directors. He is the Managing Partner of CC Capital Partners, a merchant banking group, and majority owner of Charmac Capital Corp., a private investment company. Mr. McBride is a Director of Integrative Proteomics Inc., a Toronto, Canada based, biotechnology company involved in the field of determining the structure and function of the human proteome. Mr. McBride is also a Director of Northfield Capital Corporation and a founding partner of Charleswood Investments, both Toronto, Canada based merchant banking and venture capital companies. Mr. McBride was elected to our Board of Directors on November 27, 2001.

           MICHAEL NIKIFORUK, is a member of our Board of Directors. Since May 2001, Mr. Nikiforuk has acted as a consultant to Intravest Capital Group. Prior to that Mr. Nikiforuk served as an Executive Officer of a number of private and public companies such as Visual Bible International, Inc., Ivynet, Inc., Banro Explorations Inc. and Transarctic Petroleum Corporation. From September 1, 2000 to October 2000, Mr. Nikiforuk served as one of the Company's Executive Vice President. Mr. Nikiforuk has served as a Director since, April, 1997.

           BIN HUANG is a member of the Company's Board of Directors. Mr. Huang is currently the General Manager of Beijing Pan-Pacific Investment Co., Ltd., a China based investment company, where he serves as an investment analyst and portfolio manager. From 1997 through 2001, Mr. Huang served as a Senior Manager in the Investment Banking Department of Haitong Securities Co., Ltd., a China based securities company. Mr. Huang previously served as a Deputy Director in the Investment Department of China Zhonghong Group Corp., a China based investment bank. Mr. Huang has a Masters Degree in Economics from the Graduate School of Xiamen (Amoy) University in China. Mr. Huang was elected to our Board of Directors on November 27, 2001.

           The following are the names, ages and current principal position of our executive and significant officers who do not also serve as directors and therefore, are not listed above:


                       CURRENT PRINCIPAL
NAME                          AGE                 POSITION(S) AND OFFICE(S)
---------------------------------------------------------------------------
Peng "Paul" Lin               32                  Chief Financial Officer

           Peng "Paul" Lin is our Chief Financial Officer. From 1999 to 2002, Mr. Lin was Manager, Financial Planning and Analysis, at Cole National Corporation, in Cleveland, Ohio and Markham, Canada, where he led long-range strategic planning and analysis. Mr. Lin was responsible for UCAR International Inc. global operations in Cleveland, Ohio as an Internal Auditor from 1997 to 1999. From 1996 to 1997, Mr. Lin was a Financial Analyst at Cargill Inc. in Minneapolis, Minnesota where he measured the performance of the company's world-wide operations. Mr. Lin has a Master of Information Systems degree from Cleveland State University, Bachelor of Science major in accounting from Ohio State University and is a Certified Public Accountant.


FAMILY RELATIONSHIPS

           There are no family relationships between any Director, Executive Officer, or person nominated or chosen by us to become a Director or Executive Officer.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

During the past five years, none of our Directors or Executive Officers has:

      (1) been general partner or executive officer of a business at the time a bankruptcy petition was filed by, or against it, or a receiver, fiscal agent or similar officer was appointed by a court for it or its property;

      (2) been convicted in a criminal proceeding and are not currently a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

      (3) been subject to an order, judgment or decree, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or

      (4) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, or the Commodity Futures Trading Commission, to have violated a federal of state securities or commodities law.

                            COMPENSATION OF DIRECTORS

         No cash compensation was paid to any of our Directors during the fiscal year ended June 30, 2001, or the subsequent interim period ended March 31, 2002, in their role as directors. Pursuant to a resolution passed by our Board of Directors on April 27, 1997, each outside director who is not an employee or consultant to us is entitled to the following compensation:

           Annual Fee: $6,000
           Each Board of Directors meeting attended: $500
           Each Board of Directors Committee meeting attended: $250

         No cash compensation pursuant to the April 27, 1997 resolution has been paid to any Director. For the fiscal years ended June 30, 2000 and 1999, each member of our Board of Directors received options to purchase our common stock in lieu of a cash payment.

EXECUTIVE COMPENSATION

                  Cash compensation of $356,192 was paid to Tengtu International Corp. executive officers during the fiscal year ended June 30, 2002. On March 29, 1999, we adopted a deferred compensation plan for future payment of past due amounts. Pursuant to the deferred compensation plan, all compensation to executive officers is to be deferred until we receive certain amounts of financing. At that time, we will begin paying salaries or consulting fees at the agreed-upon rate and 90% of the payments will be applied to current obligations and 10% to past due compensation and fees which have been deferred. In the interim, we have advanced $45,000 to John Watt, our President, and $144,000 to Jack Lian, a Director and Vice President. The total compensation deferred as of June 30, 2002 was $2,013,329, net of advances.


SUMMARY COMPENSATION TABLE

         The following table provides information relating to compensation for the fiscal years ended June 30, 2000, 2001 and 2002 for our former Chief Executive Officer and compensation payable to other highly compensated executive officers whose total salary and bonus (as determined pursuant to SEC rules) exceeded $100,000 (determined by reference to fiscal 2002). The amounts shown include compensation for services in all capacities provided to us. With respect to our former Chief Executive Officer, Pak Kwan Cheung, the salary listed represents the amount set forth in an agreement between us and Comadex Industries, Ltd., a company owned by him, but not amounts received by Comadex. Comadex received $20,000 for the fiscal year ended June 30, 2002. With respect to Mr. Watt, his compensation was deferred in 1999 and 2000. In 2001, $90,000 was paid to Mr. Watt and $30,000 was deferred. For the fiscal year ended June 30, 2002, $161,089 was paid to Mr. Watt in salary and advances.




                                                                 SUMMARY COMPENSATION TABLE

                                                       Annual Compensation                                Long Term Compensation
                                                                                                    Awards                 Payouts

   Name                                                        Other         Restricted       Securities
   and                                                         Annual          Stock          Underlying       LTIP
Principal                                                      Compen-        Awards(s)         Options/       Payouts     All Other
 Position                   Year   Salary ($)     Bonus ($)   sation ($)         ($)            SARs (#)         ($)         Comp.
-----------                 ----   ----------     ---------   ----------   ----------------     --------     -----------  ---------


John Watt                   2002   $120,000          0      $ 41,089             0                 0              0          0
President                   2001   $120,000          0             0             0                 0              0          0
                            2000   $120,000          0             0             0                 0              0          0

Pak Kwan Cheung(1)          2002   $128,400          0             0             0                 0              0          0
Director                    2001   $128,400          0             0             0                 0              0          0
                            2000   $128,400          0      $750,000(2)          0                 0              0          0

Gregory Mavroudis(3)        2002
Exec. Vice President        2001    124,000          0             0        77,000(4)              0              0          0
                            2000    120,000          0             0             0                 0              0          0




(1) Pak Kwan Cheung's services are retained by us through a consulting contract with Comadex entered into in October 1999. Comadex has not been paid any monies during the fiscal years ended June 30, 2000, 2001 or 2002 under the contract. The amount listed represents compensation stated in the agreement.

(2) Pursuant to the contract between us and Comadex, all past due compensation to Pak Kwan Cheung was discharged in exchange for 3,000,000 shares of Company common stock with a value of $.25 per share on the date of the grant.

(3) Gregory Mavroudis' services were retained by us through a consulting agreement with 1334945 Ontario Limited dated April 1, 2000. Mr. Mavroudis is no longer performing services for us pursuant ot a settlement agreement entered into in May, 2002. Pursuant to the settlement, 1334945 Ontario Limited received 250,000 shares of common stock, U.S. $70,000 and we paid CDN $30,000 for its legal fees.


(4) 77,000 options to purchase our common stock were granted to Gregory Mavroudis pursuant to the 1334945 Ontario Limited contract with an exercise price equal to the fair market value at the time of the grant of $0.218 per share.


    EMPLOYMENT OR CONSULTING CONTRACTS WITH EXECUTIVE OFFICERS AND DIRECTORS

COMADEX INDUSTRIES LTD.

           Effective October 1999, we entered into a consulting agreement with Comadex to retain the services of Pak Kwan Cheung as our Chairman of the Board of Directors and Chief Executive Officer. The agreement may be summarized as follows:

      (1) Comadex will receive a base salary of $10,700 per month, commencing November 30, 1999, inclusive of the Canadian General Services Tax;

      (2) Beginning October 17, 2000, the Compensation Committee of the Board of Directors can increase the base salary up to a maximum of $10,000 per year;

      (3) For past due services of Mr. Cheung, the principal of Comadex, from July 1996 through October 17, 1999, and the seven weeks thereafter, Comadex shall be paid the rate of $10,000 per month, and is to receive 3,000,000 shares of restricted stock, which was the amount determined by the Compensation Committee. Our Common Stock was trading at approximately $.10 per share in October 1999;

      (4) Comadex shall receive an incentive of 1% of the capital raised in excess of $3,000,000 by Mr. Cheung for us or any company subsidiary that is 50% or more owned by us;

      (5) Comadex shall receive 1% of our net profits if we exceed pre-set profit targets and our audited pre-tax profits exceed that target(s). No such targets have been set as of June 30, 2001 by the Board of Directors;

      (6) Comadex shall receive certain payments in the event the agreement is terminated without cause or if we are merged into or acquired by another company.

           As of January 2002, Mr. Cheung was no longer serving as Chief Executive Officer as that position was replaced with an Executive Committee of the Board of Directors. Mr. Cheung is a member of that committee.

JING LIAN

           We and Jing Lian entered into an agreement effective January 1, 1996 for Mr. Lian to serve as a Vice President at an annual salary of $80,000. The agreement also provides for the possibility of performance and incentive bonuses.

ORION CAPITAL INCORPORATED

           In December, 2000, we entered into a 24 month consulting agreement with Orion Capital Incorporated for the provision of consulting services by William O.S. Ballard, who is now the Chairman of our Board of Directors. Pursuant to the agreement, Mr. Ballard is to provide strategic and business consulting services to us. As compensation for these services, we issue Orion 20,834 shares of common stock each month.

    ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS
              AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

           None of the members of the Compensation Committee of our Board of Directors served as our officers or employees during the fiscal year ended June 30, 2002.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF TENGTU INTERNATIONAL CORP.

           The primary purpose of this Committee is to develop executive compensation policies and practices which coincide with and enhance the business plans and strategies which the Company undertakes in connection with the pursuit of its business objectives.

           During the past several years, this Committee has almost exclusively followed a policy of rewarding its senior executives with compensation packages consisting of salaries, stock and options which are determined upon the basis of the following factors: ability to assist in growing the Company's business, ability to assist in fundraising activities, ability to effectively manage aspects of the Company's business and the Company's current and future earnings prospects. In determining the salary to be paid to the Company's Chief Executive Officer and its other senior executives, this Committee also considers, in addition to the foregoing factors, the comparative salaries paid to other Chief Executives and senior executives in similar companies.

           Because of the developing nature of the Company's business, the Committee has not yet used corporate performance as a measure of compensation.

           In summary, it is this Committee's belief that the compensation policies that we have described in this report have served the best interests of the shareholders and the Company. Such policies have been designed to provide appropriate levels of compensation to the Company's senior executives based upon the particular combination of factors which apply to this Company. As and when those factors change, this Committee will make every effort to make adjustments to its policies in a manner which will provide fair and reasonable levels of compensation and appropriate incentives to its executives, while continuing to be in the best interests of the shareholders and the Company.

Respectfully submitted,

The Compensation Committee

/S/ FAN QI ZHANG
-----------------
/S/ WILLIAM O.S. BALLARD
------------------------
/S/ JOHN MCBRIDE
-------------------

                               PERFORMANCE CHARTS

           The following charts show the cumulative performance for our common stock over the last five years compared with the performance of the Nasdaq Composite and Technology Industry Group Performance Composite. The first chart assumes $100 invested as of September 3, 1996 in our common stock and in each of the named indices. The performance shown is not necessarily indicative of future performance.


                   Tengtu          Nasdaq       Industry
     Date          Return          Index         Index
------------------------------------------------------------
                    100             100           100
     6/30/1997       16             126           141
     6/30/1998        4             166           183
     6/30/1999        3             235           289
     6/30/2000       23             347           156
     6/30/2001       30             186            99
     6/30/2002       10             128            56


                   Tengtu          Change
                    Stock        from prior                 Calculated
     Date           Price          period        % chg.       Return
-------------------------------------------------------------------------
      9/3/1996          5              Base                    100
     6/30/1997       0.82         -4.18       -83.60%           16
     6/30/1998       0.19         -0.63       -76.83%            4
     6/30/1999       0.13         -0.06       -31.58%            3
     6/30/2000       1.01          0.88       676.92%           23
     6/30/2001       1.32          0.31        30.69%           30
     6/30/2002       0.45         -0.87       -65.91%           10

                   Nasdaq          Change
                  Composite      from prior                 Calculated
     Date           Index          period        % chg.       Return
-------------------------------------------------------------------------
      9/3/1996       1142              Base                    100
     6/30/1997       1442           300        26.27%          126
     6/30/1998       1895           453        31.41%          166
     6/30/1999       2686           791        41.74%          235
     6/30/2000       3967          1281        47.69%          347
     6/30/2001       2130         -1837       -46.31%          186
     6/30/2002       1463          -667       -31.31%          128

                  Industry
                    Group          Change
                 Performance     from prior                 Calculated
     Date        Technology        period        % chg.       Return
-------------------------------------------------------------------------
      9/3/1996       614              Base                    100
     6/30/1997       865           251        40.88%          141
     6/30/1998      1123           258        29.83%          183
     6/30/1999      1773           650        57.88%          289
     6/30/2000       959          -814       -45.91%          156
     6/30/2001       608          -351       -36.60%           99
     6/30/2002       343          -265       -43.59%           56


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

           The following table sets forth information furnished to us with respect to the beneficial ownership of our common shares by each Executive Officer named below, Director and by all Directors and Executive Officers as a group, each as of June 30, 2002. Unless otherwise indicated, each of the persons listed has sole voting and dispositive power with respect to the shares shown as beneficially owned.


TITLE                NAME OF                    AMOUNT AND NATURE      % OF
OF CLASS             BENEFICIAL OWNER           BENEFICIAL OWNERSHIP   CLASS
--------------       -----------------------    -------------------- --------
$.01 par             William O.S. Ballard (1)     13,245,509          24.2%
common

$.01 par             Pak Kwan Cheung (2)           4,170,750           7.6%
common

$.01 par             Jing Lian (3)                 1,170,750           2.2%
common

$.01 par             John Watt (4)                   112,000          0.20%
common

$.01 par             Michael Nikiforuk (5)            99,000          0.18%
common

$.01 par             Zhang Fan Qi (6)              2,537,714           4.6%
common

$.01 par             Yung Sang Dai                         0          0.00%
common

$.01 par             John McBride                    416,000          0.76%
common

$.01 par             Bin Huang                             0          0.00%
common

Totals                                            21,710,055          39.77%

(1) Mr. Ballard's shares are held by Orion Capital Inc., a company owned by him. Includes 70,000 shares of common stock pledged to Orion as security for a loan made by it one to a Tengtu Officer and Director. Mr. Ballard disclaims beneficial ownership as to these shares. Does not include 1,082,664 Special Warrants. On June 20, 2002, in a private placement transaction, Orion subscribed for 541,332 Units of Tengtu for a purchase price of $1.00 per Unit. Each Unit consists of two Special Warrants. Each Special Warrant is exercisable, for no additional consideration, into one share of our common stock of Tengtu and one half of one share purchase warrant at any time prior to 5:00 p.m. (Toronto time) on the date that is the earlier to occur of: (a) the fifth business day after the later of: (i) the date a receipt has been issued for the final prospectus qualifying the distribution of the common stock and share purchase warrants by the Ontario Securities Commission; and (ii) the date the Securities and Exchange Commission declares effective a registration statement on Form S-1 for the securities underlying the Special Warrants; and (b) 12 months following the closing date of the Offering.

(2) Includes 300,000 shares of common stock issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under the Company's Incentive Stock Option Plan.

(3) Includes 300,000 shares of common stock issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under the Company's Incentive Stock Option Plan.

(4) Includes 77,000 shares of common stock issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under the Company's Incentive Stock Option Plan.

(5) Includes 77,000 shares of common stock issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under the Company's Incentive Stock Option Plan, but excludes 350,000 shares transferred to a trust administered by a third party and in which he disclaims any beneficial interest.

(6) Includes 500,000 shares of common stock issuable upon exercise of warrants acquired in a financing which closed in July, 2002.

           The following table shows certain information with respect to all persons who are not Executive Officers, Directors or nominees, known by us to beneficially own more than five percent of our outstanding common stock as of June 30, 2002.
                                                      AMOUNT AND
TITLE                NAME OF                           NATURE          % OF
OF CLASS         BENEFICIAL OWNER                      BENEFICIAL       CLASS
                                                       OWNERSHIP
------------     -----------------------------        ------------    ----------
$.01 par         Orion Capital Inc. (1)                13,245,509       24.2%
 common          Sherway Executive Center
                 310 North Queen Street
                 Suite 103N
                 Etobicoke, Ontario
                 M9C 5K4 Canada


(1) Includes 70,000 shares owned by an Officer and Director, which are pledged as collateral for a mortgage Orion has on a residence recently purchased by him. Orion has disclaimed any beneficial interest in those shares.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

           Our operations, and the collection of our receivables, is carried out by our joint venture partner, Tengtu China. Zhang Fan Qi, one of our Directors, is the principal owner of Tengtu China. As of March 31, 2002, Tengtu United had a receivable balance of approximately $ 11,263,082.

           During fiscal 2001, 2000 and 1999, respectively, we incurred consulting and related expenses of approximately $829,800, $1,493,000 and $777,000 from our Officers and Directors or our subsidiaries or companies controlled by these officers and directors.

           On October 6, 2000, Iconix International, Inc. (which was 32% owned by us) was sold for $7,000,000 (Canadian). Barry Clark, who was our President until March 2000, and a Director until November 27, 2001, and who was the President of Iconix, and former employees of Iconix, owned approximately 8% of the stock in the acquiring company. We were to receive a cash distribution of approximately $580,000 from the proceeds of the sale of the assets; to date we have received $219,488 of these proceeds. Collection of the balance is doubtful due to financial difficulties experienced by the purchaser of the assets.

           We have entered into consulting agreements to secure the services of certain of our Officers and Directors. See "DIRECTORS AND EXECUTIVE OFFICERS - EMPLOYMENT OR CONSULTING CONTRACTS WITH EXECUTIVE OFFICERS AND DIRECTORS".

           On June 6, 2002, we closed a loan agreement with Quest Ventures, Ltd. for a $4,000,000 loan. Pursuant to the terms of the loan agreement, we issued a $4,000,000 promissory note to Quest due November 30, 2000 with an interest rate of 12%. The note is secured by a general security agreement, pursuant to which Tengtu International Corp. gave Quest a security interest in all of its assets. The note is also secured by 10,015,812 shares of our common stock pledged by Orion Capital Incorporated, a guarantee from Orion limited to the pledged stock and a personal guarantee from William O.S. Ballard as to $2,500,000. Orion is an Ontario company owned by Mr. Ballard, our consultant and Chairman of our Board of Directors. Neither Mr. Ballard, nor Orion, received any consideration for their pledge of common stock or guarantees.

           The Quest loan was, in part, a bridge loan until the closing of a private placement on June 20, 2002. Pursuant to the terms of the loan agreement and note, the $2,500,000 personally guaranteed by Mr. Ballard was repaid to Quest by July 5, 2002 extinguishing the personal guarantee. $2,250,800 of the $2,500,000 repaid to Quest was raised in our private placement of Special Warrants which closed on June 20, 2002. The principal balance of $1,500,000 remains outstanding on the Quest loan.

           The Quest loan proceeds were used to fund CBERC start-up and portal building and development costs.

           Between June and August 9, 2002, Mr. Ballard has advanced approximately $530,000 to us for working capital and general corporate purposes. We plan to issue Mr. Ballard a promissory note, convertible into our common stock, in the amount of the advances.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

           We have agreed to indemnify the shareholders whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, Officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses of this Offering are estimated as follows:

           Attorneys Fees                                 $60,000*

           Accountants Fees                                $3,000*

           Registration Fees                              $625.34

           Blue Sky Fees (including counsel fees)         $10,000*

           Transfer Agent Fees                             $2,500*

           Printing                                        $3,000*

           Advertising                                         $0

           Other Expenses                                      $0
                                                          ----------
Total                                                     $79,125.34
                                                          ==========
* Estimated

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Pursuant to Article 8 of our By-Laws, we are authorized to indemnify and hold harmless any person who was or is a Director, consultant, Officer, incorporator, employee or agent of the Company, or such other person acting at the request of the foregoing, from and against liability incurred as a result of the fact that he or she is or was Director, consultant, Officer, incorporator, employee or agent of the Company, or such other person acting at the request of the foregoing. The permitted indemnification is to the full extent permitted by the Delaware General Corporation Law. Under the GCL, a corporation may indemnify any of the foregoing persons as long as he or she was acting, in good faith, in the best interests of the corporation, and the corporation does not have reason to believe that the actions taken were unlawful.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

           We presently do not have any Directors and Officers liability insurance.

                     RECENT SALES OF UNREGISTERED SECURITIES

           We sold the following unregistered securities in the past three years in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation S promulgated thereunder.

           On July 20, 1999, we sold 750,000 shares of our common stock to Fan Qi Zhang, one of our Directors, for $250,000 in cash. The sale was made pursuant to an exemption from registration under the Securities Act provided by Section 4(2).

           The facts relied upon for an exemption under Section 4(2) of the Securities Act are as follows:

           1. The securities were offered and sold in a private transaction without general solicitation or advertisement;

           2. Fan Qi Zhang is a sophisticated investor, and one of our Directors, who has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of this investment in the securities and protecting his interests in connection with the investment;

           3. Fan Qi Zhang had a preexisting business relationship with us and certain of its officers, directors or controlling persons of a nature and duration that enabled him to be aware of the character, business acumen and financial circumstances of such persons;

           4. Fan Qi Zhang made his own due diligence investigation and executed an investment representation letter stating that the securities were acquired with an investment intent and not with a view to their distribution or resale.

           On December 23, 1999, we received an investment of $1,500,000 in exchange for a four year Floating Convertible Debenture convertible into our common stock and a separate Warrant for the purchase of 1,500,000 shares of common stock. The purchaser of the Debenture and Warrant was Top Eagle Holdings, Ltd., a British Virgin Islands company that is wholly owned by Yugang International Limited, a Hong Kong company engaged in the trading of audio visual products and components, industrial equipment, automobile parts, agricultural products, raw materials and other products in the Central and Western parts of China.

           The Debenture is due December 17, 2003 and provides for accrual of interest beginning December 17, 2000 at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent. The Debenture was convertible into our common stock at a conversion price of $1.00 until December 17, 2001, and is convertible at $2.00 until December 17, 2002, and $4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into our common stock at the then existing market price minus twenty percent. The Warrant gives the holder the right to purchase 1,500,000 shares of our common stock at $2.00 per share until December 21, 2001 and $4.00 per share thereafter until December 17, 2002. The Warrant shall become void on December 17, 2002.

           In connection with the purchase of the Debenture and Warrant, we entered into an Investor Rights Agreement which provides the holder(s) of the Debenture, Warrant and or the shares issued upon conversion or exercise thereof, with registration and certain other rights. The sale of the Debenture and Warrant were accomplished pursuant to Rule 506 of Regulation D relying on the fact that Top Eagle meets the definition of an accredited investor.

           Effective October 1999, we entered into a consulting agreement with Comadex Industries, Ltd. to retain the services of Pak Kwan Cheung as our Chairman of the Board of Directors and Chief Executive Officer. The agreement also provided for past due compensation for past services rendered over a three year period in the amount of 3,000,000 shares of our common stock. The sale of 3,000,000 shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that Pak Kwan Cheung is an accredited investor by virtue of his position as our Executive Officer and Director.

           On April 1, 2000, we issued 27,000 shares to Gregory Mavroudis pursuant to a consulting contract dated April 1, 2000, which shares were accrued as an expense at the cost of $24,200. The issuance of the shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption were that Gregory Mavroudis was an accredited investor.

           On November 17, 2000, we entered into a Loan Agreement, subsequently amended on December 21, 2000, with Orion Capital Incorporated under which Orion Capital Incorporated loaned us $1,000,000 until December 31, 2001, with an interest rate of 10%. In connection with the loan, we granted Orion a warrant to purchase 670,000 shares of our common stock with an exercise price of $.30. The issuance of the warrants was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption were that Orion was an accredited investor.

           Pursuant to a December 2000 contract with Orion Capital Incorporated, William O.S. Ballard is to provide consulting services to us for a 24 month period that commenced in December 2000. As compensation for the services, we agreed to issue Orion 20,834 shares of our common stock each month. The issuance of the shares is accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption are that Mr. Ballard and Orion are accredited investors.

           On March 2, 2001, we entered into a loan agreement with Orion pursuant to which Orion loaned $1,000,000 to us in exchange for a 15 month, 10% convertible promissory note. The note was convertible into common stock at the rate of $.30 per share, or an aggregate of 3,333,333 shares. The issuance of the convertible note was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption were that Orion was an accredited investor.

           In April 2001, in exchange for documented advances of funds of not less than $107,671 from William O.S. Ballard to us, or for our benefit, between October 1, 2000 and April 1, 2001, we agreed to issue 333,333 shares of common stock at Mr. Ballard's direction to Orion. The issuance of the shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption were that Mr. Ballard and Orion were accredited investors.

           On June 14, 2001, we closed the sale of 13,260,669 shares of common stock in a private placement to certain qualified investors for an aggregate purchase price of $3,978,200. The issuance of the private placement shares was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption were that each of the private placement investors were non-U.S. persons as defined under the Securities Act.

           Concurrently with the closing of the private placement, the above loans from Orion were converted into an aggregate of 6,682,479 shares of our common stock and all warrants issued or issuable in connection with the loans were cancelled. In addition, $56,515.17 in interest on the loans was converted, at Orion's option under the loan agreements, into 188,384 shares of our common stock in lieu of the cash payment of interest to Orion. The issuance of the shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption were that Orion was an accredited investor.

           Pursuant to a contract with Simon Hui, our former Controller, Mr. Hui was issued 491,033 shares of our common stock on June 17, 2001. The sale was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption were that Simon Hui was an accredited investor by virtue of his position as our executive officer.

           On August 10, 2001, we closed the sale of 502,601 shares of common stock to investors who participated in our private placement which closed on June 14, 2001 for $618,200. The additional investors executed Extension Agreements granting registration rights for the new shares consistent with the registration rights granted for the private placement shares. The issuance of the additional private placement shares was accomplished in reliance upon Regulation S promulgated under the Securities Act. The facts relied upon for the exemption are that each of the private placement investors were non-U.S. persons as defined under the Securities Act.

           On August 2, 2001, we closed the sale of 1,219,512 shares of common stock to Bestler International Limited for the benefit of an accredited investor, for $1,500,000. Bestler International Limited was granted registration rights in connection with the investment. The issuance of the shares to Bestler International Limited was accomplished in reliance upon Regulation S promulgated under the Securities Act. The facts relied upon for the exemption were that the beneficial owner was a non-U.S. person as defined under the Securities Act.

           On October 31, 2001, we closed the sale of 1,300,000 shares of common stock to Orion Capital Incorporated for $1,300,000. The sale included 216,667 attached warrants to purchase common stock for $1.20 per share. Orion was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Orion is a non-U.S. person.

           On November 15, 2001, we closed the sale of 700,000 shares of common stock to Orion Capital Incorporated for $700,000. The sale included 116,667 attached warrants to purchase the common stock for $1.20 per share. Orion was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act of 1933. The facts relied upon for the exemption are that Orion is a non-U.S. person as defined under Regulation S.

           Orion is a Canadian corporation that is wholly owned by the Chairman of our Board of Directors, William O.S. Ballard.

           On November 1, 2001, we closed the sale of 2,500,000 shares of common stock to Shen AnXin for $2,500,000. The sale included 416,667 attached warrants to purchase the common stock for $1.20 per share. Mr. AnXin was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Mr. AnXin is a non-U.S. person as defined under Regulation S.

           On November 19, 2001, we closed the sale of 500,000 shares of common stock to Shen AnXin for $500,000. The sale included 83,333 attached warrants to purchase common stock for $1.20 per share. Mr. AnXin was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Mr. AnXin is a non-U.S. person as defined under Regulation S.

           On November 2, 2001, we closed the sale of 300,000 shares of common stock to Sixela Investments, Ltd. for $300,000. The sale included 50,000 attached warrants to purchase the common stock for $1.20 per share. Sixela was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Sixela is a non-U.S. person as defined under Regulation S.

           On November 15, 2001, we closed the sale of 500,000 shares of common stock to EnterVest Portfolios International, Inc. for $500,000. The sale included 83,333 attached warrants to purchase common stock for $1.20 per share. EnterVest was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that EnterVest is a non-U.S. person as defined under Regulation S.

           Pursuant to a May 15, 2002 agreement, we issued 203,011 shares of our common stock to Ng Sau Hang in connection with the winding down of the business of our majority owned subsidiary, Edsoft Platforms. Ms. Hang was granted registration rights with respect to the common stock. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Ms. Hang is a non-U.S. person as defined under Regulation S.

           Pursuant to a May 15, 2002 stock purchase agreement, we sold 200,000 shares of common stock to Ng Sau Hang for $100,000. The sale included 100,000 attached warrants to purchase common stock for $.75 per share. Ms. Hang was granted registration rights with respect to the common stock and the common stock into which the warrants are exercisable. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Ms. Hang is a non-U.S. person as defined under Regulation S.

           Pursuant to a settlement agreement with Gregory Mavroudis and 1334945 Ontario Limited, entered into on May 22, 2002, we issued 250,000 shares of common stock to 1334945 Ontario Limited. 1334945 Ontario Limited was granted registration rights with respect to the common stock. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that 1334945 Ontario Limited is a non-U.S. person as defined under Regulation S. Mr. Mavroudis had been a consultant to us pursuant to an agreement with his company, 1334945 Ontario Limited.

           In connection with a bridge loan to us by Quest Ventures, Ltd. that closed on June 6, 2002, we issued 375,000 shares of our common stock to Quest. Quest was granted registration rights with respect to the common stock. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Quest is a non-U.S. person as defined under Regulation S.

           On June 20, 2002, we sold 5,982,664 Special Warrants to non-U.S. investors in a private placement for $2,991,332. The special warrants entitle the holders to acquire, for no additional consideration, up to 6,580,930 shares of our common stock and warrants to acquire an additional 2,991,332 shares of our common stock.

              The Special Warrants were issued on June 20, 2002 in a private placement transaction pursuant to an agency agreement between us and Dundee Securities Corporation. In the private placement transaction, we issued an aggregate of 2,991,332 Units consisting of two Special Warrants at a price of $1.00 per Unit for gross proceeds of $2,991,332. Each outstanding special warrant entitles the holder to receive, without the payment of additional consideration, one share of our common stock and one-half of one share warrant. Each whole share warrant entitles the holder thereof to purchase one additional share of our common stock at a price of $.75. The share warrants are not included in this prospectus.

              Each Special Warrant may be converted into one share of common stock and one-half of one share warrant at any time prior to 5:00 p.m. (Toronto time) on the date that is the earlier to occur of: (a) the fifth business day after the later of: (i) the date a receipt has been issued for the final prospectus qualifying the distribution of the common stock and share warrants by the Ontario Securities Commission; and (ii) the date the SEC declares effective a registration statement on form S-1 for the common stock; and (b) June 20, 2003. In the event that the Special Warrants are not converted prior to the above dates, they will be deemed converted without any further action taken by the holders.

           The issuance of the Special Warrants was conducted pursuant to Regulation S under the Securities Act. Each of the Special Warrant purchasers is a non-U.S. person as defined under Regulation S.

           In the event that our registration statement filed with the SEC is not declared effective, and we have not received a final receipt from the Ontario Securities Commission by November 18, 2002, the conversion rate for each Special Warrant shall increase such that each Special Warrant will convert into
1.1 shares of common stock and .55 share warrants in lieu of one share of common stock and one-half of a share warrants.

           In the Special Warrant transaction, we paid the agent a cash commission of $199,200 and reimbursed the agent's expenses.

           6,580,930 shares of common stock reserved for issuance upon conversion of the Special Warrants is being registered pursuant to the registration statement of which this prospectus is a part.

           Pursuant to a July 30, 2002 amended stock purchase agreement, we sold 1,000,000 shares of common stock and 500,000 warrants to FanQi Zhang. Mr. Zhang was granted registration rights with respect to the common stock and the common stock into which the warrants are exercisable. The warrants are exercisable until a date that is one year after a registration statement is declared effective including the shares of common stock into which the warrants are exercisable. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Mr. Zhang is a non-U.S. person as defined under Regulation S.

           Mr. Zhang is a member of our Board of Directors and is the Chief Executive Officer and principal owner of our joint venture partner, Tengtu China.

           Pursuant to an exercise of stock options by a consulting company owned by our former President, in May, 2002, we issued 50,000 shares of Common Stock to B.D. Clark & Associates in reliance on an exemption from registration provided by Section 4(2) of the Securities Act. The basis for the exemption is that B.D. Clark & Associates is a sophisticated investor familiar with our operations after having provided consulting services to us for several years.

                   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Index of Exhibits required by Item 601 of regulation S-K:

3.1 Articles of Incorporation (filed as part of the Company's Form 10 filed on May 25, 2000 and incorporated herein by reference);

3.2 By-Laws (filed as part of the Company's Form 10 filed on May 25, 2000 and incorporated herein by reference);

4.1 Stock Purchase Agreement for Purchasers in private placements in October and November, 2001;

4.2 Amended Warrants issued to investors in private placements in October and November, 2001;

4.3 Special Warrant issued to investors in a private placement which closed June 20, 2002;

5.1 Opinion re: Legality of the securities being registered;

10.1 English Translation of Agreement between National Center for Audio Visual Education and Tengtu Culture and Education Electronics Development Co., Ltd. Dated September 20, 2000 - referred to as "Operation Morning Sun" (filed as part of the Company's Form 10-Q filed on November 14, 2000 and incorporated herein by reference);



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10.2 English Translation of Cooperation Agreement among the Chinese National
Center for Audio/Visual Education of the Ministry of Education, Tengtu China and Legend Group (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

10.3 English Translation of Qwai Zhou Normal University Attached High School Thousand Mega Campus Network System Agreement with Tengtu China and Qwai Zhou Qin Hwa Yuen Information Technology Development Co., Ltd. dated July 28, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

10.4 English Translation of Zhong Yau Normal College Campus Network Contract with Tengtu China dated September 10, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

10.5 English Translation of Inner Mongolia 1st High School Campus Network Contract with Tengtu China dated August 25, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

10.6 English Translation of Equipment Lease contract between TIC Beijing Digital Pictures Co., Ltd and Beijing Hwa Yue Advertisement Co., Ltd. dated August 8, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

10.7 1999 Non-Qualified Stock Option Incentive Plan (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

10.8 English Translation of Microsoft Cooperation Agreement(filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

10.10 Tengtu United Joint Venture Agreement and the amendment thereto (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

10.11 Employment agreement between Tengtu and Jing Lian (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

10.12 Consulting agreement between Comadex Industries, Ltd. and Tengtu (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

10.13 Top Eagle Holdings, Ltd. Convertible Debenture and Warrant Purchase Agreement (filed as part of our Form 8-K dated December 23, 1999 and incorporated herein by reference);

10.14 Top Eagle Holdings, Ltd. Investor Rights Agreement (filed as part of our Form 8-K dated December 23, 1999 and incorporated herein by reference);

10.15 Top Eagle Holdings, Ltd. Convertible Debenture (filed as part of our Form 8-K dated December 23, 1999 and incorporated herein by reference);



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10.16 Top Eagle Holdings, Ltd. Common Stock Warrant (filed as part of our Form
8-K dated December 23, 1999 and Incorporated herein by reference);

10.17 English translation of February 13, 2001 Cooperation Agreement between National Center for Audio/Visual Education and Tengtu Culture and Education Electronics Development Co., Ltd. on Carrying out "Operation Morning Sun - Phase II" (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

10.18 January 17, 2001 Letter of Agreement between Tengtu International Corp. and the Centre for Education and Training (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

10.19 English translations of April 9, 2001 Cooperation Agreement on Establishment of "Morning Sun Resources Center under National Center for Audio/Visual Education of Ministry of Education" and supplemental memorandum between Tengtu China and the Company (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

10.20 English translation of Extension to Operation Morning Sun (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

10.21 Additional Supplemental Agreement between Tengtu China and the Company dated April 25, 2001 (filed as part of our Form S-1/A filed on August 7, 2001 and incorporated herein by reference);

10.22 ShanDong Province Cooperation Agreement dated August 17, 2001 (English translation) (filed as part of our Form 10-K on September 28, 2001 and incorporated herein by reference);

10.23 Tengtu International Corp. Investment Agreement with Swartz Private Equity, L.L.C. dated October 25, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

10.24 December 21, 2001 Agreement between Tengtu International Corp. and Lifelong.com, Inc. (filed as part of our Form 10-Q filed on May 20, 2002 and incorporated herein by reference);

10.25 English Translation of Cooperation Agreement effective September 1, 2001 between the Ministry of Education of the ShanDong Province and Beijing Tengtu Tian Di Network Co., Ltd. (filed as part of our Form 10-Q filed on May 20, 2002 and incorporated herein by reference);



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10.26 English Translation of September 18, 2001 Memorandum of Cooperation,
Establishment of Shaanxi Provincial Education Resources Center by and among Li Gen Juan, Director of Shaanxi Provincial Center for Audio/Visual Education, Suan Pai Yau, Tin Pang and Wu Oi Juan, Deputy Directors of Shaanxi Provincial Center for Audio/Visual Education, and Lin Xiao Feng, President of Tengtu Culture & Education Electronics Development Co., Ltd. (filed as part of our Form 10-Q filed on February 19, 2002 and incorporated herein by reference);

10.27 English Translation of Cooperation Agreement between the Center for Audio/Visual Education, Department of Education, Fujian Province and Tengtu TianDi Network Co., Ltd. (filed as part of our Form 10-Q filed on May 20, 2002 and incorporated herein by reference);

10.28 Loan Agreement among Tengtu International Corp., Orion Capital Incorporated and Quest Ventures, Ltd.

10.29 July 22, 2002 Supplemental Agreement between Tengtu International Corp. and Lifelong.com, Inc.

10.30 English Translation of July 22, 2002 Cooperation Agreement between the National Center for Audio and Visual Education and Beijing Jiade Tengtu Science and Technology Group Companies.

10.31 English translation of December 18, 2002 Framework Agreement between Shaanxi Provincial Center for Audio Visual Education and Beijing Tengtu TianDi Network Co., Ltd.

10.32 Amended understanding between Tengtu China and Tengtu Inernational Corp. Governing Activities in China Relating to Operation Morning Sun National Center For Audio/Visual Education and the Ministry of Education, dated as of April 25, 2001.

11.1 Statement re: Computation of Per Share Earnings;

12.1 Statement re: Computation of Ratios;

21.1 List of Subsidiaries;

23.1 Consent of counsel to the use of the opinion annexed at Exhibit (5.1) is contained in the opinion annexed at Exhibit 5.1;

23.2 Consent of accountants for use of their report;

Index to Financial Statements:

Independent Auditor's Report                                                 F-1

Consolidated Balance Sheets at June 30, 2001 and 2000                        F-2

Consolidated Statements of Operation for the years ended June 30,
2001, 2000 and 1999                                                          F-3

Consolidated Statements of Stockholders' Deficit for the years
ended June 30, 2001, 2000 and 1999                                           F-4

Consolidated Statements of Cash Flows for the years ended
June 30, 2001, 2000 and 1999                                                 F-5

Notes to Consolidated Financial Statements                           F-6 to F-23

Unaudited Consolidated Balance Sheets at
March 31, 2002 and June 30, 2001                                            F-24

Unaudited Consolidated Statements of Operations
for the nine  months ended
March 31, 2002 and March 31, 2001                                           F-25

Unaudited Consolidated Statements of Operations
for the three  months ended
March 31, 2002 and March 31, 2001                                           F-26

Unaudited Consolidated Statements of Cash Flows for
the nine months ended March 31, 2002 and
March 31, 2001                                                              F-27

Notes to Unaudited Consolidated Financial Statements                F-28 to F-32



                                  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

           ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Totonto, Ontario, Canada, on August 9, 2002.


TENGTU INTERNATIONAL CORP.

                               By: /S/ John D. Watt

                               --------------------
                               John D. Watt
                               President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been filed by the following persons in the capacities and on the dates indicated.


/S/ PENG LIN
---------------------------------              August 14, 2002
Peng Lin
Chief Financial Officer


/S/ MICHAEL NIKIFORUK
---------------------------------              August 9, 2002
Michael Nikiforuk
Director


/S/ JING LIAN
---------------------------------              August 9, 2002
Jing Lian
Vice President and Director


/S/ ZHANG FAN QI
---------------------------------             August 9, 2002
Zhang Fan Qi
Director


/S/ WILLIAM O.S. BALLARD
---------------------------------              August 9, 2002
William O.S. Ballard
Director


/S/ JOHN McBRIDE
---------------------------------              August 12, 2002
John McBride
Director


/S/ BIN HUANG
---------------------------------              August 14, 2002
Ben Huang
Director


/S/ YUNG SANG DAI
---------------------------------              August 14, 2002
Yung Sang  Dai
Director


/S/ JOHN D. WATT
--------------------------------              August 9, 2002
John D. Watt
Director





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